                                      Filed Pursuant to Rule 424(b)(3) under the
                                           Securities Act of 1933 (No. 33-36463)



                                MAIL BOXES ETC.
                          6060 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3795
                                OCTOBER 20, 1997


TO THE SHAREHOLDERS OF MAIL BOXES ETC.:


    You are cordially invited to attend a Special Meeting of Shareholders of Mail Boxes Etc. (the "Company" or "MBE") on Thursday, November 20, 1997, at 9:00 a.m., Pacific Standard Time, at the Company's offices at 6060 Cornerstone Court West, San Diego, California 92121 (together with any adjournment or postponement thereof, the "Special Meeting").



    As described in the enclosed Proxy Statement/Prospectus, at the Special Meeting you will be asked to consider and vote upon a proposal to approve the principal terms of the merger of a newly created, wholly owned subsidiary of U.S. Office Products Company ("USOP") with and into MBE (the "Merger") as provided in the Agreement and Plan of Merger, dated as of May 22, 1997, as amended as of October 9, 1997 (the "Merger Agreement"). Upon completion of the Merger, MBE will become a wholly owned subsidiary of USOP. Under the original terms of the Merger Agreement, each outstanding share of common stock of MBE was to be converted into one share of common stock of USOP, subject to certain conditions and adjustments as set forth in the Merger Agreement. On October 7, 1997, USOP announced a three-for-two stock split in the form of a stock dividend (the "stock split") payable on November 6, 1997, to record holders as of October 23, 1997. To give effect to the stock split, USOP and MBE amended the Merger Agreement as of October 9, 1997 so that each outstanding share of common stock of MBE will be converted into 1.5 shares of common stock of USOP, subject to certain conditions and adjustments as set forth in the Merger Agreement. The Merger Agreement and the proposed Merger are discussed in more detail in the accompanying Proxy Statement/Prospectus and its appendices (the "Proxy Statement/ Prospectus").


    In light of the proposed Merger, the Company has not scheduled and, if the Merger is approved by shareholders and consummated, does not anticipate holding, its Annual Meeting of Shareholders.

    A summary of certain provisions of Chapter 13 of the California General Corporation Law pertaining to the rights of dissenting shareholders in connection with the proposed Merger is included in the Proxy
Statement/Prospectus in the section entitled "The Merger--Dissenters' Rights of Appraisal." The complete text of Chapter 13 of the California General Corporation Law is included as Appendix III to the Proxy Statement/Prospectus.


    The Merger is intended to be a tax-free reorganization for federal income tax purposes. See "The Merger--Federal Income Tax Consequences" in the accompanying Proxy Statement/Prospectus.


    IN UNANIMOUSLY APPROVING THE MERGER AGREEMENT, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MBE AND ALL OF ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF MBE VOTE TO APPROVE THE PRINCIPAL TERMS OF THE MERGER AND THE TRANSACTIONS IT CONTEMPLATES.

    The Merger Agreement and financial and other information concerning the businesses of MBE and USOP are included in the Proxy Statement/Prospectus and other documents filed by MBE and USOP with the Securities and Exchange Commission. Please review the Proxy Statement/Prospectus carefully.

    The affirmative vote of the holders of a majority of the outstanding shares of MBE common stock is required to approve the principal terms of the Merger. Therefore, failure to return the proxy card will have the same effect as a vote against the Merger. Accordingly, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed return envelope, whether or not you plan to attend the Special Meeting. Your vote is important.

                                        Sincerely,

                                                      [LOGO]

                                        Anthony W. DeSio

                                        VICE CHAIRMAN OF THE BOARD AND CHIEF
                                        EXECUTIVE OFFICER

                                MAIL BOXES ETC.
                          6060 CORNERSTONE COURT WEST
                        SAN DIEGO, CALIFORNIA 92121-3795


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1997


TO THE SHAREHOLDERS OF MAIL BOXES ETC.:


    A Special Meeting of Shareholders of Mail Boxes Etc. (the "Company" or "MBE") will be held at the Company's offices at 6060 Cornerstone Court West, San Diego, California 92121 on Thursday, November 20, 1997, at 9:00 a.m., Pacific Standard Time (together with any adjournment or postponement thereof, the "Special Meeting"), for the following purposes:



1. To consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated May 22, 1997 as amended as of October 9, 1997 (the "Merger Agreement"), relating to the merger of a wholly owned subsidiary of U.S. Office Products Company ("USOP") with and into MBE. Under the original terms of the Merger Agreement, the outstanding shares of common stock, no par value per share, of MBE, were to be converted into shares of common stock, $.001 par value per share, of USOP, subject to certain conditions and adjustments as set forth in the Merger Agreement. On October 7, 1997, USOP announced a three-for-two stock split in the form of a stock dividend (the "stock split") payable on November 6, 1997 to record holders as of October 23, 1997. To give effect to the stock split, USOP and MBE amended the Merger Agreement as of October 9, 1997, as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Appendix I to the Proxy Statement/Prospectus; and


2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


    Only shareholders of record at the close of business on September 30, 1997 are entitled to notice of and to vote at the Special Meeting.


                                          By Order of the MBE Board of
                                          Directors,

                                                      [LOGO]

                                          Bruce M. Rosenberg

                                          Vice President, General Counsel and
                                          Secretary


San Diego, California
October 20, 1997


    IT IS DESIRABLE THAT AS MANY SHAREHOLDERS AS POSSIBLE BE REPRESENTED AT THE SPECIAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD. YOU MAY REVOKE OR CHANGE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN ENVELOPE IS ENCLOSED FOR YOUR USE AND NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE RESPOND AS SOON AS POSSIBLE.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                                MAIL BOXES ETC.
                                PROXY STATEMENT
                            ------------------------


                          U.S. OFFICE PRODUCTS COMPANY
                                   PROSPECTUS
                    UP TO 19,530,457 SHARES OF COMMON STOCK



    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Mail Boxes Etc., a California corporation (the "Company" or "MBE"), and Santa Fe Acquisition Corp. ("Sub"), a newly created, wholly owned subsidiary of U.S. Office Products Company, a Delaware corporation ("USOP" or "U.S. Office Products"), pursuant to an Agreement and Plan of Merger, dated as of May 22, 1997 (the "Merger Agreement"), by and among USOP, Sub and the Company. As of October 9, 1997, USOP, MBE and Sub amended the Merger Agreement (the amended Merger Agreement is hereafter referred to as the "Merger Agreement"). On October 7, 1997, USOP announced a three-for-two stock split in the form of a stock dividend (the "stock split") payable on November 6, 1997 to record holders as of October 23, 1997. The October 9, 1997 amendment to the Merger Agreement included changes made to take account of the stock split. The information in this Proxy Statement/Prospectus describes the terms of the Merger on a post-stock split basis, except where otherwise indicated.



    In the Merger, USOP will exchange 1.5 shares of its common stock, par value $.001 per share ("USOP Common Stock"), for each share of the Company's common stock, no par value per share (the "MBE Common Stock" or the "Company Common Stock"), if the average of the daily closing prices (as reported on the Nasdaq National Market) of a share of USOP Common Stock during the Averaging Period (as defined below) is between $15.33 and $19.33. Prior to the declaration of the stock split and the amendment of the Merger Agreement, each share of Company Common Stock was to be exchanged for 1 share of USOP Common Stock, subject to adjustment if the Average Price of USOP Common Stock (as defined below) was less than $23.00 or more than $29.00. The revised terms--adjusting the Exchange Ratio to 1.5 shares of USOP Common Stock for each share of Company Common Stock, subject to adjustment if the Average Price of USOP Common Stock is less than $15.33 or more than $19.33--reflect the impact of the stock split and preserve the economic terms of the Merger, as originally agreed to by USOP and MBE prior to the declaration of the stock split.



    The Averaging Period is the period consisting of the 20 trading days ending either two business days before the date of the Company's special meeting (the "Special Meeting") of shareholders (if the closing of the Merger takes place within five business days of the Special Meeting) or two business days before the closing date of the Merger (if the closing takes place more than five business days after the Special Meeting). The term "Average Price of USOP Common Stock" means the average of the daily closing prices (as reported on the Nasdaq National Market) of USOP Common Stock during the Averaging Period, with the closing prices on all days prior to November 7, 1997 (the ex-dividend date) being divided by 1.5 to give effect to the stock split. Prior to November 7, 1997, the closing prices of USOP Common Stock will be reported on the Nasdaq National Market without giving effect to the stock split. To convert the daily closing prices of USOP Common Stock on all days prior to November 7, 1997 into a post-stock split equivalent price, the closing price on each such day will be divided by 1.5 and the resulting adjusted closing price will be used to determine the Average Price of USOP Common Stock.



    If the Average Price of USOP Common Stock is more than $19.33, the number of shares of USOP Common Stock for which each share of MBE Common Stock will be exchanged in the Merger (the "Exchange Ratio") will be adjusted as described below. If the Average Price of USOP Common Stock is less than $15.33, the Exchange Ratio may be adjusted as described below. Because the Averaging Period for determining the Average Price of USOP Common Stock may extend until as late as two business days before the closing of the Merger, the Exchange Ratio will not be known with certainty until as late as such time. Therefore, at the time they vote, MBE shareholders will not know the number of shares of USOP Common Stock that they will receive in the Merger. The following toll-free number is available for MBE shareholders to obtain a daily closing price for the USOP Common Stock: 800/874-1667. As described herein, the maximum value of the USOP Common Stock (based upon the Average Price of USOP

Common Stock) to be received by MBE shareholders in the Merger is capped at $29.00 per share of MBE Common Stock. However, there is no minimum value (based upon the Average Price of USOP Common Stock) for the USOP Common Stock to be received by shareholders in the Merger, and such value could be less than $23.00 per share of MBE Common Stock. See "Risk Factors--Special Considerations with Respect to the Merger--Risks Associated with Exchange Ratio," "--Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price of USOP Common Stock is Below $15.33," "The Mail Boxes Etc. Special Meeting--Matters to be Considered" and "The Merger Agreement--Conversion of Shares."



    Based upon the number of outstanding shares of USOP Common Stock and MBE Common Stock as of September 30, 1997, the record date for the Special Meeting (the "Record Date"), and assuming the Exchange Ratio is equal to 1.5, up to 18,886,582 shares of USOP Common Stock will be issued to the Company's shareholders in the Merger (assuming currently exercisable options to purchase 1,786,129 shares of MBE Common Stock are fully exercised), representing approximately 17.0% of the shares of USOP Common Stock that would be outstanding immediately following the closing of the Merger. On October 15, 1997, the last reported sale price of the MBE Common Stock on the Nasdaq National Market was $28.19 per share, and the last reported sale price of the USOP Common Stock on the Nasdaq National Market on the same day was $38.25 per share ($25.50 assuming a proportionate market adjustment to reflect the stock split).


    The Merger is subject to a number of conditions. Among these conditions are
(i) the approval of the principal terms of the Merger by the shareholders of MBE, (ii) the continuing accuracy, generally as of the closing date of the Merger, of the representations and warranties made by USOP and MBE in the Merger Agreement, (iii) the receipt of all required governmental approvals, and (iv) the receipt of certain advice regarding the tax and accounting consequences of the Merger. In addition, if holders of more than five percent of the outstanding shares of MBE Common Stock vote against approval of the principal terms of the Merger, USOP may, in its discretion, elect to terminate the Merger Agreement.


    U.S. Office Products has filed a Registration Statement on Form S-4 (such registration statement and all exhibits and amendments thereto are referred to herein as the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the issuance of up to 19,530,457 shares of USOP Common Stock, in connection with the Merger. This Proxy Statement/Prospectus also constitutes a prospectus of USOP comprising a part of the Registration Statement.


    Certain major shareholders of MBE beneficially owning, as of the Record Date, an aggregate of approximately 34% of the outstanding shares of MBE Common Stock have executed and delivered agreements and irrevocable proxies to USOP obligating these shareholders, among other things, to vote their shares of MBE Common Stock in favor of the Merger (hereinafter, the "Voting Agreements"). See "The Merger--Voting Agreements."

    All information contained in this Proxy Statement/Prospectus relating to USOP has been supplied by USOP, and all information relating to the Company has been supplied by the Company.

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY MBE SHAREHOLDERS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF THE COMPANY ON OR ABOUT OCTOBER 20, 1997. A SHAREHOLDER WHO HAS GIVEN A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION..................          1

INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE............................          1

SUMMARY................................          3
    The Companies......................          3
    The Special Meeting................          4
    The Merger.........................          5

MARKET PRICE DATA......................          9

MAIL BOXES ETC. SELECTED FINANCIAL
  DATA.................................         10

U.S. OFFICE PRODUCTS COMPANY SELECTED
  FINANCIAL DATA.......................         12

SELECTED UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION................         14

COMPARATIVE PER SHARE DATA.............         15

RISK FACTORS...........................         16
    Special Considerations with Respect
      to U.S. Office Products
      Company..........................         16
    Special Considerations with Respect
      to Mail Boxes Etc................         20
    Special Considerations with Respect
      to the Merger....................         24

THE COMPANIES..........................         27
    MBE................................         27
    USOP...............................         27
    Sub................................         28

THE MAIL BOXES ETC. SPECIAL MEETING....         29
    General............................         29
    Matters to be Considered...........         29
    Recommendation of the Board of
      Directors of Mail Boxes Etc......         29
    Record Date; Voting Rights;
      Proxies; Independent Public
      Accountants......................         29
    Personal Solicitations and Shared
      Costs............................         30

THE MERGER.............................         31
    General Description of the
      Merger...........................         31
    Stock Options......................         31
    Effective Time of the Merger.......         31
    Procedures for Exchange of
      Certificates.....................         32
    Background of the Merger...........         32
    Recommendation of the Board of
      Directors of MBE and MBE's
      Reasons for the Merger...........         34
    Opinion of Financial Advisor.......         35
    Approval of the Board of Directors
      of U.S. Office Products Company
      and U.S. Office Products' Reasons
      for the Merger...................         38
    Shares to be Voted by Directors and
      Executive Officers...............         39
    Federal Income Tax Consequences....         39
    Accounting Treatment...............         40
    Conflicts of Interest..............         40
    Voting Agreements..................         41
    Certain Other Agreements...........         42
    Federal Securities Law
      Consequences.....................         42
    Governmental and Regulatory
      Approval.........................         42
    Dissenters' Rights of Appraisal....         42
      Demand for Purchase..............         43
      Vote Against Approval of the
        Merger.........................         44
      Notice of Approval...............         44
      Submission of Stock
        Certificates...................         44
      Purchase of Dissenting Shares....         44

THE MERGER AGREEMENT...................         46
    General............................         46
    Conversion of Shares...............         46
    Stock Options......................         47
    Representations and Warranties.....         47
    Certain Covenants..................         47
    Director and Officer
      Indemnification..................         49
    Conditions.........................         49
    Termination........................         50
    Fees and Expenses..................         51
    Amendment and Waiver...............         52

U.S. OFFICE PRODUCTS COMPANY PRO FORMA
  COMBINED FINANCIAL STATEMENTS
  (UNAUDITED)..........................         53

DESCRIPTION OF U.S. OFFICE PRODUCTS
  STOCK................................         62
    General............................         62
    Common Stock.......................         62
    Preferred Stock....................         62
    Transfer Agent and Registrar.......         63

COMPARATIVE RIGHTS OF STOCKHOLDERS OF
  U.S. OFFICE PRODUCTS AND MAIL BOXES
  ETC..................................         63

SHAREHOLDER PROPOSALS..................         70

LEGAL MATTERS..........................         70

EXPERTS................................         70

APPENDICES.............................         72

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY USOP, THE COMPANY OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USOP OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

    USOP and the Company are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by USOP and the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549; at the Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549 or from the Commission's World Wide Web site at http://www.sec.gov. Shares of USOP Common Stock and MBE Common Stock are traded on the Nasdaq National Market, and reports, proxy statements and other information filed by USOP and MBE with the Commission can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, NW, Washington, DC 20006.

    USOP has filed with the Commission the Registration Statement with respect to the shares of USOP Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to USOP, USOP Common Stock and the Company, reference is hereby made to the Registration Statement (including its exhibits). Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference into this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document (if any) filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by USOP with the Commission (File No. 0-25372) are incorporated by reference into this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended April 26, 1997 filed with the Commission on July 8, 1997 and amended on August 26, 1997;

    2. Current Reports on Form 8-K dated April 26, 1997 (filed with the Commission on May 29, 1997) and July 17, 1997 (filed with the Commission on July 21, 1997);

    3. Quarterly Report on Form 10-Q for the fiscal quarter ended July 26, 1997 filed with the Commission on September 10, 1997;

    4. Historical financial statements required by Item 3-05 of Regulation S-X of Whitcoulls Group Limited as of June 30, 1996 and 1995 and for the years then ended contained in USOP's Current Report on Form 8-K dated January 29, 1997 filed with the Commission on January 30, 1997; and

    5. The description of USOP's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the U.S. Office Products Company Amendment No. 1 to the Registration Statement on Form 8-A, dated February 13, 1995, and the Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 disclosing, among other things, an amendment to the Company's Amended and Restated Certificate of Incorporation.

    The following documents filed by MBE with the Commission (File No. 0-14821) are incorporated by reference into this Proxy Statement/Prospectus:

    1. Annual Report on Form 10-K for the fiscal year ended April 30, 1997 filed with the Commission on July 9, 1997;

    2. Current Report on Form 8-K dated May 22, 1997 filed with the Commission on May 28, 1997;

    3. Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 1997 filed with the Commission on September 12, 1997; and

    4. The description of MBE's Common Stock contained in MBE's Registration Statement on Form 8-A, dated July 20, 1986.

    All documents and reports subsequently filed by USOP or the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/ Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE. IN THE CASE OF DOCUMENTS RELATING TO USOP, REQUESTS SHOULD BE DIRECTED TO U.S. OFFICE PRODUCTS COMPANY, 1025 THOMAS JEFFERSON STREET, NW, SUITE 600 EAST, WASHINGTON, DC 20007, ATTENTION: SECRETARY, PHONE NUMBER 202/339-6700. IN THE CASE OF DOCUMENTS RELATING TO MBE, REQUESTS SHOULD BE DIRECTED TO MAIL BOXES ETC., 6060 CORNERSTONE COURT WEST, SAN DIEGO, CALIFORNIA 92121, ATTENTION: SECRETARY, PHONE NUMBER 619/455-8800. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 13, 1997.

                                    SUMMARY


    THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS ABOUT THE OPPORTUNITIES RESULTING FROM THE MERGER AND THE ANALYSES USED BY MBE'S FINANCIAL ADVISORS. WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "CONTINUE," "INTEND," "WILL" AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO USOP, THE COMPANY OR THE MANAGEMENT OF USOP OR THE COMPANY ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. NEITHER THE COMPANY NOR USOP UNDERTAKES ANY OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF USOP OR THE COMPANY COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS." THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS PRO FORMA FINANCIAL INFORMATION THAT GIVES RETROACTIVE EFFECT TO CERTAIN EVENTS, INCLUDING THE MERGER. SUCH INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT WOULD HAVE BEEN ATTAINED IF THE IDENTIFIED EVENTS HAD ACTUALLY OCCURRED AT THE BEGINNING OF THE PERIODS PRESENTED OR OF THE FUTURE RESULTS OF USOP AND MBE AFTER THE MERGER. SEE "U.S. OFFICE PRODUCTS COMPANY PRO FORMA COMBINED FINANCIAL STATEMENTS."


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN.

    THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.

THE COMPANIES

    MBE

    MBE is the world's largest franchisor of business, communication and postal service centers with more than 3,300 centers operating worldwide. Currently, the Company's franchisees sell over $1.3 billion in products and services to their customer base. These products and services include packing and shipping, money transfers, photocopying, faxing, mail receiving services, office supplies and other related products and services. The franchisees also service large corporations requiring a national distribution system to dispense a variety of products and services to their customers and field-based employees and have an installed base of approximately 400,000 postal box holders at their facilities worldwide. The principal executive office of MBE is located at 6060 Cornerstone Court West, San Diego, California 92121, and its telephone number is 619/455-8800. As used in this Proxy Statement/Prospectus, each of the terms "Mail Boxes Etc.", "MBE" and "the Company" refers to Mail Boxes Etc. and its wholly owned subsidiaries unless the context requires otherwise.

    U.S. OFFICE PRODUCTS


    USOP is one of the fastest growing suppliers of a broad range of office and educational products and business services to corporate, commercial, industrial and educational customers. Since its founding in October 1994, USOP has emerged as a leading consolidator of several highly fragmented industries that serve the needs of its customers. USOP operates throughout the United States, New Zealand, Australia, Canada and the United Kingdom, selling a full range of more than 34,000 office and educational products and business services to its customers. The Company currently has over 18,000 employees. The principal executive office of USOP is located at 1025 Thomas Jefferson Street, NW, Suite 600 East, Washington, DC 20007, and its telephone number is 202/339-6700. Unless the context otherwise requires, each of the terms "U.S. Office Products" and "USOP" refers to U.S. Office Products Company, a Delaware corporation, its subsidiaries, affiliates and predecessors.

THE SPECIAL MEETING

    TIME, PLACE AND DATE


    The Special Meeting of the MBE shareholders will be held at the Company's offices at 6060 Cornerstone Court West, San Diego, California 92121 on Thursday, November 20, 1997, at 9:00 a.m., Pacific Standard Time. See "The Mail Boxes Etc. Special Meeting--General."


    PURPOSES OF THE SPECIAL MEETING

    At the Special Meeting, holders of MBE Common Stock will consider and vote upon a proposal to approve the principal terms of the Merger. Upon completion of the Merger, MBE will become a wholly owned subsidiary of USOP. Shareholders will also consider and vote upon any other matter that may properly come before the Special Meeting. See "The Mail Boxes Etc. Special Meeting--Matters to be Considered."

    VOTE REQUIRED; RECORD DATE

    The approval of the principal terms of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of MBE Common Stock entitled to vote on such matter. Only holders of MBE Common Stock as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. See "The Mail Boxes Etc. Special Meeting."

    RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    The Board of Directors of the Company (the "Company Board") believes that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders. By a unanimous vote of the Company Board at a meeting held on May 21, 1997, the Company Board approved the Merger Agreement and recommends a vote FOR approval of the principal terms of the Merger.

    SECURITY OWNERSHIP OF MANAGEMENT


    As of the Record Date, directors and executive officers of MBE were beneficial owners of approximately 19% of the outstanding shares of MBE Common Stock. As of the Record Date, directors and executive officers of USOP and their affiliates were not beneficial owners of any of the outstanding shares of MBE Common Stock.


    THE VOTING AGREEMENTS

    Certain major shareholders of MBE beneficially owning, as of the Record Date, an aggregate of approximately 34% of the outstanding shares of MBE Common Stock have executed and delivered the Voting Agreements to USOP obligating these shareholders, among other things, to vote their shares of MBE Common Stock in favor of the Merger. These agreements terminate if the Merger Agreement is terminated. See "The Merger--Conflicts of Interest" and "--Voting Agreements."

    OPINION OF MBE'S FINANCIAL ADVISOR

    MBE retained ABN AMRO Chicago Corporation ("AACC") to act as its financial advisor in connection with a possible transaction to enhance shareholder value. As part of this engagement, MBE requested that AACC render its opinion as to the fairness to MBE's shareholders of the Exchange Ratio to be received in the Merger.

    As part of its evaluation of the proposed terms of the Merger, AACC rendered an opinion that, as of May 22, 1997, and subject to certain assumptions, factors and limitations set forth in its written opinion as described below, the Exchange Ratio to be received by MBE shareholders is fair to such shareholders from a financial point of view. AACC thereafter confirmed as of the date of this Proxy Statement/Prospectus its May 22, 1997 opinion. See "The Merger--Opinion of Financial Advisor."



    THE FULL TEXT OF THE WRITTEN OPINION OF AACC, DATED MAY 22, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY. AACC'S OPINION DOES NOT REFLECT THE STOCK SPLIT ANNOUNCED BY USOP ON OCTOBER 7, 1997. AACC'S OPINION WAS PREPARED FOR THE COMPANY BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF MBE COMMON STOCK FROM A FINANCIAL POINT OF VIEW. THE AACC OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER AND DOES NOT CONSTITUTE AN OPINION AS TO WHAT THE VALUE OF USOP COMMON STOCK ACTUALLY WILL BE WHEN ISSUED TO MBE SHAREHOLDERS IN THE MERGER. THE SUMMARY OF THE OPINION OF AACC SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


THE MERGER

    GENERAL

    The Merger Agreement contemplates the merger of Sub, a wholly owned and newly created subsidiary of USOP, with and into the Company whereby the Company will survive the Merger. Once the Merger is completed, the Company will become a wholly owned subsidiary of USOP.


    Under the terms of the Merger Agreement, USOP will exchange 1.5 shares of USOP Common Stock for each share of MBE Common Stock in the Merger if the Average Price of USOP Common Stock is between $15.33 and $19.33. If the Average Price of USOP Common Stock is more than $19.33, the Company's shareholders will receive for each share of MBE Common Stock that number of shares of USOP Common Stock equal to 1.5 times the quotient of $19.33 divided by the Average Price of USOP Common Stock. If the Average Price of USOP Common Stock is less than $15.33 and if MBE elects to terminate the Merger Agreement, USOP has the option, but not the obligation, to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock. If USOP adjusts the Exchange Ratio as described, MBE must accept the adjustment and, assuming all other conditions are satisfied or waived, proceed with the Merger. If the Average Price of USOP Common Stock is less than $15.33 and MBE does not elect to terminate the Merger Agreement, the Exchange Ratio will not change. Shareholders should note that, under the terms of the Merger Agreement, the maximum value (based on the Average Price of USOP Common Stock) of the USOP Common Stock to be received by MBE shareholders in the Merger is capped at $29.00 per share of MBE Common Stock, while there is no minimum value of such USOP Common Stock to be received in the Merger. Because the Averaging Period for determining the Average Price of USOP Common Stock may extend until as late as two business days before the closing of the Merger, the Exchange Ratio will not be known with certainty until as late as such time. Therefore, at the time they vote, MBE shareholders will not know the number of shares of USOP Common Stock that they will receive in the Merger. The following toll-free number is available for MBE shareholders to obtain a daily closing price for the USOP Common Stock: 800/874-1667. See "Risk Factors--Special Considerations with Respect to the Merger--Risks Associated with Exchange Ratio," "--Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price of USOP Common Stock is Below $15.33" and "The Mail Boxes Etc. Special Meeting--Matters to be Considered." Each of the shareholders of MBE Common Stock who would be entitled to receive a fractional share of USOP Common Stock upon surrender of such shareholder's shares of MBE Common Stock will receive, in lieu thereof, cash in an amount equal to the value of such fractional share. See "The Merger Agreement--General" and "--Conversion of Shares."


    The Merger will become effective on the date when the parties file with the California Secretary of State all of the documents required to be filed by the California General Corporation Law (the "CGCL") (such documents, the "Merger Documents"), or at such other time as Sub and MBE agree should be specified in the Merger Documents (the date and time of such filing, or such later date or time as may be set forth in the filing, will be referred to as the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is currently anticipated that the Effective Time will occur as soon as practicable following the MBE Special Meeting.

    CONFLICTS OF INTEREST

    In considering the recommendation of the Company Board with respect to the Merger, shareholders should be aware that certain members of the Company's management and the Company Board have interests in the Merger that are in addition to their interests in the Merger as shareholders of the Company generally. These interests arise from, among other things, certain employee benefit plans, indemnification arrangements and other matters that USOP will assume or has agreed to provide after the Merger. See "The Merger--Conflicts of Interest."

    GOVERNMENTAL AND REGULATORY APPROVAL

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. USOP and MBE filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 20, 1997. The FTC and the Antitrust Division granted early termination of the HSR Act waiting period on July 3, 1997. Thus, the waiting period requirements of the HSR Act have been satisfied. Nevertheless, at any time before or after consummation of the Merger, the FTC, the Antitrust Division or state attorneys' general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on the information available to them, USOP and MBE believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the completion of the Merger on antitrust grounds will not be made or that, if such challenge were made, USOP and MBE would prevail or would not be required to accept certain conditions, including the divestitures of certain assets, in order to complete the Merger.

    ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this method of accounting, following completion of the Merger, the financial conditions, results of operations and cash flows of USOP and MBE will be reflected for accounting purposes as if MBE had always been a wholly owned subsidiary of USOP. USOP has been advised by its independent accountants that they believe the Merger will qualify as a pooling-of-interests under generally accepted accounting principles. MBE has been advised by its independent accountants that MBE meets the criteria for a pooling-of-interests. USOP's obligation to complete the Merger is conditioned on, among other things,
(i) the receipt by USOP and MBE, at the Effective Time, of written confirmation from their respective independent accountants of the advice described above, and
(ii) no events having occurred which would establish with reasonable certainty that the Merger could not be treated as a pooling-of-interests.

    FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization in which no gain or loss will be recognized by USOP or MBE and no gain or loss will be recognized by MBE shareholders, except with respect to cash received in lieu of fractional shares. MBE has received an opinion of its counsel, O'Melveny & Myers LLP, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a summary of the substance of such opinion, see "The Merger--Federal Income Tax Consequences."

    CONDITIONS TO THE MERGER

    The obligations of USOP and MBE to consummate the Merger are subject to various conditions. Among these conditions are (i) the approval of the principal terms of the Merger by the shareholders of MBE, (ii) the continuing accuracy, generally as of the closing date of the Merger, of the representations and warranties made by USOP and MBE in the Merger Agreement, (iii) the receipt of all required governmental approvals, and (iv) confirmation of the accountants' advice and receipt of the tax opinion described above. See "The Merger Agreement--Conditions."

    TERMINATION


    The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of USOP and MBE; (b) by MBE or USOP if the Merger has not occurred by November 30, 1997 (unless the failure to consummate the Merger is the result of a breach of a covenant or a willful and material breach of any representation or warranty set forth in the Merger Agreement by the party seeking to terminate the Merger Agreement); (c) if the Average Price of USOP Common Stock is less than $15.33 and USOP determines not to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock after receipt of MBE's notice that it intends to terminate the Merger Agreement; or (d) upon the occurrence of certain other events described below. See "The Merger Agreement--Termination."


    If the Merger Agreement is terminated pursuant to specified termination provisions in the Merger Agreement, MBE will be required to pay a cash termination fee and certain other cash amounts to USOP. Such cash termination fee and other cash amounts will be at least equal to $4,623,262 and may be significantly higher under certain circumstances. See "The Merger
Agreement--Termination."


    DISCRETION OF COMPANY BOARD TO TERMINATE OR PROCEED WITH MERGER IF AVERAGE
     PRICE OF USOP COMMON STOCK IS BELOW $15.33



    If the Average Price of USOP Common Stock is below $15.33, the Company Board may elect to (i) terminate the Merger Agreement, in which event the Merger would be terminated unless USOP were to agree to adjust the Exchange Ratio to provide the MBE shareholders with at least $23.00 in value (based on the Average Price of USOP Common Stock) per share of MBE Common Stock, or (ii) proceed with the Merger with an Exchange Ratio equal to 1.5, without any adjustment. Subject to compliance with its fiduciary duties to shareholders, the Company Board does not currently plan to submit to a further shareholder vote the Company Board's decision whether to terminate or proceed with the Merger if the Average Price of USOP Common Stock is below $15.33. See "Risk Factors--Special Considerations with Respect to the Merger--Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price of USOP Common Stock is Below $15.33" and "The Mail Boxes Etc. Special Meeting--Matters to be Considered."


    DISSENTERS' RIGHTS

    Under the CGCL, shareholders of record of MBE who do not wish to accept shares of USOP in the Merger will have the right to have the fair value of their MBE shares appraised by judicial determination and paid to them in cash only if demands for payment are duly filed with respect to five percent or more of the outstanding shares of MBE Common Stock. In order to perfect such dissenters' rights, holders of MBE Common Stock must comply with certain procedural requirements, including filing written notice with MBE not later than the date of the Special Meeting of an intention to dissent and demand payment of the fair value of their shares, voting against approval of the principal terms of the Merger and making a written demand for payment and depositing the certificates representing such shares within 30 days after notice is given by USOP and MBE of the results of the vote at the Special Meeting. See "The Merger--Dissenters' Rights of Appraisal" and Appendix III.

    FEDERAL SECURITIES LAW CONSEQUENCES

    This Proxy Statement/Prospectus, unless appropriately amended or supplemented, does not cover any resales by MBE shareholders of any shares of USOP Common Stock that they receive in the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

    All shares of USOP Common Stock received by MBE shareholders in the Merger will be freely transferable, except that persons who are deemed to be "affiliates" (as such term is defined for purposes of the pooling-of-interests requirements and the Securities Act) of MBE prior to the Merger may resell shares they receive only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MBE generally include individuals or entities who or that control, are controlled by, or are under common control with, MBE and may include certain officers, directors and principal shareholders of MBE. In addition, except for certain permitted DE MINIMIS sales (subject to compliance with federal securities laws), such affiliates will not be permitted to sell shares they receive in the Merger until USOP has released results of operations that reflect the combined post-Merger operations of USOP and MBE for a minimum of 30 days.

    LISTING

    It is a condition to the Merger that the shares of USOP Common Stock to be issued in the Merger be authorized for quotation and trading on the Nasdaq National Market.

    COMPARATIVE RIGHTS OF STOCKHOLDERS

    The rights of shareholders of MBE currently are governed by the CGCL, as well as the Restated Articles of Incorporation of MBE (the "MBE Charter") and the Restated Bylaws of MBE (the "MBE Bylaws"). Upon consummation of the Merger, shareholders of MBE will become stockholders of USOP, and their rights as stockholders of USOP will be governed by the Delaware General Corporation Law (the "DGCL"), the Amended and Restated Certificate of Incorporation of USOP (the "USOP Charter") and the Amended and Restated Bylaws of USOP (the "USOP Bylaws"). For a discussion of various differences between the rights of shareholders of MBE and the rights of stockholders of USOP, see "Comparative Rights of Stockholders of U.S. Office Products and Mail Boxes Etc."

    CERTAIN OTHER AGREEMENTS

    Each of the affiliates of MBE has agreed not to transfer or otherwise dispose of or reduce such affiliate's risk relating to (i) any shares of MBE Common Stock within 30 days prior to the Effective Time, and (ii) any shares of USOP Common Stock until USOP has released results of operations that reflect the combined post-Merger operations of USOP and MBE for a minimum of 30 days, except for certain DE MINIMIS transactions as permitted under the affiliate agreements. In addition, each of the affiliates has agreed to certain federal securities law restrictions on the resale of USOP Common Stock. See "The Merger--Federal Securities Law Consequences." The restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a tax-free reorganization, to comply with the requirements for pooling-of-interests accounting treatment and to comply with restrictions on the resale of securities imposed by the federal securities laws.

                               MARKET PRICE DATA


    The shares of USOP Common Stock are traded on the Nasdaq National Market under the symbol "OFIS." The shares of MBE Common Stock are traded on the Nasdaq National Market under the symbol "MAIL." The table below sets forth, for the fiscal quarters indicated, the high and low closing prices of shares of USOP Common Stock and MBE Common Stock as reported by the Nasdaq National Market. These prices do not reflect the stock split payable by USOP on November 6, 1997.



                                                                         U.S. OFFICE PRODUCTS    MAIL BOXES ETC.
                                                                         --------------------  --------------------
                                                                           HIGH        LOW       HIGH        LOW
                                                                         ---------  ---------  ---------  ---------

1996
First Quarter..........................................................  $  15.625  $  10.625  $  12.812  $    8.25
Second Quarter.........................................................      17.25      13.75     14.375     11.625
Third Quarter..........................................................     26.125     16.312      15.75     12.375
Fourth Quarter.........................................................     38.875     23.125     18.875      12.50

1997
First Quarter..........................................................     44.875      25.25      23.75      16.50
Second Quarter.........................................................     37.375     25.312     25.875      19.00
Third Quarter..........................................................      36.75      26.75     24.312      18.75
Fourth Quarter.........................................................      33.50      20.50      23.25     17.625

1998
First Quarter..........................................................      31.75      22.75     27.875      18.00
Second Quarter (through October 15, 1997)..............................      38.50      26.00      28.50     24.625



    On May 21, 1997, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement of the proposed Merger, the last reported sale price of USOP Common Stock on the Nasdaq National Market was $24.50 per share ($16.33 assuming a proportionate market adjustment to reflect the stock split), and the last reported sale price of MBE Common Stock on the Nasdaq National Market was $19.625 per share.



    On October 15, 1997, the most recent practicable date prior to the printing of this Proxy Statement/ Prospectus, the last reported sale price of USOP Common Stock on the Nasdaq National Market was $38.25 per share ($25.50 assuming a proportionate market adjustment to reflect the stock split), and the last reported sale price of MBE Common Stock on the Nasdaq National Market was $28.19 per share.


    Because the market price of USOP Common Stock is subject to fluctuation, the market value of the shares of USOP Common Stock that holders of MBE Common Stock will receive in the Merger may increase or decrease prior to and following consummation of the Merger. THE COMPANY'S SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR USOP COMMON STOCK. The following toll-free number is available for MBE shareholders to obtain a daily closing price for the USOP Common Stock: 800/874-1667. See also "Risk Factors--Special Considerations with Respect to the Merger--Risks Associated with Exchange Ratio."

                                MAIL BOXES ETC.
                            SELECTED FINANCIAL DATA

    The Selected Financial Data for the fiscal years ended April 30, 1995, 1996 and 1997 have been derived from MBE's consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the fiscal years ended April 30, 1995, 1996 and 1997 are incorporated by reference into this Proxy Statement/Prospectus. The financial statements for the 1993 and 1994 fiscal years are not incorporated herein by reference. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

    The Selected Financial Data for the three months ended July 31, 1996 and July 31, 1997 have been derived from unaudited consolidated financial statements, which financial statements are incorporated by reference into this Proxy Statement/Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

                                MAIL BOXES ETC.
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             THREE MONTHS
                                                               FISCAL YEAR ENDED APRIL 30,                      ENDED
                                                  -----------------------------------------------------  --------------------
                                                                                                         JULY 31,   JULY 31,
                                                    1993       1994       1995       1996       1997       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
Revenue:
  Royalty and marketing fees....................  $  15,935  $  19,972  $  24,673  $  30,947  $  35,254  $   7,600  $   8,694
  Franchise fees................................      9,790      7,837      8,670      8,557      9,915      1,795      2,342
  Sales of supplies and equipment...............      9,416     10,820     10,020     10,839     12,775      3,030      2,513
  Interest income on leases and other...........      4,063      3,972      5,424      6,975      8,687      1,988      1,876
  Company centers...............................      1,051      1,059      1,564      1,789      1,206        366        255
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenue...................................     40,255     43,660     50,351     59,107     67,837     14,779     15,680
Costs and expenses:
    Franchise operations........................      8,484     10,480     12,506     14,881     18,463      4,081      4,083
    Franchise development.......................       4077      3,896      5,090      5,883      6,383      1,289      1,476
    Cost of supplies and equipment sold.........       7697      8,914      7,915      8,465      9,585      2,277      1,844
    Marketing...................................      3,112      3,713      4,630      4,068      6,219      1,421      1,275
    General and administrative..................      4,776      6,105      7,878     10,293      9,060      2,170      2,340
    Company centers.............................      1,019      1,026      1,598      1,842      1,265        396        263
    Nonrecurring litigation settlement
      expenses/Merger costs.....................                                                5,000(1)                2,510(2)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total costs and expenses........................     29,165     34,134     39,617     45,432     55,975     11,634     13,791
Operating income................................     11,090      9,526     10,734     13,675     11,862      3,145      1,889
Interest on investments and other...............        509        642        447        674        963        256        322
Income before income taxes......................     11,599     10,168     11,181     14,349     12,825      3,401      2,211
Provision for income taxes......................      4,716      4,136      4,411      5,620      4,834      1,331      1,122
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income......................................  $   6,883  $   6,032  $   6,770  $   8,729  $   7,991  $   2,070  $   1,089
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share............................  $    0.56  $    0.49  $    0.60  $    0.77  $    0.68  $    0.18  $    0.09
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding.............     12,381     12,433     11,357     11,403     11,780     11,741     12,075

                                                                    AS OF APRIL 30,                        AS OF JULY 31,
                                                 -----------------------------------------------------  --------------------
                                                   1993       1994       1995       1996       1997       1996       1997
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Total assets...................................  $  56,178  $  55,211  $  64,294  $  75,766  $  85,675  $  77,416  $  90,285
Long-term debt.................................         --         --      1,337      1,402      3,916      1,328      3,738
Shareholders' equity...........................     49,508     50,115     52,145     61,363     71,138     63,710     72,978
Working capital................................     26,674     24,102     22,565     33,143     41,235     36,210     44,196

------------------------

(1) During the second quarter of fiscal year 1997, MBE settled a long-standing lawsuit involving 33 former franchisees. The settlement resulted in a net after-tax charge of approximately $3,000.

(2) These expenses represent costs related to the Merger, including legal, accounting and financial advisory fees, severance costs and other miscellaneous costs.

                          U.S. OFFICE PRODUCTS COMPANY
                            SELECTED FINANCIAL DATA

    The Selected Financial Data for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 have been derived from USOP's consolidated financial statements that have been audited by Price Waterhouse LLP, independent accountants. The Price Waterhouse LLP report on the financial statements is based in part on the reports of other independent accountants, which reports are incorporated by reference into this Proxy Statement/Prospectus. The consolidated financial statements for the fiscal years ended April 30, 1995 and 1996 and April 26, 1997 are incorporated by reference into this Proxy Statement/ Prospectus. The Selected Financial Data for the fiscal years ended April 30, 1993 and 1994 have been derived from the combined financial statements which are not incorporated herein by reference. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.


    The Selected Financial Data for the three months ended July 27, 1996 and July 26, 1997 have been derived from unaudited consolidated financial statements, which financial statements are incorporated by reference into this Proxy Statement/Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.



    The Selected Financial Data does not reflect the stock split.

                          U.S. OFFICE PRODUCTS COMPANY

                           SELECTED FINANCIAL DATA(1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                       THREE MONTHS ENDED
                                                             FISCAL YEAR ENDED
                                       -------------------------------------------------------------  --------------------
                                         APRIL 30,      APRIL 30,    APRIL 30,  APRIL 30,  APRIL 26,  JULY 27,   JULY 26,
                                           1993           1994         1995       1996       1997       1996       1997
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues.............................    $ 707,541      $ 811,463    $1,041,304 $1,686,430 $2,835,875 $ 568,502  $ 863,595
Cost of revenues.....................      504,177        580,185      762,724  1,246,647  2,031,713    406,642    620,336
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Gross profit.......................      203,364        231,278      278,580    439,783    804,162    158,860    243,259
Selling, general and administrative
  expenses...........................      185,163        202,521      237,864    372,180    655,101    128,626    193,571
Non-recurring acquisition costs......                                               8,057     16,245      1,656      4,405
Restructuring costs..................                                               3,214      4,395
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Operating income...................       18,201         28,757       40,716     56,332    128,421     28,578     45,283
Interest expenses....................        6,015          6,067        8,319     20,123     45,901      8,832     10,504
Interest income......................         (657)          (812)      (1,135)    (4,425)    (7,632)    (4,439)      (629)
  Other income.......................       (1,075)          (653)      (1,389)    (1,730)    (3,689)      (169)    (1,482)
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
Income before provision for income
  taxes and extraordinary items......       13,918         24,155       34,921     42,364     93,841     24,354     36,890
Provision for income taxes...........        2,362          2,514        3,754      7,487     35,103      7,789     15,948
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
Income before extraordinary items....       11,556         21,641       31,167     34,877     58,738     16,565     20,942
Extraordinary items -- losses on
  early terminations of credit
  facilities, net of income taxes....                                                 701      1,450
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net income...........................    $  11,556      $  21,641    $  31,167  $  34,176  $  57,288  $  16,565  $  20,942
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares
  outstanding........................                                              45,583     61,174     57,484     73,440
Income per share before extraordinary
  items..............................                                           $    0.77  $    0.96  $    0.29  $    0.29
Extraordinary items..................                                                0.02       0.02
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
Net income per share.................                                           $    0.75  $    0.94  $    0.29  $    0.29
                                                                                ---------  ---------  ---------  ---------
                                                                                ---------  ---------  ---------  ---------

                                                            APRIL 30,    APRIL 30,    APRIL 30,    APRIL 30,   APRIL 26,  JULY 26,
                                                              1993         1994         1995         1996        1997       1997
                                                           -----------  -----------  -----------  -----------  ---------  ---------
BALANCE SHEET DATA:
Working capital..........................................   $  51,846    $  63,366    $  87,778    $ 291,973   $ 323,747  $ 232,467
Total assets.............................................     221,571      249,251      364,722      990,850   1,810,352  2,014,700
Long-term debt less current portion......................      27,979       36,289       42,850      227,736     389,150    387,300
Stockholders' equity.....................................      68,394       77,735      128,512      394,746     921,148    952,940

------------------------

(1) As a result of the substantial continuing interests in USOP of the former stockholders of the four companies acquired by USOP for a combination of USOP Common Stock and cash concurrent with the closing of its initial public offering (the "IPO") (the "Combined Companies"), the historical financial information of the Combined Companies and the historical financial information of the businesses that were acquired after the closing of the IPO in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Combined Companies and the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following selected unaudited pro forma combined financial information of USOP gives effect to the Merger, assuming the exchange of one share of USOP Common Stock for each share of MBE Common Stock and the accounting of the Merger as a pooling-of-interests, and certain other transactions described in the unaudited pro forma combined financial statements appearing elsewhere in this Proxy Statement/Prospectus. The selected unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the Merger or the other transactions reflected in such pro forma information had taken place at the beginning of the periods presented or that will occur after consummation of the Merger. See "U.S. Office Products Company Pro Forma Combined Financial Statements."

                                                           FISCAL YEAR ENDED                 THREE MONTHS ENDED
                                               ------------------------------------------  ----------------------
                                                 APRIL 30,      APRIL 30,     APRIL 26,     JULY 27,    JULY 26,
                                                   1995           1996           1997         1996        1997
                                               -------------  -------------  ------------  ----------  ----------

                                                      (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED STATEMENT OF
INCOME DATA:
Revenues.....................................   $ 1,143,984    $ 1,798,791   $  3,514,585  $  863,196  $  898,065
Gross profit.................................       322,733        487,221      1,021,899     253,332     257,707
Operating income.............................        53,221         72,929        196,166      48,953      53,526
Income before extraordinary items............        27,532         34,113         93,731      22,964      25,704

                                                                                                        JULY 26,
                                                                                                          1997
                                                                                                      ------------
UNAUDITED PRO FORMA COMBINED
  BALANCE SHEET DATA:
Working capital.....................................................................................  $    272,925
Total assets........................................................................................     2,016,772
Long-term debt less current portion.................................................................       387,300
Stockholders' equity................................................................................     1,025,918

                           COMPARATIVE PER SHARE DATA


    The following table sets forth for USOP and MBE certain historical and pro forma equivalent per share data on both a pre-stock split and post-stock split basis. Neither USOP nor MBE has paid cash dividends on its shares of common stock for the periods presented below. The information should be read in conjunction with the selected financial data and the pro forma combined financial information appearing elsewhere in this Proxy Statement/Prospectus.



                                                                               HISTORICAL                 PRO FORMA
                                                                        ------------------------  --------------------------
                                                                        U.S. OFFICE
                                                                         PRODUCTS        MBE        COMBINED         MBE
                                                                        -----------     -----     -------------  -----------
Income before extraordinary item per common and common equivalent share(1):
    Year ended April 30,
        1997..........................................................   $     .96    $     .68     $    1.09     $    1.09
        1996..........................................................         .77          .77           .57           .57
        1995..........................................................         N/A          .60           N/A           N/A
    Three months ended
        July 26, 1997 (July 31, 1997 for MBE).........................         .29          .09           .30           .30
        July 27, 1996 (July 31, 1996 for MBE).........................         .29          .18           .27           .27
Income before extraordinary item per common and common equivalent share adjusted to reflect the 3:2 stock split announced on October
  7, 1997(2):
    Year ended April 30,
        1997..........................................................                                    .73          1.09
        1996..........................................................                                    .38           .57
        1995..........................................................                                    N/A           N/A
    Three months ended
        July 26, 1997 (July 31, 1997 for MBE).........................                                    .20           .30
        July 27, 1996 (July 31, 1996 for MBE).........................                                    .18           .27



Book value per share(1):
        July 26, 1997 (July 31, 1997 for MBE)................      13.08        6.43         11.95        11.95
        April 26, 1997 (April 30, 1997 for MBE)..............      13.05        6.30           N/A          N/A
Book value per share adjusted to reflect the 3:2 stock split announced on October 7, 1997(2):
        July 26, 1997 (July 31, 1997 for MBE)................                                 7.97        11.95
        April 26, 1997 (April 30, 1997 for MBE)..............                                  N/A          N/A


------------------------


(1) The pro forma combined information gives effect to the Merger (assuming no 3:2 stock split, the exchange of one share of USOP Common Stock for each share of MBE Common Stock and the accounting for the Merger as a pooling-of-interests) and certain other transactions described in the unaudited pro forma combined financial statements appearing elsewhere in this Proxy Statement/ Prospectus. The pro forma MBE column is intended to show the pro forma income before extraordinary item and book value attributable to each share of MBE Common Stock that will be exchanged for USOP Common Stock in the Merger. Because it is assumed that each share of MBE Common Stock will be exchanged for one share of USOP Common Stock, the pro forma income before extraordinary item and book value per share under this column are the same as the pro forma income before extraordinary item and book value per share under the pro forma combined column.



(2) The pro forma combined information gives effect to the 3:2 stock split, the Merger (assuming the exchange of 1.5 shares of USOP Common Sock for each share of MBE Common Stock and the accounting for the Merger as a pooling-of-interests) and certain other transactions described in the unaudited pro forma combined Financial Statements appearing elsewhere in this Proxy Statement/ Prospectus.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CONSIDERED BY HOLDERS OF MBE COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE MERGER AND THEREBY BECOME HOLDERS OF USOP COMMON STOCK. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

    SPECIAL CONSIDERATIONS WITH RESPECT TO U.S. OFFICE PRODUCTS COMPANY. Relevant risk factors to the operation of USOP's business include the following:

    DEPENDENCE UPON ACQUISITIONS FOR FUTURE GROWTH

    USOP's increase in revenues and the markets it serves since its formation has depended upon the acquisition of additional businesses offering a broad array of office and educational products and business services. There can be no assurance that definitive agreements for additional acquisitions will be executed or that additional acquisitions will be completed. In addition, there can be no assurance that USOP's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the continuing increase in the size and scope of its operations and acquisition activity.

    USOP depends on acquisitions and organic growth to increase its earnings. There can be no assurance that it will complete acquisitions in a manner that coincides with the end of its fiscal quarters. The failure to complete acquisitions on a timely basis could have a material adverse effect on USOP's quarterly results. Likewise, delays in implementing planned integration strategies and activities also could adversely affect its quarterly earnings.

    In addition, there can be no assurance that future acquisitions will occur at the same pace or be available to USOP on favorable terms, if at all. If USOP is unable to use USOP Common Stock as consideration in acquisitions, for example, because it believes that the market price of USOP Common Stock is too low or because the owners of potential acquisition targets conclude that the market price of USOP Common Stock is too volatile, USOP would need to use cash to make acquisitions and, therefore, would be unable to negotiate acquisitions that it would account for under the pooling-of-interests method of accounting (which is available only for all-stock acquisitions). This might adversely affect the pace of USOP's acquisition program and the impact of acquisitions on USOP's quarterly results. In addition, the consolidation of the domestic contract stationer industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies.

    RISKS RELATED TO EXPANSION INTO NEW PRODUCT AND SERVICE AREAS AND TO
     ACQUISITIONS

    USOP has increased the range of products and services it offers through acquisitions of companies offering products and services that are complementary to the office supply services that USOP has offered since it began operations. USOP's ability to manage an aggressive consolidation program in markets other than the domestic contract stationer market has not yet been fully tested. USOP's efforts to sell additional products and services to existing customers are in their early stages and there can be no assurance that such efforts will be successful. In addition, USOP expects that certain of its products and services will not be easily cross-sold and may be marketed and sold independently of other products and services.

    In addition, there can be no assurance that companies that have been acquired or that may be acquired in the future will achieve sales and profitability levels that justify the purchase prices paid by USOP. Acquisitions may involve a number of special risks that could have a material adverse effect on USOP's operations and financial performance, including adverse short-term effects on its reported operating results; diversion of management's attention; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets. Finally, although USOP conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on the results of operations and financial condition of USOP.

    RISKS RELATED TO INTERNATIONAL EXPANSION

    As of September 3, 1997, USOP conducted international operations in New Zealand, Australia, Canada and, through its 49% interest in Dudley Stationery Limited ("Dudley"), in the United Kingdom. USOP's international operations have grown substantially since USOP's inception. International revenues increased from $197.3 million, or 11.7% of consolidated revenues, in fiscal 1996, to $829.9 million, or 29.3% of consolidated revenues in fiscal 1997. USOP expects to continue to focus significant attention and resources on international expansion in the future and expects foreign sales to continue to represent a significant portion of USOP's total sales. Expansion into international markets involves additional risks relating to currency exchange rates; new and different legal, regulatory and competitive requirements; difficulties in staffing and managing foreign operations; different business lines; and other factors.

    RISKS RELATED TO INTEGRATION OF ACQUISITIONS AND LIMITED COMBINED OPERATING
     HISTORY

    USOP was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. From its initial public offering through the end of its most recent fiscal year, USOP acquired 159 companies. Since the end of its 1997 fiscal year, USOP has continued to make acquisitions. In most cases, the managers of the acquired companies have continued to operate their companies after being acquired by USOP. There can be no assurance that USOP will be able to integrate all of these companies within its operations without substantial costs, delays or other problems. In addition, there can be no assurance that USOP's executive management group can continue to oversee USOP and effectively implement its operating or growth strategies in each of the markets that it serves. There also can be no assurance that the rapid pace of acquisitions will not adversely affect USOP's continuing efforts to integrate acquisitions and manage those acquisitions profitably.

    DEPENDENCE UPON IMPLEMENTATION AND OPERATION OF SYSTEMS

    USOP believes that the successful operation of the businesses that it has acquired and intends to acquire depends in part on the implementation of computerized inventory management and order processing systems and warehouse management and distribution systems. USOP may experience delays, complications or expenses in implementing, integrating and operating its various systems, any of which could have a material adverse effect on USOP's results of operations and financial condition. In addition, interruptions or disruptions in systems operations could adversely affect the financial results of particular locations. Finally, USOP expects that its operating and technology systems will require modification, improvement or replacement as USOP expands or as new technologies make these systems obsolete. Such modifications, improvements or replacements may require substantial expenditures to design and implement and may require interruptions in operations during periods of implementation, any of which could have a material adverse effect on USOP's results of operations and financial condition.

    SUBSTANTIAL COMPETITION AND INDUSTRY CONSOLIDATION

    USOP operates in a highly competitive environment. In the markets in which it operates, USOP generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the contract stationer market, USOP currently competes with five large office products companies, each of which has significant financial resources. Several of its large competitors operate in many of its geographic and product markets, and other competitors may choose to enter USOP's geographic and product markets in the future. In addition, as a result of this competition,

USOP may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of products, USOP's revenues or margins may decline.

    USOP faces significant competition to acquire additional businesses as the office products industry undergoes continuing consolidation. Significant competition exists, or is expected to develop, in the other markets that USOP serves or is planning to enter as consolidation occurs (or accelerates) in those markets. A number of USOP's major competitors are actively pursuing acquisitions outside of the United States. These companies, or other large companies, may compete with USOP for acquisitions in markets other than the market for office products. Such competition could lead to higher prices being paid for acquired companies.

    In response to industry and market changes, including industry consolidation and the continued volatility in the market prices of shares of common stock of companies in the industry, USOP considers, from time to time, additional strategies to enhance stockholder value in light of such changes. These include, among others, strategic alliances and joint ventures; spin-offs; purchase, sale, or merger transactions with other large companies; a recapitalization of USOP; and other similar transactions. In considering any of these strategies, USOP evaluates the consequences of such strategies including, among other things, the leverage that would result from such a transaction, the tax effects of the transaction, and the accounting consequences of the transaction, including whether the transaction would result in the need for USOP to restate its financial statements to account for prior transactions under the purchase rather than the pooling-of-interests method or would eliminate USOP's ability to use the pooling-of-interest method of accounting to account for acquisitions in the future. In addition, such strategies could have various other significant consequences, including changes in the management, control or operational or acquisition strategies of USOP. There can be no assurance that any one of these strategies will be undertaken, or that, if undertaken, any such strategy will be completed successfully.

    CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    The purchase prices of USOP's acquisitions have not been established by independent appraisals, but generally have been determined through arm's length negotiations between USOP's management and representatives of such companies. The consideration paid for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, USOP has incurred and expects to continue to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting.

    QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

    USOP's business is subject to seasonal influences. USOP's revenues and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of its other operations, which have been expanding through acquisitions. For example, the revenues and profitability of USOP's school supplies and school furniture business have been higher during USOP's first and second quarters and significantly lower in its third and fourth quarters, and the revenues and profitability of USOP's operations in New Zealand and Australia have generally been higher in USOP's third quarter. As USOP's mix of business evolves through future acquisitions, these seasonal fluctuations may continue to change.

    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by USOP for the products it sells, the mix of products sold, general economic conditions and the retroactive restatement in accordance with generally accepted accounting principles of USOP's consolidated financial statements for acquisitions accounted for under the pooling-of-interests method. Moreover, the operating margins of companies acquired by USOP may differ substantially from those of USOP, which could contribute to the further fluctuation in its quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that USOP may achieve for any subsequent fiscal quarter or for a full fiscal year. Fluctuations caused by variations in quarterly operating results may have a material adverse effect on the market price of USOP Common Stock.

    VOLATILITY OF STOCK PRICE

    The market price of USOP Common Stock is subject to significant fluctuations. These fluctuations can be caused by variations in stock market conditions, changes in financial estimates by securities analysts or failures by USOP or its competitors to meet such estimates, quarterly operating results, announcements by USOP or its competitors, general conditions in the office products and services industry and other factors. Since the beginning of fiscal 1997 through September 3, 1997, USOP Common Stock has traded in the range of $20.00 to $45.50 per share. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may have a material adverse effect on the market price of USOP Common Stock.

    NEED FOR ADDITIONAL FINANCING TO CONTINUE ACQUISITION STRATEGY

    USOP expects that it will continue to finance acquisitions in the United States by using cash as well as shares of USOP Common Stock. In addition, USOP expects that future acquisitions outside of the United States may be entirely or substantially for cash consideration. In certain circumstances, USOP may be unable to use stock as consideration for acquisitions. See "-- Dependence upon Acquisitions for Future Growth." If it does not have sufficient cash resources to pay the cash consideration for acquisitions, USOP may be unable to continue the current pace of its aggressive acquisition program, which could have a material adverse impact on it and the market price of USOP Common Stock.

    Assuming that the current pace of its acquisitions continues, USOP may need debt or equity financing in order to continue its acquisition program. There can be no assurance that it will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

    RELIANCE ON KEY PERSONNEL

    USOP's operations depend on the continued efforts of Jonathan J. Ledecky, its Chairman of the Board and Chief Executive Officer, its other executive officers and the senior management of certain of its subsidiaries. Furthermore, USOP's operations will likely depend on the senior management of certain of the companies that may be acquired in the future.


    Although Mr. Ledecky devotes substantially all of his time and attention to USOP's business, Mr. Ledecky is the Non-Executive Chairman of U.S.A. Floral Products, Inc. ("USA Floral"), a company co-founded by Mr. Ledecky in April 1997 to create a national consolidator and operator of floral products distribution businesses, and Chairman of Consolidation Capital Corporation ("CCC"), a company founded by Mr. Ledecky in February 1997 to build consolidated enterprises through the acquisition of businesses in a variety of fragmented industries, other than the industries in which USOP is currently involved and certain other industries. USA Floral recently sold 5.0 million shares in its initial public offering at a price per share of $13.00. Mr. Ledecky owns 1.1 million shares of the common stock of USA Floral. CCC has filed a registration statement under the Securities Act to register 25 million shares for sale to the public at a disclosed estimated price per share of $20.00. Mr. Ledecky owns approximately
4.4 million shares of the common stock of CCC. CCC has stated that it intends to hire an executive management team with acquisition experience.


    If Mr. Ledecky or any of the other people described above becomes unable to continue in his or her present role, or if USOP is unable to attract and retain other skilled employees, its business could be adversely affected. USOP currently has key man life insurance covering Mr. Ledecky in the amount of $20 million, but it does not have and does not intend to obtain key man life insurance covering any of its other executive officers or other members of senior management of its subsidiaries.

    CONTROL BY MANAGEMENT AND STOCKHOLDERS

    As of September 3, 1997, officers and directors of USOP and its subsidiaries beneficially owned approximately 26% of the outstanding shares of USOP Common Stock. These stockholders acting together may be able to elect a sufficient number of directors to control USOP's Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders.

    RISKS RELATED TO UNIONIZED EMPLOYEES

    A small number of USOP's employees are members of labor unions. If unionized employees were to engage in a strike or other work stoppage, or if other employees were to become unionized, USOP could experience a disruption of operations or higher labor costs, which could have a material adverse effect on operations.

    POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF USOP COMMON
     STOCK


    USOP has an aggressive acquisition program under which it has issued approximately 48 million of its approximately 73 million outstanding shares as of September 3, 1997. As of September 3, 1997, approximately 2.5 million of the shares issued in acquisitions were subject to contractual restrictions on the transfer thereof. The contractual restrictions expire at various times, generally up to two years from the date of issuance of the shares. In addition, as of September 3, 1997, approximately 500,000 of the 48 million shares of USOP Common Stock issued in acquisitions were subject to restrictions on transfer because they were issued in acquisitions accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of the acquired companies, which are, in most cases, all of the stockholders of the companies acquired by USOP, must be free to sell or otherwise transfer shares of USOP Common Stock received in the acquisition, subject to their compliance with the federal securities laws, as soon as USOP releases results of operations that reflect the combined post-acquisition operations of USOP and the acquired company for a minimum of 30 days. The approximately 500,000 shares (750,000 shares after the stock split) of USOP Common Stock will become freely transferable (subject to certain volume and other restrictions of Rule 145(d) under the Securities Act) upon USOP's public announcement of results of operations reflecting 30 days of combined post-acquisition operations of it and the acquired companies. In addition, if the Merger is completed at an Exchange Ratio of 1.5, approximately 7.6 million shares (including approximately 1.6 million shares subject to currently exercisable options) to be received by affiliates of MBE will become freely transferable upon USOP's public announcement of results of operations reflecting 30 days of combined post-Merger operations. USOP expects to complete additional acquisitions in the future that will be accounted for under the pooling-of-interests method. If a significant number of shares of USOP Common Stock are issued in acquisitions that are completed in close proximity to each other, such shares will become freely tradeable at the same time. If a large number of shares are sold in the market by stockholders (such as former affiliates of MBE) as soon as their shares become freely transferable, the price of shares of USOP Common Stock could be adversely affected.


    ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

    The Board of Directors of USOP has the authority to issue up to 500,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further stockholder action. The rights of the holders of USOP Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of USOP.

    SPECIAL CONSIDERATIONS WITH RESPECT TO MAIL BOXES ETC. Relevant risk factors to the operation of the Company's business include the following:

    RECENT CHANGES TO SENIOR MANAGEMENT AND ASSOCIATED RISKS


    The operating results of any company are heavily dependent upon the efforts and success of its senior management team. In the past 12 months, the Company's senior management team has undergone major changes with the addition of a new President and Chief Operating Officer and a number of other members of senior management, some of whom have been with the Company for fewer than seven months. Moreover, the Company's Chief Executive Officer, who has led the Company from its inception 17 years ago, is expected to retire shortly. The Company is subject to certain risks associated with its new management structure, including, among others, risks relating to employee and franchise relations, managerial efficiency and effectiveness and overall familiarity with MBE's business and operations.


    RELIANCE ON UNITED PARCEL SERVICE AND ASSOCIATED RISKS; RECENT WORK STOPPAGE
     AT UNITED PARCEL SERVICE

    The Company estimates that nearly 40% of the gross sales of a typical MBE center in the United States are attributable to services provided by United Parcel Service ("UPS"). In addition, the Company estimates that over 90% of general ground shipping from MBE centers in the United States is done through UPS. As such, UPS is a key vendor for the MBE network. If UPS were to raise its prices to the MBE network or otherwise materially adversely change the terms on which it does business with the MBE network, the revenues of the MBE network could be materially and adversely affected. The Company's contract with UPS, providing for the rates and other terms on which UPS provides services to the Company's franchisees and their customers, has been terminable upon seven days' notice by either party. This contract expired on May 10, 1997. Since then, the companies have been operating under extensions of this contract. Negotiations for a new contract are in progress.

    From August 4, 1997 through August 19, 1997 the International Brotherhood of Teamsters was on strike against UPS. As a result, UPS effectively ceased providing shipping services to the Company's franchisees for a period of 16 calendar days. The Company's franchisees used the services of alternative carriers including Federal Express and the U.S. Postal Service, but such alternative carriers did not, during this period, fully accommodate the shipments that would have been handled by UPS in the absence of the strike. In addition, the Company believes that during the strike many shipments were deferred by customers. The strike had an adverse impact on the MBE franchisees during this period and will, in turn, adversely affect MBE's revenue from royalty and marketing fees with respect to the period of the strike. Utilizing "worst case" assumptions, that is, that during the strike there was no revenue from shipments ordinarily handled by UPS, no shipments were handled by alternative carriers and no shipments were deferred for shipment following termination of the strike, the Company estimates that its revenues for the period of the strike would decrease by approximately $820,000 and the corresponding reduction in net income for the month would be approximately $300,000, or approximately $0.0245 per share. It is a condition to USOP's obligation to effect the Merger that there not have occurred a material adverse change in MBE's business, operations, financial condition or results of operations between the date of the Merger Agreement and the proposed Closing Date. Accordingly, if the UPS strike constituted such a material adverse change, USOP would be entitled under the Merger Agreement not to effect the Merger.


    As of the Record Date, UPS owned approximately 16% of the outstanding shares of MBE Common Stock. If the Merger is completed, UPS will own approximately 2.4% of USOP Common Stock based upon the shares outstanding as of the Record Date.

    LACK OF CONTROL OVER FRANCHISES

    As is true of franchises generally, the Company is limited in the amount of control it may exercise over its licensed franchisees. In the United States, only one of the MBE centers is Company-owned; the remainder of the MBE centers are owned and operated by franchisees licensed directly by MBE. Outside of the United States, all of the MBE centers are owned and operated by MBE's master licensees or franchisees licensed by MBE's master licensees. This lack of direct control by MBE may limit MBE's ability to, among other things, launch "pilot" or test programs, introduce new goods and services, establish system wide purchasing programs and generally change the image or focus of the MBE system in the future. The Company's inability to take any of such actions in the future could have a material adverse effect on its business and results of operations.

    FLUCTUATIONS IN OPERATING RESULTS

    The Company's operating results are affected by a wide variety of factors that could materially and adversely affect its revenues and profitability, including factors pertaining to (i) customer demand; (ii) general economic conditions in the retail industry and in countries in which the Company's franchisees and master licensees do business; (iii) competition (see "-- Competition"); (iv) fluctuations in foreign currency exchange rates and the possibility that one or more master licensees may experience high rates of inflation or currency crises in their respective countries; (v) new product development, such as increased research, development and marketing expenses associated with new product introductions and risks associated with customer acceptance (see also "-- Dependence upon Development of New Products and Services" below); and (vi) sales and marketing risks, including the risk that the Company will be unable to continue selling franchises at current or historic levels.

    COMPETITION

    The businesses in which MBE operates are highly competitive. MBE experiences competition from several sources. Direct competition comes from other national chains and independents and from specialty service providers, such as copy centers, quick print centers and office supply companies. There is also growing competition from the United States Postal Service as it attempts to compete against MBE centers with its postal service centers located in shopping centers and other locations. MBE is attempting to respond to these competitive challenges. However, there can be no assurance that the Company's efforts will prove beneficial or that MBE ultimately will be able to compete effectively in the markets in which it currently operates or in which it may operate in the future. See "-- Dependence upon Development of New Products and Services."

    GOVERNMENTAL REGULATION


    The FTC has adopted a rule that requires franchisors to make certain disclosures to prospective franchise owners prior to the offer or sale of franchises. This rule requires, among other things, the disclosure of information necessary for a prospective franchise owner to make an informed decision as to whether to enter into a franchise relationship and requires disclosure of the circumstances in which franchisors may make predictions on future sales, income and profits. Failure to comply with this rule constitutes an unfair or deceptive act or practice under the Federal Trade Commission Act (the "FTC Act"). Violators of the rule are subject to civil penalty actions brought by the FTC of up to $10,000 per violation. In addition, the FTC may bring an action in federal or state court for damages on behalf of franchisees. No assurance can be given that such a proceeding will not be commenced in the future. Any such proceeding against the Company, were it to be commenced, could result in significant expense to the Company and diversion of management's time and effort, which could have a material adverse effect on the Company.

    Numerous states have adopted laws regulating franchise operations and the franchisor-franchisee relationship, and similar legislation has been proposed in the U.S. Congress and several other states. Existing state laws impose various filing and disclosure requirements in connection with the offer and sale of franchises and regulate the establishment and termination of, and provide remedies respecting, franchise relationships. These laws generally apply to both MBE's area and individual franchises. In addition, some states may bring either civil or criminal proceedings against a franchisor for violations of state law. The Florida Attorney General's Office investigated the Company's franchise practices several years ago and has not formally closed the investigation. No assurance can be given that other state proceedings will not be commenced in the future. Any such proceeding against the Company, were it to be commenced, could result in significant expense to the Company and diversion of management's time and effort, which could have a material adverse effect on the Company.

    Violation of state franchise laws can also result in various remedies for franchisees, including a right to rescind the franchise agreement and obtain restitution of amounts paid and a right to sue for damages. As of the date hereof, the Company is subject to pending actions brought by various of its current and former franchisees alleging, among other things, violations by the Company of state franchise laws. No assurance can be given that such actions will not have a material adverse effect on the Company. See "-- Legal Proceedings."

    LEGAL PROCEEDINGS

    As of the date hereof, MBE is subject to various pending lawsuits from its individual franchisees and former employees and may in the future become subject to lawsuits and claims in the course of its business. While MBE intends to defend vigorously these actions, the Company is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation, such as the impact of litigation or settlement costs on MBE's results of operations for any particular period. No assurance can be given that the pending litigation, or any future litigation to which the Company may become subject, will not have a material adverse effect on MBE's financial condition or liquidity. See -- "Governmental Regulation."

    DEPENDENCE UPON AND LIMITATIONS ON PROTECTION OF PROPRIETARY RIGHTS

    MBE believes that proprietary rights have been and will continue to be important in enabling it to compete. MBE is the owner of federal and, where appropriate, state registered trademarks and service marks, which include "Mail Boxes Etc.", "Mail Boxes Etc. USA", "MBE", "Minute Mail", "The Post Office Alternative", "MBE and Square Globe Design", "Money Back Express","Big or Small, We Ship It All", "Making Business Easier", "TicketNet", "It's Not What We Do, It's How We Do It" and "We're the Biggest Because We Do It Right." MBE has also developed various symbols or icons representing MBE services and has obtained copyright registration for many of those symbols. MBE has filed for registration for the service mark "No Limit Shipping". MBE has also applied for registration of one or more of its marks in foreign countries where it has expanded and plans to expand. MBE plans to file for trademark protection for other marks if and when they may be developed. However, no assurance can be given that MBE will develop any new marks or that any of MBE's pending or future applications for foreign or domestic trademark protection will ultimately be approved by the applicable government authorities.

    MBE may be involved from time to time in litigation to determine the enforceability, scope and validity of proprietary rights. Any such litigation could result in substantial cost to MBE and diversion of effort by MBE's management. No assurance can be given that any such litigation, if commenced, would be resolved in a manner favorable to MBE or that MBE will otherwise be successful in protecting or establishing the validity of proprietary rights.

    MBE is aware of a few limited geographic areas in which the use of the "Mail Boxes Etc." name or variations thereof by others apparently predates MBE's rights. No assurance can be given that such areas will not be material to the future expansion of MBE's business. In Canada, where there are approximately 185 MBE centers, the Canada Post Corporation ("CPC"), a crown corporation of the Canadian government, has opposed MBE's trademark filings since the original applications were filed in approximately 1987. CPC has informed MBE that it believes that it has exclusive trademark rights to the words "mail" and "post" under applicable Canadian law. In recent rulings, the Canadian trademark office has denied several of MBE's trademark applications on the basis of CPC's opposition thereto. MBE is currently in negotiations with CPC regarding the use of MBE's trademarks in Canada. However, no assurance can be given as to the ultimate outcome of these negotiations or as to MBE's ability ultimately to obtain satisfactory trademark protection in Canada.

    DEPENDENCE UPON DEVELOPMENT OF NEW PRODUCTS AND SERVICES

    The Company believes that, in order to remain competitive in the business services, communications and postal business sectors, it will be necessary to successfully develop and introduce new products and services. In the past, the Company has successfully developed and introduced a number of innovative products and services, such as color copying, "No Limit Shipping" and its national accounts program. However, there can be no assurance that the Company will be able to develop or introduce successfully any new products or services in the future. The Company's inability to develop and introduce new products and services could cause the Company to lose market share and impair its competitiveness, which would materially and adversely affect the Company's operations and financial performance.

    DEPENDENCE UPON INTERNATIONAL EXPANSION AND DEVELOPMENT AND ASSOCIATED RISKS

    An integral part of the Company's future expansion plans includes continued international expansion through the sale of new master licenses and by assisting in the development of existing master licensees. As of September 3, 1997, there were over 500 franchised MBE centers operating outside of the United States, and master licenses had been sold to develop the MBE system in over 50 countries. The international expansion of the MBE franchise system entails, in addition to the risks described above, substantial risks relating to currency exchange rates; new and different legal, regulatory and competitive requirements; difficulties in attracting and supporting qualified entrepreneurs who can adapt the MBE system to local markets and simultaneously build a franchise system; risks that the master licensees in the various international markets could fail in their performance and attract litigation from their franchisees or suppliers; and other factors. There can be no assurance that the Company will be successful in managing these risks or in achieving any desired international expansion of the MBE franchise system.

    SPECIAL CONSIDERATIONS WITH RESPECT TO THE MERGER

    RISKS ASSOCIATED WITH EXCHANGE RATIO


    As described herein (see "The Merger Agreement -- Conversion of Shares"), the number of shares of USOP Common Stock to be received by MBE shareholders will be based upon the Average Price of USOP Common Stock over the Averaging Period. The actual dollar value of USOP Common Stock to be received by MBE shareholders as of the Effective Time of the Merger will depend upon the market price of USOP Common Stock as of such time. Such market price may be less than or greater than the Average Price of USOP Common Stock. The market prices of USOP Common Stock and MBE Common Stock as of a recent date are set forth above under the heading "Market Price Data." MBE shareholders are advised to obtain recent market quotations for USOP Common Stock and MBE Common Stock. The shares of USOP Common Stock and MBE Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of USOP Common Stock or MBE Common Stock at any time before the Effective Time or as to the market price of USOP Common Stock at any time thereafter. See "Market Price Data."

    In deciding whether to approve the Merger, MBE shareholders should also consider that, under the terms of the Merger Agreement, the maximum value of the shares of USOP Common Stock (based upon the Average Price of USOP Common Stock) to be received by MBE shareholders in the Merger is $29.00 per share of MBE Common Stock, since if the Average Price of USOP Common Stock exceeds $19.33, the Exchange Ratio will automatically be adjusted downward to be equal to 1.5 times the quotient of $19.33 divided by the Average Price of USOP Common Stock. See "The Merger Agreement -- Conversion of Shares." In contrast, there is no floor on the minimum value (based upon the Average Price of USOP Common Stock) of the USOP Common Stock to be received by MBE shareholders in the Merger. As discussed below, if the Average Price of USOP Common Stock is below $15.33 per share, the Company Board will have the discretion to (i) terminate the Merger Agreement, in which event the Merger would be terminated unless USOP elects to adjust the Exchange Ratio upward to provide for $23.00 in value (based upon the Average Price of USOP Common Stock) per share of MBE Common Stock, or (ii) proceed with the Merger without any adjustment to the Exchange Ratio, regardless of what the Average Price of USOP Common Stock is. See "-- Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price of USOP Common Stock is Below $15.33."


    Because the Averaging Period for determining the Average Price of USOP Common Stock may extend until as late as two business days before the closing of the Merger, the Exchange Ratio will not be known with certainty until as late as such time. Therefore, at the time they vote, MBE shareholders will not know the number of shares of USOP Common Stock that they will receive in the Merger.


    MERGER APPROVAL CONFERS DISCRETION ON COMPANY BOARD TO TERMINATE OR PROCEED
     WITH MERGER IF AVERAGE PRICE OF USOP COMMON STOCK IS BELOW $15.33



    Pursuant to the Merger Agreement, if the Average Price of USOP Common Stock is below $15.33, the Company Board may, without any further vote of MBE shareholders, elect to (i) terminate the Merger Agreement (in which event the Merger would be terminated unless USOP were to agree to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock and thereby require MBE to proceed with the Merger (assuming all other conditions to the Merger are satisfied or waived) with such adjusted Exchange Ratio), or (ii) proceed with the Merger with an Exchange Ratio equal to 1.5, without any adjustment. Such discretion of the Company Board presents potential risks to MBE shareholders. For example, if the Average Price of USOP Common Stock is less than $15.33 per share and the Company Board determines that it is in the best interests of the Company and its shareholders to proceed with the Merger, MBE shareholders could receive USOP Common Stock in the Merger with a fair market value significantly less than $23.00 per share of MBE Common Stock. Conversely, if the Average Price of USOP Common Stock falls below $15.33 per share and the Company Board elects to terminate the Merger (and USOP elects not to adjust the Exchange Ratio), MBE shareholders would not receive any shares of USOP Common Stock and would instead retain their MBE shares, the value of which might decline immediately and substantially as a result of the termination of the Merger. See "The Mail Boxes Etc. Special Meeting -- Matters to be Considered."


    FAILURE TO CAPITALIZE ON NEW OPPORTUNITIES

    In considering and approving the Merger Agreement and the Merger, USOP's Board of Directors took into account the opportunities that are expected to result from the Merger. There can be no assurance that USOP will be able to capitalize on these opportunities or that it will not encounter substantial delays or additional costs in connection with this effort. Among the opportunities that were considered by USOP's Board of Directors are (i) the potential for USOP to distribute products and services to MBE's customers in the small office and home office ("SOHO") market (businesses with 20 or fewer employees); (ii) the ability of MBE franchisees to offer their customers a broader and more competitively priced array of office products and business services by taking advantage of the combined purchasing power of USOP and MBE; and (iii) the potential for USOP and MBE to use their combined purchasing power to negotiate strategic alliances or other arrangements with vendors that will enable USOP and MBE franchisees to offer their customers additional, attractive products and services. There can be no assurance that USOP will be able to capitalize on these opportunities. The failure to capitalize on these opportunities could have a material adverse effect on the business, results of operations and financial condition of USOP after completion of the Merger.

    DEPENDENCE UPON RETENTION AND INTEGRATION OF KEY EMPLOYEES

    The success of MBE after the Merger is dependent upon the retention and integration of the key management, sales, marketing and other employees of MBE. Competition for qualified personnel is keen, and competitors often attempt to recruit key employees during the period leading up to a merger and during the integration phase following a merger. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. In accordance with their terms, certain stock options held by several key MBE optionees will be fully exercisable upon the completion of the Merger, thus potentially reducing the retention incentive provided by such options. There can be no assurance that key employees will remain with MBE or USOP following the Merger. The loss of services of any of the key employees of MBE could materially and adversely affect the business, financial condition and results of operation of MBE and USOP.

    EXPENSES RESULTING FROM THE MERGER

    USOP and MBE estimate that they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers, proxy solicitors and certain other costs relating to the Merger of approximately $7.0 million associated with the Merger, which will be charged to operations as nonrecurring acquisition costs. Of the $7.0 million, $2.5 million was charged to MBE's operations as nonrecurring Merger costs for its first quarter ended July 31, 1997.

                                 THE COMPANIES

    MBE

    The predecessor company to Mail Boxes Etc. (Mail Boxes Etc. USA, Inc. ("MBE USA")) was established in 1980 in Carlsbad, California by Anthony W. DeSio, MBE's Vice Chairman of the Board and Chief Executive Officer, and three other individuals. Mail Boxes Etc., which DeSio and another outside investor founded, acquired MBE USA in 1983. MBE became a publicly held company in 1986. Today, MBE is the world's largest franchisor of postal, business and communications retail service centers.

    There are more than 2,800 MBE centers operating throughout the United States and more than 500 MBE centers serving customers outside the U.S. With MBE master licenses in place in more than 50 countries abroad, the Company's distribution network is approximately ten times larger than that of its nearest competitor.

    MBE is a service-based company. It has grown far beyond its original business of providing customers with alternative retail services to the U.S. Post Office. MBE today offers a broad spectrum of business and communications solutions, including packing and shipping, photocopying, faxing and mail receiving services, office supplies and other related services. MBE centers are also used by large corporations that need a national distribution system to dispense a variety of services to their customers and field-based employees.

    The primary sources of revenues for the Company are (1) royalty and marketing fees paid by franchisees, (2) fees paid by buyers of new franchises, and (3) sales of supplies and equipment to MBE centers.

    MBE sells franchises in the United States by using its own sales force and its national network of over 90 area franchisees. In international markets, the Company sells master licenses for the rights to operate in countries other than the United States. The master licensees in turn have the right to sell area franchises and individual franchises in their own countries.

    USOP

    USOP is one of the world's largest and fastest growing suppliers of a broad range of office and educational products and business services to corporate, commercial, industrial and educational customers. Since its founding in October 1994, USOP has emerged as a leading consolidator of several highly fragmented industries that serve the needs of its customers. USOP currently provides products and services from over 450 facilities in the United States, and from over 400 facilities in New Zealand, Australia and Canada. USOP also operates in the United Kingdom through Dudley. USOP currently has over 18,000 employees.

    USOP's strategy has been to serve as the sole source for the full range of products and business services used by middle market businesses and educational institutions around the world. USOP believes that middle market businesses, which it defines as businesses with between 20 and 500 employees, constitute one of the fastest growing sectors of the economy and have served as a greater source of new job growth in recent years than have larger organizations. USOP sells a full range of products and services, including office supplies, office furniture, print and forms management services, technology network services and equipment, corporate travel services, school supplies and furniture and office coffee and beverage services. USOP's goal is to be the provider of choice for all of a customer's office needs by offering superior customer service, convenience and a full range of products and services.

    If the Merger is approved by MBE's shareholders, USOP expects to expand its customer base to include MBE's customers, which are primarily the SOHO market. USOP believes it will be able to offer its broad range of products and services to these new customers and thereby provide those customers with the opportunity to meet all of their office needs through USOP.

    USOP has an aggressive acquisition program through which it has acquired and seeks to acquire companies with established sales presences and brand names in given geographic, product or service markets. Since its initial public offering in February 1995 through September 3, 1997, USOP has completed more than 190 acquisitions. USOP believes that the fragmented nature of many of the markets it serves has both allowed it to identify suitable acquisition candidates and enabled it, through acquisitions, to establish a leadership position in these markets. For example, USOP believes that, based upon current sales volume, it is now one of the largest contract stationers in the United States, one of the largest school supply distributors in the United States, one of the largest providers of office coffee services in the United States and one of the largest providers of contract furniture in the United States. USOP is currently organized into eight divisions to serve its various product, service and geographic markets, and to identify and pursue strategic acquisitions within these markets.

    SUB

    Sub is a California corporation organized in May 1997. Sub has not carried on any significant activities other than activities undertaken in connection with the Merger Agreement and the transactions contemplated thereby. The mailing address and telephone number of Sub are the same as those for USOP.

                      THE MAIL BOXES ETC. SPECIAL MEETING

    GENERAL


    This Proxy Statement/Prospectus is being furnished to holders of MBE Common Stock in connection with the solicitation of proxies by the Company Board for use at the Special Meeting to be held on Thursday, November 20, 1997, at 6060 Cornerstone Court West, San Diego, California 92121, commencing at 9:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof.


    MATTERS TO BE CONSIDERED

    At the Special Meeting, holders of MBE Common Stock will consider and vote upon a proposal to approve the principal terms of the Merger and such other matters as may properly be brought before the Special Meeting.


    One of the principal terms of the Merger Agreement allows MBE to terminate the Merger Agreement if the Average Price of USOP Common Stock is less than $15.33 per share and if USOP does not elect to adjust the Exchange Ratio to provide that MBE shareholders will receive $23.00 in value (based upon the Average Price of USOP Common Stock) per share of MBE Common Stock in the Merger. The Company Board does not currently plan to submit to a further shareholder vote the question of whether to give notice to USOP to terminate the Merger or to proceed with the Merger with an unadjusted Exchange Ratio if the Average Price of USOP Common Stock is below $15.33. Under the CGCL, the Company Board may, in its discretion, abandon a merger without further approval by the outstanding shares at any time before the merger is effective. However, the Company Board's discretion to terminate or proceed with the Merger is subject to its fiduciary duties to MBE shareholders under applicable law. In general, these fiduciary duties require the Company Board to act in good faith, in a manner the directors believe to be in the best interests of the Company and its shareholders and with such care as an ordinarily prudent person would use under similar circumstances. The Company Board will consider the following factors in deciding whether to terminate or proceed with the Merger if the Average Price of USOP Common Stock is below $15.33 per share: (i) whether the reasons the Company Board originally recommended approval of the Merger remain valid (see "The Merger -- Recommendation of the Board of Directors of MBE and MBE's Reasons for the Merger"); (ii) how far below $15.33 the Average Price of USOP Common Stock is at the time of the decision; (iii) the causes of the decline in the Average Price of USOP Common Stock; (iv) the business prospects and outlook for USOP and MBE (individually and on a combined basis); and (v) prevailing market conditions. In connection with its decision, the Company Board will consult with its financial and legal advisors. See "Risk Factors -- Special Considerations with Respect to the Merger -- Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price of USOP Common Stock is Below $15.33."


    RECOMMENDATION OF THE BOARD OF DIRECTORS OF MAIL BOXES ETC.

    The Company Board believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders. THE BOARD OF DIRECTORS OF MAIL BOXES ETC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER.

    RECORD DATE; VOTING RIGHTS; PROXIES; INDEPENDENT PUBLIC ACCOUNTANTS


    The Company Board has fixed the close of business on September 30, 1997 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 11,400,302 shares of MBE Common Stock issued and outstanding, each of which entitles the holder thereof to one vote, which shares were held by approximately 670 holders of record.

    The approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of MBE Common Stock as of the Record Date.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO SHAREHOLDERS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

    All shares of MBE Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted and will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF MBE COMMON STOCK WILL BE VOTED FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. MBE does not know of any matters other than as described in the Notice of Special Meeting of Shareholders that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters. A shareholder who has given a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of MBE, by signing and returning a later dated proxy or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of MBE Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

    Abstentions and broker non-votes will be treated as present for quorum purposes, but will not be counted as voted for purposes of determining the approval of any matter submitted to shareholders for a vote. The term "broker non-votes" refers to shares held by a broker in street name which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters, such as approval of the Merger, without instructions from the beneficial owner of the shares. Because the approval of the Merger by shareholders of MBE requires the affirmative vote of a majority of the shares of MBE Common Stock outstanding as of the Record Date, failure to submit a proxy, an abstention or a broker non-vote will each have the same effect as a vote against approval of the Merger.

    It is expected that one or more representatives of Ernst & Young LLP will be present at the Special Meeting. The representative(s) will have the opportunity to make a statement and to respond to appropriate questions.

    PERSONAL SOLICITATIONS AND SHARED COSTS

    All expenses of MBE's solicitation of proxies, including the cost of mailing this Proxy Statement/ Prospectus, will be borne by MBE. In addition to solicitation by use of the mails, proxies may be solicited from MBE shareholders by directors, officers and employees of MBE in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. MBE has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Special Meeting at a cost of $5,000 plus reimbursement for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and MBE will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER


    On May 22, 1997, USOP, MBE and Sub signed the Merger Agreement. As of October 9, 1997, USOP, MBE and Sub amended the Merger Agreement to take into account the stock split announced by USOP on October 7, 1997. Prior to the declaration of the stock split and the amendment of the Merger Agreement, each share of Company Common Stock was to be exchanged for 1 share of USOP Common Stock, subject to adjustment if the Average Price of USOP Common Stock was less than $23.00 or more than $29.00. The amendment adjusted the Exchange Ratio to
1.5 shares of USOP Common Stock for each share of Company Common Stock, subject to adjustment if the Average Price of USOP Common Stock is less than $15.33 or more than $19.33, to reflect the impact of the stock split and preserve the economic terms of the Merger as originally agreed to by USOP and MBE prior to the declaration of the stock split. If the Average Price of USOP Common Stock is more than $19.33, the Company's shareholders will receive for each share of MBE Common Stock that number of shares of USOP Common Stock equal to 1.5 times the quotient of $19.33 divided by the Average Price of USOP Common Stock. If the Average Price of USOP Common Stock is less than $15.33 and if MBE elects to terminate the Merger Agreement, USOP has the option, but not the obligation, to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock. If USOP adjusts the Exchange Ratio as described, MBE must accept the adjustment and, assuming all conditions to the Merger are satisfied or waived, proceed with the Merger. If the Average Price of USOP Common Stock is less than $15.33 and MBE does not elect to terminate the Merger Agreement, the Exchange Ratio will not change. Each of the shareholders of MBE Common Stock who would be entitled to receive a fractional share of USOP Common Stock upon surrender of such shareholder's shares of MBE Common Stock will receive, in lieu thereof, cash in an amount equal to the value of such fractional share.


STOCK OPTIONS

    Upon the closing of the Merger, each outstanding and unexercised option to purchase shares of MBE Common Stock will be assumed by USOP and converted into an option to purchase the Option Conversion Number (as defined below) of shares of USOP Common Stock at an exercise price per share equal to the Adjusted Exercise Price (as defined below). The term "Option Conversion Number" is defined in the Merger Agreement as the number of shares of MBE Common Stock purchasable pursuant to the original option multiplied by the Exchange Ratio. The term "Adjusted Exercise Price" is defined in the Merger Agreement as the exercise price of the original option divided by the Exchange Ratio. Such assumed option will otherwise have substantially the same terms and conditions as the option to which it is related, including the same vesting schedule (other than to the extent accelerated pursuant to the terms of such option or in accordance with the terms of any employment agreements existing as of the date of the Merger Agreement).

EFFECTIVE TIME OF THE MERGER

    On the closing date of the Merger, the parties will file with the California Secretary of State (i) a copy of the Merger Agreement, (ii) an officer's certificate for each of Sub and MBE, and (iii) a certificate of satisfaction of the California Franchise Tax Board for Sub, all as required by Section 1103 of the CGCL, and will make all other filings or recordings required under the CGCL. The Merger will become effective at such time as the Merger Documents are duly filed with the California Secretary of State, or at such other time as Sub and MBE may agree to specify in the documents to be filed with the Secretary of State. Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is currently anticipated that the Effective Time will occur as soon as practicable following the Special Meeting.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    As soon as reasonably practicable after the Effective Time, USOP will cause to be mailed to holders of record of MBE Common Stock on the Record Date (a) a letter of transmittal and (b) instructions for effecting the exchange of certificates representing MBE Common Stock for certificates representing USOP Common Stock. Upon surrender of certificates representing MBE Common Stock, the executed letter of transmittal and other reasonably required documents, former holders of MBE Common Stock will receive shares of USOP Common Stock and cash in lieu of fractional shares. SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES WITH THEIR PROXY CARD.

BACKGROUND OF THE MERGER


    References in the discussion below to the price of USOP Common Stock do not reflect the effect of the stock split.


    On September 20, 1996, the Company Board met to discuss the possibility of exploring MBE's strategic and financial alternatives, including possible strategic relationships with other companies, for the purpose of maximizing shareholder value. The Company Board authorized its Executive Committee to pursue exploratory discussions with investment bankers regarding a possible role as financial advisor to the Company.

    In October 1996, the Company Board met to discuss the possible hiring of a financial advisor to assist MBE in analyzing its strategic and financial alternatives. The Company Board then authorized the Executive Committee to retain AACC to act as MBE's exclusive financial advisor.

    From November 1996 through January 1997, representatives of the Executive Committee together with senior officers of MBE met with AACC to discuss the scope of the assignment to be undertaken by AACC and the proposed process to be followed. On December 4, 1996, MBE executed an engagement letter agreement with AACC (the "Engagement Letter"). In addition, AACC and MBE developed a list of possible strategic acquirors to be contacted during the process. AACC also conducted a financial analysis of MBE and the potential strategic acquirors and prepared a confidential memorandum describing MBE (the "Confidential Memorandum").

    In February 1997, AACC began to contact potentially interested strategic acquirors and to distribute certain materials, including the Confidential Memorandum, for them to review. A total of 23 potential strategic acquirors were contacted. Of the 23 initial contacts, seven companies reviewed public materials and then declined interest. Five companies, including USOP, signed confidentiality agreements and received the Confidential Memorandum. The other parties declined interest in pursuing the opportunity.

    On March 20, 1997, AACC received preliminary indications of interest from two parties (each, an "Interested Party" and together, the "Interested Parties"). USOP submitted a preliminary proposal setting forth a fixed one-for-one share exchange ratio in a tax-free exchange that would receive pooling-of-interests accounting treatment. On March 20, 1997, the last reported sale price of USOP Common Stock on the Nasdaq National Market was $25.13 per share. The other Interested Party (the "Second Interested Party") submitted a preliminary proposal of an exchange of a fraction of its shares having a value of between $23.00 and $25.00 for each outstanding share of MBE Common Stock. This floating exchange ratio would have been subject to a mutually agreed upon "collar", would have been tax-free and would have been accounted for under the pooling-of-interests method of accounting.

    On March 24, 1997, the Company Board met with AACC to review the preliminary proposals and discuss the process to date and the next steps to be taken. In particular, the Company Board discussed whether AACC should continue discussions with the Interested Parties and whether the Interested Parties should be invited to meet with key management of MBE. The Company Board directed AACC to continue to have discussions with the Interested Parties and to proceed with management meetings between the Interested Parties and MBE.

    On both April 2 and 3, 1997, key management from MBE and AACC met with key management from USOP in San Diego. During these meetings, MBE presented an overview of the operations of MBE and recent developments, including a description of new strategic initiatives. USOP presented an overview of its operations to MBE.

    On April 9, 1997, key management from MBE and AACC met with a senior officer from the Second Interested Party in San Diego. During this meeting, MBE presented an overview of its operations and recent developments. The Second Interested Party presented an overview of its operations to MBE.

    On April 17, 1997, senior management from MBE and AACC met with additional members of the senior management team from USOP in Washington, D.C. MBE and USOP continued to discuss possible advantages of a combination, and USOP explained in more detail its corporate history, operations, strategy and growth plans.

    On May 1 and 2, 1997, AACC received revised indications of interest through several telephone conversations with the Interested Parties. After some negotiation, USOP proposed a floating exchange ratio having a value equal to $26.25 per MBE share. USOP's Common Stock price at this time was $24.75. The Second Interested Party proposed an exchange of a fraction of its shares, which at that time represented a value less than that represented by the USOP proposal. On May 2, 1997, the Executive Committee met with AACC to discuss the revised proposals from the Interested Parties. The Executive Committee directed AACC to continue to negotiate with USOP.

    During the following weeks, Frederic Floberg, Senior Managing Director of AACC, had several discussions with Jonathan Ledecky, CEO and Chairman of the USOP Board, regarding a possible strategic transaction. On May 15, 1997, Mr. Ledecky indicated that members of the Executive Committee of USOP's Board of Directors were concerned about the previously discussed fixed value offer of $26.25 per share of MBE Common Stock because the then current price of USOP Common Stock had declined to $23.88 per share and USOP was concerned about the potential dilution to USOP stockholders that could result from a fixed value offer.


    On May 16, 1997, USOP returned to its original proposal, which consisted of the terms in the Merger Agreement prior to its amendment to reflect the stock split. These terms were as follows: the Exchange Ratio would be one as long as the Average Price of USOP Common Stock was between $23.00 and $29.00 per share; if the Average Price of USOP Common Stock was above $29.00, then the Exchange Ratio would be a fraction of a share of USOP Common Stock equal to the quotient of $29.00 divided by the Average Price of USOP Common Stock; if the Average Price of USOP Common Stock was below $23.00, then there would be no automatic adjustment in the Exchange Ratio, and the Company could terminate the Merger Agreement unless USOP should elect to adjust the Exchange Ratio to be equal to the quotient of $23.00 divided by the Average Price of USOP Common Stock. Mr. Ledecky, Mark D. Director, Chief Administrative Officer, General Counsel and Secretary of USOP, Michael Dooling, Chairman of the Board of Directors, and Anthony W. DeSio, Chief Executive Officer of MBE, and their respective advisors subsequently proceeded with the negotiation of a draft of the Merger Agreement.


    The Company Board met on May 20, 1997 with Mr. Floberg and other AACC representatives and counsel in attendance and reviewed a draft of the Merger Agreement. The purpose of the meeting was to give final consideration as to whether any other alternatives (e.g. continuing as an independent company for the time being) might present a better value for the shareholders of MBE, to consider the terms of the proposed draft contract, to receive and consider the advice of AACC with respect to the fairness of the proposed transaction with USOP and to determine whether or not to continue to negotiate the contract. At the Company Board meeting, AACC summarized for the Company Board the results of its analyses undertaken for purposes of rendering an opinion relating to the proposed transaction with USOP. Such analyses included a review of the stock price history of the MBE Common Stock and the USOP Common Stock, a comparison of MBE and USOP with other publicly traded companies, an analysis of the contribution of MBE to the financial results and condition of USOP resulting from the contemplated transaction and an analysis of the transaction in comparison to selected other acquisition transactions in the franchise industry. The AACC presentation also included a discounted cash flow analysis for MBE, a present value analysis of possible future stock prices of MBE Common Stock and a pro forma merger analysis. These analyses are summarized elsewhere in this Proxy Statement/Prospectus. See "-- Opinion of Financial Advisor." AACC also rendered its opinion, confirmed in writing as of May 22, 1997, that as of such date and subject to the assumptions and limitations identified in the opinion, the Exchange Ratio to be received by the shareholders of MBE is fair to such shareholders from a financial point of view. See "-- Opinion of Financial Advisor."

    The Company Board concluded that the process employed to solicit proposals for transactions was conducted in such a manner as to result in the most attractive alternative available to the shareholders of MBE and that the USOP proposal offered a better opportunity for enhancing shareholder value than that offered by the continuation of MBE as an independent company for the time being. Accordingly, the Company Board directed its representatives to complete the negotiation of the Merger Agreement. After the close of the market on May 21, 1997, the Company Board had several follow-up teleconference meetings and determined that the proposed transaction was in the best interests of MBE's shareholders, unanimously approved the final form of the agreement between MBE and USOP and authorized MBE's officers to execute the Merger Agreement. After the meetings of the Company Board and USOP's Board of Directors, the Merger Agreement was executed by the parties and a press release announcing the proposed transaction was issued before the commencement of trading on Thursday, May 22, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF MBE AND MBE'S REASONS FOR THE MERGER

    The Company Board unanimously approved the Merger and recommends that shareholders vote FOR approval and adoption of the principal terms of the Merger. The Company Board believes that the Merger is fair to and in the best interests of the shareholders of MBE. The Company Board considered the terms and structure of the Merger and the terms and conditions of the Merger Agreement and decided to approve the Merger and recommended unanimously that the shareholders approve the principal terms of the Merger, in light of the following factors:

    (i) the fact that the Merger Agreement resulted from a comprehensive process that the Company Board believes was conducted in such a manner as to result in the most attractive alternative available to the shareholders of MBE (see "--Background of the Merger");


    (ii) the information presented by AACC at the May 20, 1997 meeting of the Company Board and the written opinion of AACC dated May 22, 1997, to the effect that the Exchange Ratio is fair to the MBE shareholders. SHAREHOLDERS ARE URGED TO READ THE OPINION OF AACC IN ITS ENTIRETY. THIS OPINION IS INCLUDED AS APPENDIX II TO THIS PROXY STATEMENT/ PROSPECTUS.


    (iii) the strategic and financial alternatives available to MBE, including remaining an independent company and pursuing its existing growth strategy;

    (iv) information with respect to the financial condition and business of USOP, including, among other things, USOP's recent earnings performance, and the demonstrated ability of USOP to successfully implement its growth strategy;

    (v) current and historical market prices and trading information with respect to each company's common stock;

    (vi) the fact that the USOP Common Stock to be exchanged for MBE Common Stock represents ownership interests in a significantly larger company with a significantly broader, more active trading market;

    (vii) the length of time that would be required if the Merger were not completed to achieve the shareholder value to be received by the MBE shareholders through the Merger;

    (viii) the fact that, under the Merger Agreement, the Merger is expected to be treated as a tax-free reorganization under the Code;

    (ix) the expected accounting treatment of the Merger as a pooling-of-interests (thereby avoiding the reduction in future earnings which would result under purchase accounting);

    (x) the fact that the implied value resulting from the Exchange Ratio to be received by MBE shareholders represents a premium of 24.8% over the pre-announcement market price of MBE Common Stock;

    (xi) the history of MBE's contacts with other prospective parties;

    (xii) the financial strength of, and consolidation opportunities available to, USOP and its management;

    (xiii) the fact that, under the Merger Agreement, the Company Board is permitted, under certain circumstances and subject to certain notice and other requirements specified in the Merger Agreement, to provide information to or enter into discussions or negotiations with any person or entity that makes an unsolicited, Superior Proposal, as defined below and in the Merger Agreement (see "The Merger Agreement--Certain Covenants--No Inconsistent Activities"); and

    (xiv) the published reports of research analysts regarding USOP's long-term growth prospects and the potential for share price appreciation, some of which reports reflect target stock prices substantially above USOP's current stock price, and the opportunity for MBE shareholders to participate in this potential appreciation.

    The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive. The information and factors were considered by the Company Board in connection with its review of the Merger Agreement and the proposed Merger. In view of the variety of factors considered in connection with its evaluation of the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Company Board may have given different weights to different factors. Based upon this analysis, the Company Board determined that the Merger was in the best interests of the shareholders of MBE.

OPINION OF FINANCIAL ADVISOR

    MBE retained AACC to act as its financial advisor in connection with a possible transaction to enhance shareholder value. In connection with such engagement, MBE requested that AACC render its opinion as to the fairness to MBE's shareholders of the Exchange Ratio to be received in the Merger.


    On May 22, 1997, in connection with the evaluation of the proposal from USOP by the Company Board, AACC rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio to be received by MBE shareholders is fair to such shareholders from a financial point of view. AACC thereafter confirmed as of the date of this Proxy Statement/Prospectus its May 22, 1997 opinion.



    THE FULL TEXT OF THE WRITTEN OPINION OF AACC, DATED MAY 22, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY AACC IN RENDERING ITS OPINION. AACC'S OPINION DOES NOT REFLECT THE STOCK SPLIT ANNOUNCED BY USOP ON OCTOBER 7, 1997. AACC'S OPINION WAS PREPARED FOR THE COMPANY BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF MBE COMMON STOCK. THE AACC OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER AND DOES NOT CONSTITUTE AN OPINION AS TO WHAT THE VALUE OF USOP COMMON STOCK ACTUALLY WILL BE WHEN ISSUED TO MBE SHAREHOLDERS

PURSUANT TO THE MERGER. THE SUMMARY OF THE OPINION OF AACC SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    In connection with its opinion, AACC reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of MBE and certain senior officers and other representatives of USOP concerning the businesses, operations and prospects of MBE and USOP. AACC examined certain publicly available business and financial information relating to MBE and USOP, as well as certain financial data and other data for MBE and certain financial information and other data related to USOP which were provided to or otherwise discussed with AACC by the respective management of MBE and USOP. AACC reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of MBE Common Stock and USOP Common Stock; (ii) the respective companies' financial and other operating data; and
(iii) the capitalization and financial condition of MBE and USOP. AACC also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which AACC considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations AACC considered relevant in evaluating those of MBE and USOP. In connection with AACC's engagement, AACC identified, approached and held discussions with certain third parties to solicit indications of interest in a possible acquisition of MBE.

    In rendering its opinion, AACC assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not make, obtain or assume any responsibility for independent verification of such information. In addition, AACC did not make an independent evaluation or appraisal of the assets and liabilities of MBE or USOP or any of their respective subsidiaries.


    The following is a summary of the financial analyses AACC utilized in connection with providing its written opinion to the Company Board on May 20, 1997. The prices of USOP Common Stock referenced in this summary do not reflect the stock split.


    (a) STOCK TRADING HISTORY. AACC examined the history of the closing prices and trading volumes for the shares of MBE Common Stock. This examination showed that during the four week period from April 21, 1997 to May 16, 1997, the closing price of MBE Common Stock ranged from $21.00 per share to $18.00 per share. This range may be compared to the range of values to be received pursuant to the Exchange Ratio. In addition, this examination showed that over the period from May 16, 1996 to May 16, 1997, the closing price of MBE Common Stock ranged from $25.88 per share to $16.50 per share. AACC also examined the history of the closing prices and trading volumes for the shares of USOP Common Stock. This examination showed that during the four-week period from April 21, 1997 to May 16, 1997, the closing price of USOP Common Stock ranged from $26.25 per share to $20.50 per share. In addition, this examination showed that over the period from May 16, 1996 to May 16, 1997, the closing price of USOP Common Stock ranged from $44.88 per share to $20.50 per share.

    (b) COMPARISON OF SELECTED PEER COMPANIES. AACC compared selected historical stock market and balance sheet data and historical or pro forma financial ratios for MBE and USOP to the corresponding data and ratios of the following group of selected franchisor companies (in the case of MBE) and groups of office products distribution companies (in the case of USOP) and the companies indicated within each such group: (a) Franchisor Group: Boston Chicken, Inc., General Nutrition Companies, HFS, Incorporated, McDonald's Corporation, Papa John's International; (b) Office Products Distribution-- (i) Contract Stationers: Boise Cascade Office Products, BT Office Products, Corporate Express, (ii) Office Superstores: Office Depot, OfficeMax, Staples, and (iii) Mail Order: Viking Office Products. The multiples of MBE and USOP were calculated using a price of $19.00 per share of MBE Common Stock and a price of $23.75 per share of USOP Common Stock, the closing prices as of May 16, 1997. Such data and ratios included, among other things, total market capitalization (current stock price multiplied by shares outstanding plus total debt less cash and cash equivalents), total market capitalization to latest 12 months ("LTM") sales, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"), as well as calendar year 1997 and 1998 estimated price-to-earnings ("P/E") ratios. The LTM data for MBE was based upon MBE's reported results for the period ended January 31, 1997, adjusted for the one-time litigation charge incurred in MBE's second quarter of its 1997 fiscal year. The LTM data for USOP was based upon USOP's pro forma reported results for the period ended January 25, 1997, excluding MBE, and adjusted for nonrecurring items. For the franchisor companies, an analysis of total market capitalization to LTM sales yielded a range of 9.8x to 2.1x (with a median of 3.8x) compared to 2.9x for MBE. For the office products companies, an analysis of total market capitalization to LTM sales yielded a range of 1.1x to 0.3x (with a median of 0.6x) compared to 0.7x for USOP. For the franchisor companies, an analysis of total market capitalization to LTM EBITDA yielded a range of 20.7x to 12.1x (with a median of 13.5x) compared to 10.9x for MBE. For the office products companies, an analysis of total market capitalization to LTM EBITDA yielded a range of 15.0x to 7.3x (with a median of 10.1x) compared to 11.9x for USOP. For the franchisor companies, an analysis of total market capitalization to LTM EBIT yielded a range of 27.9x to 15.4x (with a median of 16.3x) compared to 11.6x for MBE. For the office products companies, an analysis of total market capitalization to LTM EBIT yielded a range of 19.1x to 11.4x (with a median of 14.0x) compared to 14.2x for USOP. For the franchisor companies, an analysis of calendar 1997 estimated P/E ratios yielded a range of 32.1x to 15.7x (with a median of 20.9x) compared to 17.8x for MBE. For the office products companies, an analysis of calendar 1997 estimated P/E ratios yielded a range of 27.0x to 12.9x (with a median of 18.4x) compared to 16.3x for USOP. For the franchisor companies, an analysis of calendar 1998 estimated P/E ratios yielded a range of 24.6x to 12.1x (with a median of 16.4x) compared to 14.8x for MBE. For office products companies, an analysis of calendar 1998 estimated P/E ratios yielded a range of 21.1x to 11.1x (with a median of 15.0x) compared to 12.4x for USOP.

    (c) SELECTED TRANSACTIONS ANALYSIS. AACC analyzed certain information relating to selected transactions in the franchising industry (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions, (i) aggregate consideration as a multiple of LTM sales ranged from 6.2x to 0.6x with a median of 2.2x compared to a multiple of 3.6x at $23.00 per share and 4.6x at $29.00 per share for the Merger (per share amounts reflect the range of possible offer prices for MBE Common Stock), (ii) aggregate consideration as a multiple of LTM EBITDA ranged from 15.8x to 4.4x with a median of 8.9x compared to a multiple of 13.5x at $23.00 per share and 17.4x at $29.00 per share for the Merger, (iii) aggregate consideration as a multiple of LTM EBIT ranged from 28.0x to 9.5x with a median of 14.2x compared to a multiple of 14.4x at $23.00 per share and 18.5x at $29.00 per share for the Merger, and (iv) equity consideration as a multiple of LTM net income ranged from 30.4x to 14.9x with a median of 21.2x compared to a multiple of 25.2x at $23.00 per share to 31.7x at $29.00 per share for the Merger.

    (d) CONTRIBUTION ANALYSIS. AACC reviewed certain historical operating and financial information (including, among other things, revenue, EBIT, net income and market capitalization) for MBE, USOP and the pro forma financial information reflecting the Merger and other transactions of USOP. This analysis indicated that MBE would have contributed (i) 2.3% to pro forma combined revenue, 10.0% to pro forma combined EBIT and 12.2% to pro forma combined net income, in each case for the twelve month period ended January 31, 1997 and assuming that the Merger had occurred on February 1, 1996, and (ii) 14.0% to pro forma combined total market capitalization and 14.6% to pro forma combined ownership, in each case as of May 16, 1997 and assuming that the Merger had occurred as of that date.

    (e) DISCOUNTED CASH FLOW ANALYSIS. AACC performed a discounted cash flow analysis of MBE. AACC calculated a net present value of estimated cash flows as provided by MBE management for the fiscal years ended April 30, 1998 through 2001 using discount rates ranging from 13.0% to 17.0%. AACC calculated MBE's terminal values in the fiscal year 2001 based on multiples ranging from 8x EBIT to 11x EBIT. These terminal values were then discounted to present value using discount rates from 13.0% to 17.0%. Using the foregoing terminal values and discounted cash flows for MBE, the equity value per share ranged from $19.99 to $28.51.

    (f) PRESENT VALUE OF PROJECTED STOCK PRICE ANALYSIS. AACC calculated the present value of a share of MBE Common Stock assuming various growth rates applied to estimated fiscal year 1997 earnings per share. Earnings per share multiples ranging from 15.0x to 22.5x were applied to the fiscal year 2001 estimated earnings per share, and then discounted at rates ranging from 13.0% to 17.0%. The present value suggested a range of valuation for MBE between $14.55 per share and $28.06 per share.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying AACC's opinion. In arriving at its fairness determination, AACC considered the results of all of such analyses. No company or transaction used in the above analyses as a comparison is identical to MBE or USOP or the Merger. The analyses were prepared solely for purposes of AACC's opinion provided to the Company Board as to the fairness of the Exchange Ratio to be received by the shareholders of MBE pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MBE, USOP, AACC or any other person assumes responsibility if future results are materially different from those forecast.

    AACC, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. MBE selected AACC as its financial advisor because AACC is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

    In the ordinary course of AACC's business, AACC and its affiliates may actively trade securities of MBE and USOP for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


    Pursuant to the Engagement Letter, MBE engaged AACC to act as its financial advisor in connection with the possible sale of MBE. Pursuant to the terms of the Engagement Letter, MBE paid AACC a $50,000 initial retainer fee, and an additional $250,000 in connection with AACC's rendering of the fairness opinion. Pursuant to the terms of the Engagement Letter, MBE will pay AACC, on the closing date, cash compensation equal to one percent (1.0%) of the transaction value, less amounts paid previously under the Engagement Letter. Further, MBE has agreed to reimburse AACC for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify AACC against certain liabilities, including certain liabilities under the federal securities laws.


APPROVAL OF THE BOARD OF DIRECTORS OF U.S. OFFICE PRODUCTS COMPANY AND U.S.
  OFFICE PRODUCTS' REASONS FOR THE MERGER

    The Board of Directors of USOP unanimously approved the Merger Agreement. The Merger does not require the approval of USOP's stockholders. In reaching its conclusion to approve the Merger Agreement, the Board of Directors of USOP considered many factors, including the following material factors:

    (i) the potential for MBE and USOP to provide an enhanced level of service to the SOHO market by making available a broader range of business products and services;

    (ii) MBE's revenue and financial condition including MBE's increases in revenues during the first three fiscal quarters of its 1997 fiscal year, and as compared to MBE's year-to-date earnings as of January 31, 1996; MBE's excess cash; and MBE's low level of indebtedness;

    (iii) the ability of MBE franchisees to offer to their customers a larger variety of office products and business services at the same favorable prices that other large office supply competitors offer to the public;

    (iv) the expected accounting treatment of the Merger as a pooling-of-interests (thereby avoiding the reduction in future earnings which would result under purchase accounting);

    (v) the breadth of MBE's franchise network and the strategic benefits to USOP of expanding its business to include the SOHO market through MBE's broad distribution methods;

    (vi) the regulatory approvals required to consummate the Merger and the favorable prospects for receiving all of such approvals;

    (vii) MBE's success as a franchisor;

    (viii) the greater purchasing power of USOP, which can benefit MBE franchisees and their customers as well as MBE (and, thus, USOP and its stockholders); and

    (ix) the name recognition of MBE.

    The foregoing discussion of the information and factors considered by the USOP Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the USOP Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the USOP Board of Directors may have given different weights to different factors. Based on this analysis, the USOP Board of Directors determined that the Merger is consistent with and in furtherance of USOP's long-term business strategy and USOP's goal of becoming the premier supplier of all office products and business services to small and medium-sized companies.


    The factors considered by the USOP Board of Directors include forward-looking statements relating to the opportunities that are expected to result from the Merger. The actual results, performance or achievement of USOP and MBE assuming consummation of the Merger could differ materially from the anticipated results expressed above. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" beginning on page 16. Neither the Company nor USOP undertakes any obligation to revise these forward-looking statements to reflect any future events or circumstances.


SHARES TO BE VOTED BY DIRECTORS AND EXECUTIVE OFFICERS


    As of the Record Date, directors and executive officers of MBE had or shared ownership of approximately 19% of the outstanding shares of MBE Common Stock. As of the Record Date, directors and executive officers of USOP and their affiliates were not beneficial owners of any of the outstanding shares of MBE Common Stock.


FEDERAL INCOME TAX CONSEQUENCES

    Neither MBE, USOP nor Sub intends to secure a ruling from the Internal Revenue Service (the "Service") with respect to the tax consequences of the Merger. However, it is the opinion of O'Melveny & Myers LLP, counsel to MBE, that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (a) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and USOP, MBE and Sub will each be a party to the reorganization within the meaning of section 368(b) of the Code; (b) no gain or loss will be recognized by the holders of shares of MBE Common Stock upon the receipt of shares of USOP Common Stock in exchange for such shares of MBE Common Stock, except that a shareholder who receives cash in lieu of a fractional share interest in USOP Common Stock will recognize gain or loss equal to the difference between such cash and the basis allocated to the fractional share interest; (c) the basis of the shares of USOP Common Stock received by a holder of shares of MBE Common Stock (including any fractional share interest treated as received) will be the same as the basis of the shares of MBE Common Stock exchanged therefor; and (d) the holding period of the shares of USOP Common Stock received by a holder of shares of MBE Common Stock (including any fractional share interest treated as received) will include the holding period of the shares of MBE Common Stock exchanged therefor, provided such shares of MBE Common Stock were held as a capital asset at the effective time of the Merger.

    TAX IMPLICATIONS TO MBE, USOP AND SUB

    No gain or loss will be recognized for federal income tax purposes by MBE, USOP or Sub as a result of the Merger.

    TAX IMPLICATIONS TO DISSENTING SHAREHOLDERS

    Holders of MBE Common Stock who exercise their dissenters' rights with respect to their shares will generally be treated as if such shares were exchanged for the amount of cash received. Accordingly, dissenting shareholders may recognize gain or loss as a result of the Merger. The nature and amount of such gain or loss will depend on a number of factors, and shareholders considering dissenting are strongly urged to consult their tax advisors as to the particular tax consequences of doing so.

    OTHER TAX ASPECTS

    Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on a shareholder by the country, state or jurisdiction in which the holder resides or is a citizen. In addition to federal income taxes, shareholders may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions. Shareholders may also be subject to income, intangible property, estate and inheritance taxes in their state of domicile. Shareholders should consult their own tax advisors with regard to state income, inheritance and estate taxes.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A SUMMARY, AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF STOCK IN MBE BEFORE THE MERGER OR THE DISPOSITION OF USOP STOCK AFTER THE MERGER. ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling-of-interests for accounting purposes. Under this method of accounting, following completion of the Merger, the financial conditions, results of operations and cash flows of USOP and MBE will be reflected for accounting purposes as if MBE had always been a wholly owned subsidiary of USOP. USOP has been advised by its independent accountants that they believe the Merger will qualify as a pooling-of-interests under generally accepted accounting principles. MBE has been advised by its independent accountants that MBE meets the criteria for a pooling-of-interests. USOP's obligation to complete the Merger is conditioned on, among other things,
(i) the receipt by USOP and MBE, at the Effective Time, of written confirmation from their respective independent accountants of the advice described above, and
(ii) no events having occurred which would establish with reasonable certainty that the Merger could not be treated as a pooling-of-interests.

    CONFLICTS OF INTEREST


    As of the Record Date, directors and executive officers of MBE beneficially owned an aggregate of 2,196,994 shares of MBE Common Stock. Assuming the maximum value of $29.00 (based on the Average Price of USOP Common Stock) per share of MBE Common Stock is received by MBE shareholders in the Merger, the aggregate dollar value of the shares of USOP Common Stock to be received in the Merger by the executive officers and directors of MBE would be approximately $63,712,826.

    Certain of the major shareholders of MBE beneficially owning in the aggregate approximately 34% of the shares of MBE Common Stock outstanding as of the Record Date have entered into the Voting Agreements pursuant to which they have agreed, among other things, to vote in favor of the Merger. See "--Voting Agreements."

    Pursuant to the employment agreement dated September 18, 1996 between MBE and James H. Amos, Jr., MBE's President and Chief Operating Officer, if Mr. Amos' employment with MBE is terminated solely due to a sale or merger of MBE prior to September 20, 1998, Mr. Amos is entitled to receive his annual base salary of $231,000 over a 12-month period following his date of termination and to retain his medical insurance coverage (under the terms of MBE's then-existing medical insurance plan) for a period of one year following such termination. USOP expects to negotiate employment arrangements with certain executive officers of MBE on mutually agreeable terms which the Company anticipates will be similar to those arrangements that USOP typically negotiates with executive officers of other companies that it acquires.

    Pursuant to the Merger Agreement, USOP is required to indemnify and defend (and to bear all associated costs and expenses) each officer and director of MBE serving as such immediately prior to the Effective Time of the Merger from and against any and all claims, damages and losses relating to or arising out of (i) their performance of their respective Company duties prior to the Effective Time, or (ii) the consummation of any of the transactions contemplated by the Merger Agreement. In addition, USOP is required under the Merger Agreement to cause the surviving corporation to provide, for a period of four years following the Effective Time, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person covered by MBE's officers' and directors' liability insurance policy currently in effect on terms with respect to coverage and amount that are no less favorable than those provided in MBE's current policy. See "The Merger Agreement--Certain Covenants."

    As of the Record Date, directors and executive officers of MBE held outstanding options to purchase an aggregate of 1,302,007 shares of MBE Common Stock. Pursuant to the Merger Agreement, each MBE stock option outstanding at the Effective Time, including the options held by MBE directors and executive officers, will be converted into an option to acquire the Option Conversion Number of shares of USOP Common Stock at an exercise price per share equal to the Adjusted Exercise Price. See "The Merger Agreement--Stock Options."

    In light of the foregoing, the directors and executive officers of MBE may have personal interests in the Merger which are not identical to the interests of other MBE shareholders.

    VOTING AGREEMENTS

    USOP has entered into the Voting Agreements with certain of the major shareholders of MBE (and their affiliates) beneficially owning approximately 34% of the outstanding shares of MBE Common Stock as of the Record Date. These agreements, dated May 22, 1997, include (i) an agreement to vote or cause to be voted the shares of MBE Common Stock owned or controlled by the shareholders executing the agreements in favor of the Merger, (ii) an appointment of USOP as proxy for and on behalf of such shareholders to vote their shares of MBE Common Stock in favor of the Merger, and, (iii) except as provided in the affiliate agreement to which each such shareholder is a party (see "--Certain Other Agreements"), an agreement not to sell, transfer, pledge or otherwise dispose of any of their shares of MBE Common Stock or any interest therein without the written consent of USOP. The Voting Agreements were executed by Michael Dooling, MBE's Chairman of the Board, Anthony W. DeSio, MBE's Vice Chairman of the Board and Chief Executive Officer, and United Parcel Service of America, Inc. The Voting Agreements terminate on the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

    CERTAIN OTHER AGREEMENTS

    Each of the affiliates of MBE has agreed not to transfer or otherwise dispose of or reduce such affiliate's risk relating to (i) any shares of the MBE Common Stock within 30 days prior to the Effective Time, and (ii) any shares of USOP Common Stock acquired in the Merger until USOP has released results of operations that reflect the combined post-Merger operations of USOP and MBE for a minimum of 30 days, except for certain DE MINIMIS transactions as permitted under the affiliate agreements. In addition, each of the affiliates has agreed to certain federal securities law restrictions on the resale of USOP Common Stock. See "--Federal Securities Law Consequences." The restrictions on resale are intended to preserve the characterization of the Merger for federal income tax purposes as a tax-free reorganization, to comply with the requirements for pooling-of-interests accounting treatment and to comply with restrictions on the resale of securities imposed by the federal securities laws.

    FEDERAL SECURITIES LAW CONSEQUENCES

    This Proxy Statement/Prospectus, unless appropriately amended or supplemented, does not cover any resales by MBE shareholders of any shares of USOP Common Stock that they receive in the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

    All shares of USOP Common Stock received by MBE shareholders in the Merger will be freely transferable, except that persons who are deemed to be "affiliates" (as such term is defined for purposes of the pooling-of-interests requirements and the Securities Act) of MBE prior to the Merger may resell shares they receive only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of MBE generally include individuals or entities who or that control, are controlled by, or are under common control with, MBE and may include certain officers, directors and principal shareholders of MBE. In addition, except for certain permitted DE MINIMIS transactions (subject to compliance with federal securities laws), such affiliates will not be permitted to sell shares they receive in the Merger until USOP has released results of operations that reflect the combined post-Merger operations of USOP and MBE for a minimum of 30 days. See "--Certain Other Agreements."

    GOVERNMENTAL AND REGULATORY APPROVAL

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. USOP and MBE filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 20, 1997. The FTC and the Antitrust Division granted early termination of the HSR waiting period on July 3, 1997. Thus, the waiting period requirements of the HSR Act have been satisfied. Nevertheless, at any time before or after consummation of the Merger, the FTC, the Antitrust Division or state attorneys' general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on the information available to them, USOP and MBE believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such challenge were made, USOP and MBE would prevail or would not be required to accept certain conditions, including the divestitures of certain assets, in order to consummate the Merger.

    DISSENTERS' RIGHTS OF APPRAISAL

    The rights of shareholders of MBE to dissent from approval of the Merger and demand payment for their shares are governed by Chapter 13 of the CGCL, the full text of which is reprinted as Appendix III to this Proxy Statement/Prospectus. The summary of these rights set forth below is not intended to be complete and is qualified in its entirety by reference to Appendix III.

    Under the CGCL, shareholders of MBE will not have any dissenters' rights with respect to the Merger unless demands for payment are duly filed with respect to five percent or more of the outstanding shares of MBE Common Stock. If the holders of five percent or more of the outstanding shares of MBE Common Stock duly file demands for payment and fully comply with Chapter 13 of the CGCL, they will have dissenters' rights to be paid in cash the fair market value of their shares.

    Under the CGCL, "fair market value" is determined as of the day before the first announcement of the terms of the Merger Agreement, excluding any appreciation or depreciation as a consequence of the Merger. If the parties are unable to agree on a fair market value, the dissenting shareholder may request the Superior Court for the County of San Diego to determine the fair market value of the shares. The court's decision would be subject to appellate review.

    The terms of the Merger Agreement were publicly announced on May 22, 1997. On May 21, 1997, the last trading day prior to the public announcement of the terms of the Merger, the high and low sales prices for MBE Common Stock were $19.63 and $19.13, respectively.

    DISSENTERS' RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES. Persons who are beneficial owners of shares held of record by another person, such as a broker, a bank or a nominee, should instruct the record holder to follow the procedures outlined below if such beneficial owners wish to dissent from the approval of the Merger.

    As described more fully below, in order to perfect their dissenters' rights, shareholders of record must: (i) make written demand for the purchase of their dissenting shares to MBE or its transfer agent on or before the date of the Special Meeting; (ii) vote their dissenting shares against approval of the Merger; and (iii) within 30 days after the mailing to shareholders by MBE of notice of approval of the Merger, submit the certificates representing their dissenting shares to MBE, or its transfer agent, for notation thereon that they represent dissenting shares. Failure to follow any of these procedures may result in the loss of statutory dissenters' rights.

    DEMAND FOR PURCHASE

    Dissenting shareholders of MBE must submit to MBE at its principal office, 6060 Cornerstone Court West, San Diego, California 92121, or to its transfer agent, Chase Mellon Shareholder Services, 400 South Hope Street, 4th floor, Los Angeles, California 90071, a written demand that MBE purchase for cash those shares with respect to which they wish to act as dissenting shareholders.

    The notice must state the number of shares held of record which the shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. That statement of fair market value will constitute an offer by the dissenting shareholder to sell such shares at that price. SUCH DEMAND WILL NOT BE EFFECTIVE UNLESS IT IS RECEIVED BY NOT LATER THAN THE DATE OF THE SPECIAL MEETING.

    Dissenting shareholders may not withdraw their demand for payment without the consent of the Company Board. The rights of dissenting shareholders to demand payment terminate if the Merger is abandoned (although dissenting shareholders are entitled upon demand to reimbursement of expenses incurred in a good faith assertion of their dissenters' rights), or if the shares are transferred prior to submission for endorsement as dissenting shares.

    No shareholder who has a right to demand payment of cash for such shareholder's shares and who in fact makes such a demand will have any right to attack the validity of the Merger or have the Merger set aside or rescinded, except in an action to test whether MBE has received the number of shares required to approve the Merger. Any shareholder who does not demand payment of cash for such shareholder's shares and who institutes an action to attack the validity of the Merger or to have the Merger set aside or rescinded would not thereafter have any right to demand payment of cash pursuant to the exercise of dissenters' rights.

    VOTE AGAINST APPROVAL OF THE MERGER

    Dissenting shareholders must vote their dissenting shares against approval of the Merger. Record shareholders may vote part of the shares that they are entitled to vote in favor of the Merger or abstain from voting a part of such shares without jeopardizing their dissenters' rights as to other shares; however, if record shareholders vote part of the shares they are entitled to vote in favor of the Merger and fail to specify the number of shares they are so voting, it is conclusively presumed under California law that their approving vote is with respect to all shares that they are entitled to vote. Voting against the Merger will not of itself, absent compliance with the provisions of Chapter 13 of the CGCL summarized herein, satisfy the requirements of the CGCL for exercise and perfection of dissenters' rights. However, any shareholder desiring to exercise dissenters' rights must vote against approval of the Merger.

    NOTICE OF APPROVAL

    If shareholders have a right to require MBE to purchase their shares for cash under the dissenters' rights provisions of the CGCL, MBE will mail to each such shareholder a notice of approval of the Merger within ten days after the date of shareholder approval, stating the price determined by it to represent the "fair market value" of the dissenting shares. The statement of price will constitute an offer to purchase any dissenting shares at that price.

    SUBMISSION OF STOCK CERTIFICATES

    Within 30 days after the mailing of the notice of approval of the business combination, dissenting shareholders must submit to MBE or its transfer agent, at the address set forth above, certificates representing the dissenting shares to be purchased, to be stamped or endorsed with a statement that the shares are dissenting shares or are to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the Merger will specify the date by which the submission of certificates for endorsement must be made and a submission made after that date will not be effective for any purpose.

    PURCHASE OF DISSENTING SHARES

    If a dissenting shareholder and MBE agree that the shares are dissenting shares and agree upon the price of the shares, MBE will, upon surrender of the certificates, make payment of that amount (plus interest thereon at the legal rate on judgments from the date of such agreement) within 30 days after that agreement. Any agreement between dissenting shareholders and MBE fixing the "fair market value" of any dissenting shares must be filed with the Secretary of MBE.

    If MBE denies that the shares are dissenting shares, or MBE and a dissenting shareholder fail to agree upon the "fair market value" of the shares, the dissenting shareholder may, within six months after the date on which notice of approval of the Merger was mailed to the shareholder, but not thereafter, file a complaint (or intervene in a pending action, if any) in the Superior Court for San Diego County, State of California, requesting that the Superior Court determine whether the shares are dissenting shares and the "fair market value" of such dissenting shares. The Superior Court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned as the Superior Court considers equitable, but if the "fair market value" is determined to exceed the price offered to the shareholder by MBE, then MBE will be required to pay such costs (including, in the discretion of the Superior Court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments, if such "fair market value" is determined to exceed 125% of the price offered by
MBE). A dissenting shareholder must bring this action within six months after the date on which notice of approval of the Merger was mailed to the shareholder whether or not the corporation responds within such time to the shareholder's written demand that MBE purchase for cash shares voted against the approval of the Merger.

    The Merger Agreement entitles USOP to terminate the Merger Agreement if holders of more than five percent of the outstanding shares of MBE Common Stock vote against approval of the Merger. USOP expects that it will not terminate the Merger Agreement for this reason unless the percentage of shares of MBE Common Stock voted against the Merger makes it unlikely that the Merger could be accounted for under the pooling-of-interests method of accounting. In general, the Merger could not be accounted for as a pooling-of-interests if more than 10% of the shares of MBE Common Stock were dissenting shares that had to be purchased for cash pursuant to Chapter 13 of the CGCL.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A SUMMARY DESCRIPTION OF CERTAIN TERMS OF THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS DESCRIPTION CONTAINS THE MATERIAL TERMS OF THE MERGER AGREEMENT BUT IS NOT COMPLETE AND IS QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT. MBE SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY IN ITS ENTIRETY. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUMMARY HAVE THE MEANINGS GIVEN TO THEM IN THE MERGER AGREEMENT.

    GENERAL

    The Merger Agreement provides that, upon the satisfaction or waiver of specified conditions, MBE and USOP will consummate the Merger, in which Sub will merge with and into MBE, with MBE as the Surviving Corporation. Upon the effectiveness of the Merger, the separate existence of Sub will cease and USOP will own directly 100% of the outstanding capital stock of MBE. The closing of the Merger is expected to take place as soon as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, including approval of the Merger Agreement by MBE shareholders.

    Upon and after the Merger, the MBE Charter will be the Articles of Incorporation of the Surviving Corporation and the Bylaws of Sub will be the Bylaws of the Surviving Corporation. The initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Merger and the initial officers of the Surviving Corporation will be the officers of MBE immediately prior to the Merger, with the addition of Mark D. Director, Chief Administrative Officer, and General Counsel and Secretary of USOP, as an Assistant Secretary of MBE, and except that Mr. DeSio will not serve as the Chief Executive Officer of the Surviving Corporation.

    CONVERSION OF SHARES


    The Merger Agreement provides that at the Effective Time each share of MBE Common Stock issued and outstanding as of the Effective Time (other than shares that are held by dissenting shareholders) will be converted into the right to receive 1.5 shares of USOP Common Stock, subject to adjustment under certain circumstances in the event that the Average Price of USOP Common Stock (as defined above) is less than $15.33 or more than $19.33. If the Average Price of USOP Common Stock is more than $19.33, the Exchange Ratio will automatically be adjusted to be equal to 1.5 times the quotient of $19.33 divided by the Average Price of USOP Common Stock. If the Average Price of USOP Common Stock is less than $15.33 and if MBE elects to terminate the Merger Agreement, USOP has the option, but not the obligation, to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock. If USOP adjusts the Exchange Ratio as described, MBE must accept the adjustment and, assuming all other conditions to the Merger are satisfied or waived, proceed with the Merger. If the Average Price of USOP Common Stock is less than $15.33 and MBE does not elect to terminate the Merger Agreement, the Exchange Ratio will not change. See "Risk Factors -- Special Considerations with Respect to the Merger -- Risks Associated with Exchange Ratio" and " -- Merger Approval Confers Discretion on Company Board to Terminate or Proceed with Merger if Average Price is Below $15.33." Each of the shareholders of MBE Common Stock who would be entitled to receive a fractional share of USOP Common Stock upon surrender of such shareholder's shares of MBE Common Stock will receive, in lieu thereof, cash in an amount equal to the value of such fractional share.


    The Merger Agreement also provides that at the Effective Time each share of MBE Common Stock owned by USOP, Sub or any other subsidiary of USOP will automatically be canceled or retired without conversion and without payment of any consideration. As of the date of this Proxy Statement/Prospectus, none of USOP, Sub or any other subsidiary of USOP owned any shares of MBE Common Stock.

    As of the Effective Time, shares of MBE Common Stock will no longer be outstanding and will automatically be canceled and retired and shall cease to exist. Each certificate previously representing shares of MBE Common Stock will represent only the right to receive shares of USOP Common Stock into which the MBE Common Stock was converted in the Merger. No fractional shares of USOP Common Stock will be issued in the Merger. Instead of fractional shares, holders of MBE Common Stock will receive a cash payment equal to the fraction of USOP Common Stock that would otherwise be issued, multiplied by the Average Price of USOP Common Stock.

    STOCK OPTIONS

    Pursuant to the Merger Agreement and the terms of the outstanding options under MBE's Restated 1985 Stock Option Plan, 1995 Employee Stock Option Plan and 1995 Stock Option Plan for Non-Employee Directors, each option outstanding immediately prior to the Effective Time, whether or not exercisable, will be converted as of the Effective Time into the right to purchase from USOP the Option Conversion Number of shares of USOP Common Stock at the Adjusted Exercise Price (each, an "Adjusted Option"). Each Adjusted Option will have substantially the same terms as the MBE stock option to which it is related. No fractional shares of USOP Common Stock will be issued on exercise of an Adjusted Option. A holder who exercises an Adjusted Option and would otherwise be entitled to receive a fractional share will receive instead an amount of cash equal to the fractional part of a share of USOP Common Stock multiplied by the closing price of USOP Common Stock on the Nasdaq National Market System on the trading date immediately preceding the exercise date. USOP has agreed to take such actions as are necessary for the conversion of MBE stock options into Adjusted Options. See "The Merger -- Stock Options."

    REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains representations and warranties of MBE relating to, among other things, (a) proper organization, power and qualification, (b) capital structure, (c) the authorization, performance and enforceability of the Merger Agreement, (d) the noncontravention by the Merger Agreement of any agreement, law or charter or bylaw provision of MBE, (e) required consents and approvals, (f) the accuracy of the information contained in the documents filed by MBE with the Commission and supplied by MBE for use in this Proxy Statement/Prospectus, (g) defaults, (h) absence of certain changes or events,
(i) litigation, (j) employee benefit plans and absence of changes in benefit plans, (k) taxes, (l) compliance with applicable laws, (m) environmental matters, (n) intellectual property, (o) certain matters relating to the pooling-of-interests accounting treatment of the Merger, (p) certain franchising matters and (q) contracts.

    The Merger Agreement also contains representations and warranties of USOP relating to, among other things, (a) proper organization, power and qualification, (b) capital structure, (c) the authorization, performance and enforceability of the Merger Agreement, (d) the noncontravention of any agreement, law or charter or bylaw provision of USOP by the Merger Agreement,
(e) required consents and approvals, (f) the accuracy of the information contained in the documents filed by USOP with the Commission and supplied by USOP for use in this Proxy Statement/Prospectus and (g) certain matters relating to the pooling-of-interests accounting treatment of the Merger.

    CERTAIN COVENANTS

    CONDUCT OF BUSINESS

    Under the terms of the Merger Agreement, MBE has agreed that, during the period from the date of the Merger Agreement until the Effective Time, it will and it will cause its subsidiaries to, conduct their businesses in the ordinary course. In particular, MBE has agreed that, other than as set forth in the Merger Agreement or with USOP's consent, it will not and it will not permit any of its subsidiaries to: (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than distributions or dividends by any wholly owned subsidiary of MBE to its parent,
(b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of securities in respect of, or in lieu of or in substitution for, shares of its capital stock, (c) purchase, redeem or otherwise reacquire shares of capital stock or other securities of MBE or any of its subsidiaries or any rights, warrants or options to acquire such shares or securities, (d) other than the issuance upon the exercise of outstanding options to purchase MBE Common Stock or pursuant to employment agreements existing on the date of the Merger Agreement, issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance or authorization of, any shares of capital stock or any voting securities or securities convertible into, or any rights, warrants or options to acquire, any such securities, (e) amend the terms of any of such rights, warrants or options,
(f) amend its charter or bylaws, except as may be necessary in connection with a change in the number of directors of MBE, (g) mortgage or otherwise encumber, sell, lease, exchange or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice, (h) acquire any material corporation, partnership or other business organization or acquire, lease or otherwise dispose of a material subsidiary or material amount of assets or securities, (i) increase the rate or terms of compensation payable to directors, executive officers, or employees (other than usual and customary salary increases to employees) or pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing MBE benefit plan or employment agreement described by the Company in a document filed with the Commission prior to the date of this Merger Agreement, (j) except as set forth in the Company's disclosure schedules to the Merger Agreement, commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan or increase the rate or terms of any employee plan or benefit arrangement, (k) increase the rate of compensation under or otherwise change the terms of any existing employment agreement (except in accordance with past practice or under the terms of existing compensation plans or employment agreements), (l) change its fiscal year, (m) waive any material right or claim of MBE or settle any litigation or material dispute, (n) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person except in the ordinary course of business, (o) amend any form of franchise agreement or other contract in a material respect or amend any individual franchise agreement other than in the ordinary course of business or (p) authorize or commit to any of the foregoing.

    NO INCONSISTENT ACTIVITIES

    MBE has agreed that it will (a) terminate existing discussions with other parties regarding the potential acquisition of MBE or any other transaction that would be inconsistent with the Merger Agreement and (b) not, and will not permit its subsidiaries to, nor authorize or permit any officer, director or employee or investment banker, attorney or other representative or advisor to solicit or initiate or encourage the submission of, any Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The foregoing requirements do not prohibit the Company Board from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to acquire MBE, but only to the extent that
(i) the Company Board determines in good faith, with written advice from outside counsel, that such action is required by its fiduciary duties to MBE's shareholders, (ii) the Company Board determines in good faith, with written advice of its financial advisors, that the proposal is financially superior to the transaction contemplated by the Merger Agreement and the party making the proposal has demonstrated that the funds necessary for its proposal are reasonably likely to be available (a "Superior Proposal"), and (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, MBE provides written notice to USOP to the effect that it is furnishing the information to or entering into discussions or negotiations with the person or entity making such proposal and receives an executed confidentiality agreement from such person or entity. MBE agrees to provide notice to USOP within 24 hours of any inquiries, offers or proposals it receives with respect to a Takeover Proposal and to keep USOP informed of the status of any such inquiry, offer or proposal. In addition, MBE agrees to give USOP five business days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. The Merger Agreement defines "Takeover Proposal" as any written proposal for a merger, consolidation, purchase of assets, tender offer or other business combination involving MBE or any of its subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Merger Agreement does not prohibit MBE or the Company Board from disclosing to its shareholders a position as contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.

    DIRECTOR AND OFFICER INDEMNIFICATION

    The Merger Agreement provides that the articles of incorporation and bylaws of the Surviving Corporation will contain provisions for indemnification and exculpation of MBE directors and officers that are currently contained in MBE's articles of incorporation and bylaws and that the provisions will not be amended or repealed in a manner adverse to the individuals who are, prior to the Effective Time, directors, officers, employees or agents of MBE, for six years following the Effective Time. USOP guarantees for the benefit of MBE's directors and officers the indemnification arrangements set forth in the articles of incorporation and bylaws as well as in any indemnification agreements. The amount of USOP's guarantee obligations cannot exceed the amount permitted by its credit agreement which, as of the date of this Proxy Statement/Prospectus is $40 million. The successor and assigns of USOP and the Surviving Corporation are bound by these provisions.

    In addition to the foregoing, USOP agrees to indemnify and defend (and bear all costs and expenses associated therewith) each officer and director of MBE serving as such immediately prior to the Effective Time for and against any claims, damages or losses relating to or arising out of (a) their performance of their respective Company duties before the Effective Time or (b) the consummation of any of the transactions contemplated by the Merger Agreement. USOP also agrees to provide for four years officers' and directors' liability insurance covering such officers and directors for acts and omissions occurring prior to the Effective Time in amounts and on terms no less favorable than those provided for by MBE's insurance policy in place prior to the Effective Time, provided that USOP's aggregate cost for such coverage may not exceed an amount equal to four times the premium cost for MBE's insurance policy for the year ended April 30, 1997.

    CONDITIONS

    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions. These conditions generally include (a) approval of the Merger Agreement by the shareholders of MBE, (b) listing of the shares of USOP Common Stock to be issued in the Merger on the Nasdaq National Market, (c) absence of pending or threatened litigation by a governmental entity seeking to enjoin or prohibit the consummation of the Merger and absence of temporary restraining order, preliminary or permanent injunction or other court order preventing completion of the Merger, (d) effectiveness of the Registration Statement, (e) expiration or termination of the applicable waiting period under the HSR Act,
(f) other than the filing of the Merger Documents, receipt of all authorizations, consents, waivers, orders or approvals required to be obtained and completion of all filings, notices or declarations required to be made in connection with the Merger, and (g) receipt by MBE of the tax opinion of O'Melveny & Myers LLP.

    The obligation of USOP to effect the Merger is subject to the following additional conditions: (a) each of the representations and warranties of MBE contained in the Merger Agreement to the extent qualified by materiality must be true and correct in all respects and to the extent not so qualified, must be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date (or as of any earlier date specified in the representation or warranty), (b) MBE must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Closing Date, (c) MBE must have obtained all consents or approvals required in connection with the Merger under any contracts to which it is a party, other than consents or approvals the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or USOP after the Effective Time, (d) USOP and MBE must have received letters from Price Waterhouse LLP and Ernst & Young LLP, respectively, confirming their views relating to the pooling-of-interests method of accounting and no events must have occurred which would establish with reasonable certainty that the Merger would not be treated as a pooling-of-interests, (e) USOP must have received affiliate agreements from each of the affiliates of MBE, (f) the shares of MBE Common Stock voted against the Merger must not exceed 5% of the total number of issued and outstanding shares of MBE Common Stock entitled to vote thereon, (g) USOP must have received opinions from O'Melveny & Myers LLP and the corporate counsel of MBE as to certain specified matters, and (h) from the date of the Merger Agreement, there must not have been any material adverse change with respect to MBE. For a discussion of the effects on MBE of the recently concluded strike at UPS, see "Special Considerations With Respect to Mail Boxes Etc. -- Reliance on United Parcel Service and Associated Risks; Recent Work Stoppage at United Parcel Service."

    The obligation of MBE to effect the Merger is subject to the following additional conditions: (a) each of the representations and warranties of USOP contained in the Merger Agreement to the extent qualified by materiality must be true and correct in all respects and to the extent not so qualified, must be true and correct in all material respects, in each case as of the Closing Date, as though made on and as of the Closing Date (or as of any earlier date specified in the representation or warranty), (b) USOP must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it prior to the Closing Date, (c) the fairness opinion of AACC must have been confirmed in writing to the Company Board as of the date that this Proxy Statement/Prospectus was first mailed to the Company's shareholders and must not have been subsequently withdrawn, and (d) MBE must have received an opinion from Morgan, Lewis & Bockius LLP as to certain specified matters.

    TERMINATION


    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of MBE (except as otherwise indicated below) (a) by mutual written consent of USOP and MBE; (b) by USOP or MBE (so long as the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement), upon a breach of any representation, warranty, covenant or agreement on the part of the other party to the Merger Agreement or if any representation or warranty of the other party has become untrue, in either case such that such breach or untruth would be incapable of being cured or corrected by November 30, 1997; provided, that a willful breach is deemed to be incapable of being cured or corrected by such date; (c) by USOP or MBE if any governmental entity issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order or other action has become final and nonappealable;
(d) by USOP or MBE, if the Merger has not occurred by November 30, 1997, unless the failure to consummate is the result of a breach of a covenant in the Merger Agreement or a willful and material breach of any representation or warranty by the party seeking to terminate; (e) by USOP or MBE (provided that if MBE is the terminating party, it is not in material breach of any of its obligations under the Merger Agreement), if the approval of MBE shareholders required for the consummation of the Merger has not been obtained because of a failure to receive the required vote at a duly held meeting of the MBE shareholders; (f) by MBE, prior to approval of the Merger by its shareholders and upon five business days' prior notice to USOP, if, as a result of a Superior Proposal by a party other than USOP or its affiliates, the Company Board determines that its fiduciary duties to the MBE shareholders require it to accept the Superior Proposal, provided that (i) MBE has determined, after receiving written advice of outside counsel, that its fiduciary duties require acceptance of the Superior Proposal, after giving effect to concessions offered by USOP described in the following clause (ii), and (ii) , prior to accepting the Superior Proposal and terminating the Merger Agreement, MBE has offered USOP an opportunity (for a period of at least five business days following receipt of the offer) to amend the Merger Agreement to provide for terms substantially similar to those included in the Superior Proposal; (g) by USOP, if the Company Board (or any committee thereof) (i) withdraws or modifies adversely its approval and recommendation of the Merger or the Merger Agreement, (ii) , within 10 days after USOP's request, fails to reaffirm such approval or recommendation, (iii) approves or recommends any Takeover Proposal, other than with USOP or its affiliate, or a tender offer or exchange offer for 15% or more is commenced and the Company Board fails to recommend against such tender offer or exchange offer, (iv) resolves to take any action described in this clause (g), or (v) fails to call and hold a meeting of MBE shareholders within 40 days after the Commission declares the Registration Statement effective; or (h) by MBE, if the Average Price of USOP Common Stock is less than $15.33, unless USOP, within three days after receipt of MBE's written election to terminate, elects to adjust the Exchange Ratio to be equal to 1.5 times the quotient of $15.33 divided by the Average Price of USOP Common Stock.



    MBE will be required to pay a cash termination fee to USOP if (a) MBE terminates the Merger Agreement to accept a Superior Proposal in accordance with the terms of the Merger Agreement described in clause (f) of the preceding paragraph or if USOP terminates the Merger Agreement for one of the reasons described in clause (g) of the preceding paragraph or because of MBE's material breach of its covenant not to pursue an alternative Takeover Proposal, (b) MBE or USOP terminates the Merger Agreement because the Merger is not completed by November 30, 1997 and within six months after such termination MBE enters into a definitive agreement with another entity (other than USOP or an affiliate) in respect of a Takeover Proposal or (c) MBE's shareholders do not approve the Merger and at the time of termination of the Merger Agreement or prior to the Special Meeting, there has been a Takeover Proposal (whether or not the Takeover Proposal has been rejected or withdrawn prior to such termination or the meeting) and MBE enters into a definitive agreement with another entity within one year of termination. The cash termination fee will equal (i) $9,569,924 or
(ii), if greater and if MBE enters into a definitive agreement with respect to a Takeover Proposal within six months following the termination of the Merger Agreement for one of the reasons described in clause (d), (e), (f) or (g) in the preceding paragraph, then 3% of the product of the number of outstanding shares of MBE Common Stock on a fully diluted basis on the date such definitive agreement is executed, multiplied by the value per share of MBE Common Stock of the consideration to be paid pursuant to such Takeover Proposal. If the Merger Agreement is terminated as described in this paragraph, MBE will be required to pay USOP at the time of such termination, in addition to any other cash termination fee paid or payable, an amount in cash equal to $3,082,175 to cover the expenses of USOP and Sub incurred in connection with the Merger. In addition, if the Merger Agreement is terminated because MBE shareholder approval is not received and at the time of such termination or prior to the Special Meeting there has been a Takeover Proposal, MBE will be required to pay to USOP the $3,082,175 referenced in the preceding sentence plus cash in an amount equal to $1,541,087 (which amount would be deducted from any cash termination fee that the Company would be required to pay if it enters into a definitive agreement respecting a Takeover Proposal within one year following the termination of the Merger Agreement for failure of the Company's shareholders to approve the Merger).


    FEES AND EXPENSES

    In addition to the expenses described above under the heading "-- Termination," whether or not the Merger is completed, each party will bear its own expenses incurred in connection with the Merger, other than costs relating to the preparation of the Proxy Statement/Prospectus, which will be shared equally by USOP and MBE.

    AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties at any time prior to approval by MBE shareholders, but after such approval, there can be no amendment that by law would require further approval by the shareholders without further shareholder approval. Any amendment must be in writing and signed by both parties.

    At any time prior to the Effective Time, the parties may (a) extend the time for performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the requirements described in the preceding paragraph, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement regarding extension or waiver must be in writing and signed by the party granting such extension or waiver.

                          U.S. OFFICE PRODUCTS COMPANY
                    PRO FORMA COMBINED FINANCIAL STATEMENTS


    The unaudited pro forma financial statements give effect to, where applicable, acquisitions completed through July 26, 1997, the pending acquisition of Mail Boxes Etc. at an assumed exchange ratio of 1 on a pre-stock split basis and 1.5 on a post-stock split basis and, where applicable, the 3:2 stock split declared on October 7, 1997. The unaudited pro forma combined balance sheet gives effect to the pending acquisition of Mail Boxes Etc., as if the transaction had occurred as of USOP's most recent balance sheet date, July 26, 1997.



    The pro forma combined statement of income for the year ended April 26, 1997 gives effect to (i) the 77 acquisitions completed during fiscal 1997 which were accounted for under the purchase method of accounting (the "Fiscal 1997 Purchased Companies") as if such acquisitions had been made on May 1, 1996; (ii) the 15 acquisitions completed in the first quarter of fiscal 1998 which were accounted for under the purchase method of accounting (the "Fiscal 1998 Purchased Companies") as if all such acquisitions had been made on May 1, 1996;
(iii) the 7 acquisitions completed in the first quarter of fiscal 1998 which were accounted for under the pooling-of-interests method of accounting as if all such acquisitions had been made on May 1, 1996 (the "Fiscal 1998 Pooled Companies"); (iv) the Mail Boxes Etc. acquisition to be accounted for under the pooling-of-interests method of accounting as if such acquisition had been made on May 1, 1996; (v) the sales by USOP of 5 1/2% Convertible Subordinated Notes due 2003 in May and June 1996 (the "May Notes") in the principal amount of $230 million as if such sales had been made on May 1, 1996; (vi) the sale by USOP in September 1996 (the "September Stock Sale") of 1,250,000 shares of USOP Common Stock as if such sale had been made on May 1, 1996; and (vii) the sales by USOP in February and March 1997 of 8,682,331 shares of USOP Common Stock as if such sales had been made on May 1, 1996.


    The pro forma combined statement of income for the year ended April 26, 1997 includes (i) the audited financial statements of USOP for the year ended April 26, 1997; (ii) the audited financial statements of Mail Boxes Etc. for the year ended April 30, 1997; (iii) the unaudited financial information for the Fiscal 1997 and the Fiscal 1998 Purchased Companies for the period from May 1, 1996 to the consummation date; and (iv) the unaudited financial information for the Fiscal 1998 Pooled Companies for the most recently completed fiscal year.

    The pro forma combined statement of income for the three months ended July 26, 1997 includes the unaudited financial information of the Company and gives effect to (i) the 15 Fiscal 1998 Purchased Companies as if all such acquisitions had been made on May 1, 1997.

    The pro forma combined statement of income for the three months ended July 27, 1996 includes the unaudited financial information of the Company and gives effect to (i) the Fiscal 1997 and the Fiscal 1998 Purchased Companies as if all such acquisitions had been made on May 1, 1996.

    The pro forma combined statements of income for the years ended April 30, 1996 and 1995 include the historical financial information of USOP and give effect to the acquisition of Mail Boxes Etc. and the Fiscal 1998 Pooled Companies as if all such acquisitions had been made on May 1, 1994.

    In addition, the pro forma combined income statements give effect to tax adjustments for certain pooled companies that were S corporations, as if such earnings had been subject to corporate taxes for all periods presented.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that USOP would have obtained had the transactions, which are the subject of pro forma adjustments, occurred at the beginning of the period, as assumed, or the future results of USOP. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this report and in other reports filed by USOP.

                          U.S. OFFICE PRODUCTS COMPANY



                        PRO FORMA COMBINED BALANCE SHEET


                                 JULY 26, 1997

                                    (000'S)
                                  (UNAUDITED)


                                            U.S. OFFICE
                                             PRODUCTS     MAIL BOXES    PRO FORMA                PRO FORMA      PRO FORMA
                                              COMPANY        ETC.      ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS(C)   COMBINED
                                           -------------  -----------  -----------  ---------  --------------  -----------
ASSETS
Current assets:
  Cash and cash equivalents..............   $    52,749    $  35,464    $ (88,213)(a)        --                        --
  Accounts receivable, net...............       443,775        6,612                  450,387                     450,387
  Inventory..............................       297,390          454                  297,844                     297,844
  Prepaid expenses and other current
    assets...............................        96,261       15,235                  111,496                     111,496
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total current assets.................       890,175       57,765      (88,213)    859,727                     859,727

Property and equipment, net..............       283,754        6,503                  290,257                     290,257
Intangible assets, net...................       720,971        5,154                  726,125                     726,125
Other assets.............................       119,800       20,863                  140,663                     140,663
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total assets.........................   $ 2,014,700    $  90,285    $ (88,213)  $2,016,772                  $2,016,772
                                           -------------  -----------  -----------  ---------  --------------  -----------
                                           -------------  -----------  -----------  ---------  --------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term debt........................   $   288,982    $     442    $ (84,475)(a) $ 204,949                 $ 204,949
  Accounts payable.......................       212,316          994                  213,310                     213,310
  Accrued compensation...................        50,069        1,678                   51,747                      51,747
  Other accrued liabilities..............       106,341       10,455                  116,796                     116,796
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total current liabilities............       657,708       13,569      (84,475)    586,802                     586,802

Long-term debt...........................       387,300        3,738       (3,738)(a)   387,300                   387,300
Deferred income taxes....................         8,744                                 8,744                       8,744
Other long-term liabilities and minority
  interests..............................         8,008                                 8,008                       8,008
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total liabilities....................     1,061,760       17,307      (88,213)    990,854                     990,854

Stockholders' equity
  Common stock...........................            73       17,479      (17,468)(b)        84           42(c)        126
  Additional paid-in capital.............       853,025                    17,468(b)   870,493          (42)(c)    870,451
  Cumulative translation adjustment......       (44,959)                              (44,959)                    (44,959)
  Retained earnings......................       144,801       55,499                  200,300                     200,300
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total stockholders' equity...........       952,940       72,978       --       1,025,918                   1,025,918
                                           -------------  -----------  -----------  ---------  --------------  -----------
    Total liabilities and stockholders'
      equity.............................   $ 2,014,700    $  90,285    $ (88,213)  $2,016,772                  $2,016,772
                                           -------------  -----------  -----------  ---------  --------------  -----------
                                           -------------  -----------  -----------  ---------  --------------  -----------

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                       FOR THE YEAR ENDED APRIL 26, 1997

                                    (000'S)
                                  (UNAUDITED)

                                 U.S. OFFICE   FISCAL 1997    FISCAL 1998     FISCAL 1998
                                  PRODUCTS      PURCHASED      PURCHASED        POOLED                         PRO FORMA
                                   COMPANY    COMPANIES (C)  COMPANIES (C)   COMPANIES (C)   MAIL BOXES ETC.  ADJUSTMENTS
                                 -----------  -------------  -------------  ---------------  ---------------  -----------
Revenues.......................   $2,835,875    $ 389,707      $ 148,332       $  72,834        $  67,837
Cost of revenues...............   2,031,713       279,988         95,551          49,738           35,696
                                 -----------  -------------  -------------       -------          -------     -----------
  Gross profit.................     804,162       109,719         52,781          23,096           32,141         --
Selling, general and
  administrative expenses......     655,101        99,225         35,765          19,811           20,279      $   3,545(d)
                                                                                                                 (12,388)(e)
Non-recurring acquisition
  costs........................      16,245                                                                      (16,245)(f)
Restructuring costs............       4,395
                                 -----------  -------------  -------------       -------          -------     -----------
  Operating income.............     128,421        10,494         17,016           3,285           11,862         25,088
Interest expense...............      45,901         3,346          1,650             330                         (10,011)(g)
Interest income................      (7,632)         (212)          (249)                            (963)         9,056(h)
Other income...................      (3,689)       (2,173)          (282)            441
                                 -----------  -------------  -------------       -------          -------     -----------
Income before provision for
  income taxes and
  extraordinary items..........      93,841         9,533         15,897           2,514           12,825         26,043
Provision for income taxes.....      35,103         3,164          4,582           1,290            4,834         17,949(i)
                                 -----------  -------------  -------------       -------          -------     -----------
Income before extraordinary
  items........................   $  58,738     $   6,369      $  11,315       $   1,224        $   7,991      $   8,094
                                 -----------  -------------  -------------       -------          -------     -----------
                                 -----------  -------------  -------------       -------          -------     -----------
Weighted average common shares
  outstanding..................      61,174
Income per share before
  extraordinary items..........   $    0.96
                                 -----------
                                 -----------
Pro Forma income before
  extraordinary items..........   $  51,143(k)
                                 -----------
                                 -----------
Pro Forma income per share
  before extraordinary items...   $    0.84
                                 -----------
                                 -----------
Share and per share amounts
  adjusted to reflect 3:2 stock
  split:.......................
  Weighted average common
    shares outstanding.........
  Income per share before
    extraordinary items........


                                  PRO FORMA
                                  COMBINED
                                 -----------
Revenues.......................   $3,514,585
Cost of revenues...............   2,492,686
                                 -----------
  Gross profit.................   1,021,899
Selling, general and
  administrative expenses......     821,338

Non-recurring acquisition
  costs........................      --
Restructuring costs............       4,395
                                 -----------
  Operating income.............     196,166
Interest expense...............      41,216
Interest income................
Other income...................      (5,703)
                                 -----------
Income before provision for
  income taxes and
  extraordinary items..........     160,653
Provision for income taxes.....      66,922
                                 -----------
Income before extraordinary
  items........................   $  93,731
                                 -----------
                                 -----------
Weighted average common shares
  outstanding..................      85,807(j)
Income per share before
  extraordinary items..........   $    1.09
                                 -----------
                                 -----------
Pro Forma income before
  extraordinary items..........

Pro Forma income per share
  before extraordinary items...

Share and per share amounts
  adjusted to reflect 3:2 stock
  split:.......................
  Weighted average common
    shares outstanding.........     128,711
  Income per share before
    extraordinary items........   $    0.73
                                 -----------
                                 -----------

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE QUARTER ENDED JULY 26, 1997

                                    (000'S)

                                  (UNAUDITED)


                                                                       FISCAL
                                                        U.S. OFFICE     1998
                                                         PRODUCTS     PURCHASED   MAIL BOXES     PRO FORMA     PRO FORMA
                                                          COMPANY     COMPANIES      ETC.       ADJUSTMENTS    COMBINED
                                                        -----------  -----------  -----------  -------------  -----------
Revenues..............................................   $ 863,595    $  18,790    $  15,680        --         $ 898,065
Cost of revenues......................................     620,336       12,619        7,403        --           640,358
                                                        -----------  -----------  -----------       ------    -----------
  Gross profit........................................     243,259        6,171        8,277        --           257,707

Selling, general and administrative expenses..........     193,571        4,153        6,388            69(d)    204,181

Non-recurring acquisition costs.......................       4,405       --           --            (4,405)(f)     --
Restructuring costs...................................      --           --           --            --            --
                                                        -----------  -----------  -----------       ------    -----------
  Operating income....................................      45,283        2,018        1,889         4,336        53,526

Interest expense......................................      10,504          183       --               383(g)     10,304
Interest income.......................................        (629)         (12)        (322)          963(h)
Other income..........................................      (1,482)          53       --            --            (1,429)
                                                        -----------  -----------  -----------       ------    -----------
Income before provision for income taxes and
  extraordinary items.................................      36,890        1,794        2,211         3,756        44,651
Provision for income taxes............................      15,948          406        1,122         1,471(i)     18,947
                                                        -----------  -----------  -----------       ------    -----------
Income before extraordinary items.....................   $  20,942    $   1,388    $   1,089     $   2,285     $  25,704
                                                        -----------  -----------  -----------       ------    -----------
                                                        -----------  -----------  -----------       ------    -----------
Weighted average common shares outstanding............      73,440                                                85,872(j)
Income per share before extraordinary items...........   $    0.29                                             $    0.30
                                                        -----------                                           -----------
                                                        -----------                                           -----------
Pro Forma income before extraordinary items...........      20,613(k)
                                                        -----------
                                                        -----------
Pro Forma income per share before extraordinary
  items...............................................   $ 0.28
                                                        -----------
                                                        -----------
Share and per share amounts adjusted to reflect 3:2
  stock split: .......................................
  Weighted average common shares outstanding..........                                                           128,808
  Income per share before extraordinary items.........                                                         $    0.20
                                                                                                              -----------
                                                                                                              -----------

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE QUARTER ENDED JULY 27, 1996

                                    (000'S)
                                  (UNAUDITED)


                                          U.S. OFFICE   FISCAL 1997    FISCAL 1998
                                           PRODUCTS      PURCHASED      PURCHASED    MAIL BOXES    PRO FORMA    PRO FORMA
                                            COMPANY    COMPANIES (C)  COMPANIES (C)     ETC.      ADJUSTMENTS   COMBINED
                                          -----------  -------------  -------------  -----------  -----------  -----------
Revenues................................   $ 568,502    $   240,166     $  39,749     $  14,779                 $ 863,196
Cost of revenues........................     409,642        167,065        25,508         7,649                   609,864
                                          -----------  -------------  -------------  -----------  -----------  -----------
  Gross profit..........................     158,860         73,101        14,241         7,130       --          253,332

Selling, general and administrative
  expenses..............................     128,626         64,681         8,964         3,985       (4,482)(d)    204,379
                                                                                                       2,605(e)
Non-recurring acquisition costs.........       1,656                                     (1,656)(f)     --
Restructuring costs.....................                                                                           --
                                          -----------  -------------  -------------  -----------  -----------  -----------
  Operating income......................      28,578          8,420         5,277         3,145        3,533       48,953
Interest expense........................       8,832          2,518           376                     (1,422)(g)     10,304
Interest income.........................      (4,439)          (124)          (72)         (256)       4,891(h)
Other income............................        (169)          (554)          (53)                                   (776)
                                          -----------  -------------  -------------  -----------  -----------  -----------
Income before provision for income taxes
  and extraordinary items...............      24,354          6,580         5,026         3,401           64       39,425
Provision for income taxes..............       7,789          2,776         1,508         1,331        3,057(i)     16,461
                                          -----------  -------------  -------------  -----------  -----------  -----------
Income before extraordinary items.......   $  16,565    $     3,804     $   3,518     $   2,070    $  (2,993)   $  22,964
                                          -----------  -------------  -------------  -----------  -----------  -----------
                                          -----------  -------------  -------------  -----------  -----------  -----------
Weighted average common shares
  outstanding...........................      57,484                                                               85,951(j)
Income per share before extraordinary
  items.................................   $    0.29                                                            $     .27
                                          -----------                                                          -----------
                                          -----------                                                          -----------
Pro Forma income before extraordinary
  items.................................      12,780(k)
                                          -----------
                                          -----------
Pro Forma income per share before
  extraordinary items...................   $    0.22
                                          -----------
                                          -----------
Share and per share amounts adjusted to
  reflect 3:2 stock split:
  Weighted average common shares
    outstanding.........................                                                                          128,927
  Income per share before extraordinary
    items...............................                                                                        $    0.18
                                                                                                               -----------
                                                                                                               -----------

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO-FORMA COMBINED STATEMENT OF INCOME

                       FOR THE YEAR ENDED APRIL 30, 1996

                                    (000'S)
                                  (UNAUDITED)


                                                 U.S. OFFICE
                                                  PRODUCTS                     FISCAL 1998              PRO FORMA   PRO FORMA
                                                   COMPANY    MAIL BOXES ETC.   POOLINGS    SUBTOTAL   ADJUSTMENT   COMBINED
                                                 -----------  ---------------  -----------  ---------  -----------  ---------
Revenues.......................................   $1,686,430     $  59,107      $  53,254   $1,798,791              $1,798,791
Cost of revenues...............................   1,246,647         31,071         33,852   1,311,570               1,311,570
                                                 -----------       -------     -----------  ---------  -----------  ---------
  Gross profit.................................     439,783         28,036         19,402     487,221                 487,221
Selling, general and administrative expenses...     372,180         14,361         16,480     403,021                 403,021
Non-recurring acquisition costs................       8,057                                     8,057                   8,057
Restructuring costs............................       3,214                                     3,214                   3,214
                                                 -----------       -------     -----------  ---------  -----------  ---------
  Operating income.............................      56,332         13,675          2,922      72,929                  72,929
Interest expense...............................      20,123                           400      20,523                  20,523
Interest income................................      (4,425)          (674)          (136)     (5,235)                 (5,235)
Other income...................................      (1,730)                        1,111        (619)                   (619)
                                                 -----------       -------     -----------  ---------  -----------  ---------
Income before provision for income taxes and
  extraordinary items..........................      42,364         14,349          1,547      58,260                  58,260
Provision for income taxes.....................       7,487          5,620            734      13,841   $  10,306(k)    24,147
                                                 -----------       -------     -----------  ---------  -----------  ---------
Income before extraordinary items..............   $  34,877      $   8,729      $     813   $  44,419   $ (10,306)  $  34,113
                                                 -----------       -------     -----------  ---------  -----------  ---------
                                                 -----------       -------     -----------  ---------  -----------  ---------
Weighted average common shares outstanding.....      45,583                                    59,781(j)               59,781(j)
Income per share before extraordinary items....   $    0.77                                 $    0.74               $    0.57
                                                 -----------                                ---------               ---------
                                                 -----------                                ---------               ---------
Pro forma income before extraordinary items....   $  21,945(k)
                                                 -----------
                                                 -----------
Pro forma income per share before extraordinary
  items........................................   $    0.48
                                                 -----------
                                                 -----------
Share and per share amounts adjusted to reflect
  3:2 stock split:
  Weighted average common shares outstanding...                                                                        89,672
  Income per share before extraordinary
    items......................................                                                                     $    0.38
                                                                                                                    ---------
                                                                                                                    ---------

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO-FORMA COMBINED STATEMENT OF INCOME

                       FOR THE YEAR ENDED APRIL 30, 1995

                                    (000'S)


                                         U.S. OFFICE
                                          PRODUCTS                     FISCAL 1998              PRO FORMA    PRO FORMA
                                           COMPANY    MAIL BOXES ETC.   POOLINGS    SUBTOTAL   ADJUSTMENT    COMBINED
                                         -----------  ---------------  -----------  ---------  -----------  -----------
Revenues...............................   $1,041,304     $  50,351      $  52,329   $1,143,984               $1,143,984
Cost of revenues.......................     762,724         27,109         31,418     821,251                  821,251
                                         -----------       -------     -----------  ---------  -----------  -----------
  Gross profit.........................     278,580         23,242         20,911     322,733                  322,733

Selling, general and administrative
  expenses.............................     237,864         12,508         19,140     269,512                  269,512
Nonrecurring acquisition costs.........                                                --
Restructuring costs....................                                                --
                                         -----------       -------     -----------  ---------  -----------  -----------
  Operating income.....................      40,716         10,734          1,771      53,221                   53,221

Interest expense.......................       8,319           (447)           523       8,395                    8,395
Interest income........................      (1,135)                         (104)     (1,239)                  (1,239)
Other income...........................      (1,389)                          483        (906)                    (906)
                                         -----------       -------     -----------  ---------  -----------  -----------
Income before provision for income
  taxes and extraordinary items........      34,921         11,181            869      46,971                   46,971
Provision for income taxes.............       3,754          4,411            361       8,526   $  10,913(k)     19,439
                                         -----------       -------     -----------  ---------  -----------  -----------
Income before extraordinary items......   $  31,167      $   6,770      $     508   $  38,445   $ (10,913)   $  27,532
                                         -----------       -------     -----------  ---------  -----------  -----------
                                         -----------       -------     -----------  ---------  -----------  -----------

Pro forma income before extraordinary
  items................................   $  20,359(k)
                                         -----------
                                         -----------

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE NUMBERS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a) Adjustment to reflect the reduction in short-term and long-term debt of Mail Boxes Etc. and existing short-term debt of USOP.


    (b) Adjustment to reflect issuance of common stock to effect the acquisition of Mail Boxes Etc. at an assumed Exchange Ratio of 1.



    (c) Adjustment to reflect issuance of common stock to effect the acquisition of Mail Boxes Etc. at an assumed Exchange Ratio of 1.5 and the 3:2 stock split announced on October 7, 1997.


2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS


    (c) Includes the following with respect to Fiscal 1997 and 1998 Purchased companies and Fiscal 1998 Pooled Companies for the periods presented, which represent the results of the acquired companies from May 1, 1996 to consummation date:


                                                                     YEAR ENDED APRIL 26, 1997
                                                                                                           FISCAL 1998
                       FISCAL 1997 PURCHASED COMPANIES            FISCAL 1998 PURCHASED COMPANIES       POOLED COMPANIES
                  -----------------------------------------  -----------------------------------------  -----------------
                     SIGNIFICANT                                SIGNIFICANT                                SIGNIFICANT
                    ACQUISITIONS-    INDIVIDUALLY              ACQUISITIONS-    INDIVIDUALLY              ACQUISITIONS-
                  WHITCOULLS GROUP   INSIGNIFICANT           WHITCOULLS GROUP   INSIGNIFICANT           WHITCOULLS GROUP
                       LIMITED       ACQUISITIONS   TOTAL         LIMITED       ACQUISITIONS   TOTAL         LIMITED
                  -----------------  -----------  ---------  -----------------  -----------  ---------  -----------------
Revenue.........      $  98,905       $ 290,802   $ 389,707            N/A       $ 148,332   $ 148,332            N/A
Gross Profit....         37,888          71,831     109,719            N/A          52,781      52,781            N/A
Operating
  Income........          6,922           3,572      10,494            N/A          17,016      17,016            N/A



                  INDIVIDUALLY
                  INSIGNIFICANT
                  ACQUISITIONS     TOTAL
                  -------------  ---------
Revenue.........    $  72,834    $  72,834
Gross Profit....       23,096       23,096
Operating
  Income........        3,285        3,285


                                                                            THREE MONTHS ENDED JULY 27, 1996
                                                            FISCAL 1997 PURCHASED COMPANIES        FISCAL 1998 PURCHASED COMPANY
                                                       -----------------------------------------  --------------------------------

                                                          SIGNIFICANT                                SIGNIFICANT
                                                         ACQUISITIONS-    INDIVIDUALLY              ACQUISITIONS-    INDIVIDUALLY
                                                       WHITCOULLS GROUP   INSIGNIFICANT           WHITCOULLS GROUP   INSIGNIFICANT
                                                            LIMITED       ACQUISITIONS   TOTAL         LIMITED       ACQUISITIONS
                                                       -----------------  -----------  ---------  -----------------  -------------
Revenue..............................................      $  98,905       $ 141,261   $ 240,166            N/A        $  39,749
Gross Profit.........................................         37,888          35,213      73,101            N/A           14,241
Operating Income.....................................          6,922           1,498       8,420            N/A            5,277



                                                         TOTAL
                                                       ---------
Revenue..............................................  $  39,749
Gross Profit.........................................     14,241
Operating Income.....................................      5,277


    (d) Adjustments to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1997 and Fiscal 1998 Purchased Companies. The goodwill is being amortized over an estimated life of 40 years.

    (e) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

    (f) Adjustment to reflect the elimination of non-recurring acquisition costs relating to pooling-of-interests business combinations.

    (g) Adjustment to reflect the decrease in interest expense resulting from the utilization of the proceeds from the September Stock Sale and the sales by USOP in February and March 1997 of 8,682 shares of USOP Common Stock to repay outstanding indebtedness as if such stock sales had been made on May 1, 1994.

    (h) Adjustment to reflect the decrease in interest income resulting from the utilization of excess cash to repay outstanding indebtedness.

                          U.S. OFFICE PRODUCTS COMPANY

                                  (UNAUDITED)

                    (DOLLARS AND SHARE NUMBERS IN THOUSANDS)

    (i) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 42%. The difference between the effective tax rate of 42% and the federal statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

    (j) The weighted average shares outstanding used to calculate pro forma earnings per share is comprised of the following:


                                                                        APRIL 26, 1997   JULY 27, 1996  JULY 26, 1997
                                                                        ---------------  -------------  -------------
Historical weighted average common shares outstanding.................        61,174          56,183         72,218
Shares assumed outstanding for the entire period related to issues for
  (i) the Fiscal 1997 and 1998 Purchased Companies and (ii) September
  Stock Sale and February and March 1997 Stock Sales..................        11,696          16,687            652
Shares to be issued for the acquisition of Mail Boxes Etc.............        11,300          11,300         11,300
USOP and Mail Boxes Etc. Common Stock Equivalents.....................         1,637           1,781          1,702
                                                                              ------          ------         ------
  Total...............................................................        85,807          85,951         85,872
                                                                              ------          ------         ------
                                                                              ------          ------         ------



    The weighted average shares outstanding used to calculate pro forma earnings per share, as adjusted to reflect the 3:2 stock split, is comprised of the following:



                                                                          APRIL 26,
                                                                            1997       JULY 27, 1996  JULY 26, 1997
                                                                        -------------  -------------  -------------
Historical weighted average common shares outstanding.................       91,761         84,275        108,327
Shares assumed outstanding for the entire period related to issues for
  (i) the Fiscal 1997 and 1998 Purchased Companies and (ii) September
  Stock Sale and February and March 1997 Stock Sales..................       17,544         25,030            978
Shares to be issued for the acquisition of Mail Boxes Etc. ...........       16,950         16,950         16,950
USOP and Mail Boxes Etc. Common Stock Equivalents.....................        2,456          2,672          2,553
                                                                        -------------  -------------  -------------
  Total...............................................................      128,711        128,927        128,808
                                                                        -------------  -------------  -------------
                                                                        -------------  -------------  -------------


    Net income per share for fiscal 1995 has not been presented as it is not considered meaningful due to the acquisitions of the Combined Companies and USOP's initial public offering in conjunction with the formation of USOP during fiscal 1994.

    (k) Adjustment to reflect the federal income taxes for certain acquisitions accounted for under the pooling-of-interest market which were taxed as subchapter S corporations as if these companies had been subject to taxation as C corporations. As a result of being subchapter S corporations, any tax liabilities prior to acquisitions were the responsibility of the individual company stockholders.

                                                                                                           THREE MONTHS ENDED
                                                                       FOR THE FISCAL YEAR ENDED
                                                                 -------------------------------------  ------------------------
                                                                  APRIL 30,    APRIL 30,    APRIL 26,    JULY 27,     JULY 26,
                                                                    1995         1996         1997         1996         1997
                                                                 -----------  -----------  -----------  -----------  -----------
Income before extraordinary items..............................   $  31,167    $  34,877    $  58,738    $  16,565    $  20,942
Pro forma income tax provision adjustment......................      10,805       12,932        7,595        3,785          329
                                                                 -----------  -----------  -----------  -----------  -----------
Pro forma income tax before extraordinary items................   $  20,359    $  21,945    $  51,143    $  12,780    $  20,613
                                                                 -----------  -----------  -----------  -----------  -----------
                                                                 -----------  -----------  -----------  -----------  -----------

                   DESCRIPTION OF U.S. OFFICE PRODUCTS STOCK

GENERAL


    USOP's authorized capital stock consists of 500,000,000 shares of Common Stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.001 per share (the "USOP Preferred Stock"). As of September 3, 1997, USOP had outstanding approximately 73,275,512 shares of Common Stock and no shares of Preferred Stock. As of September 3, 1997, there were approximately 756 record holders of USOP Common Stock. On October 7, 1997, USOP announced a three-for-two stock split payable in the form of a stock dividend on November 6, 1997 to record holders as of October 23, 1997. If the stock split had been effective as of September 3, 1997, USOP would have had 109,913,268 shares of Common Stock outstanding.


COMMON STOCK

    The holders of USOP Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then outstanding shares of USOP Preferred Stock, the holders of USOP Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors of USOP out of funds legally available therefor. The holders of USOP Common Stock are entitled to share ratably in the net assets of USOP upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any USOP Preferred Stock then outstanding. The holders of USOP Common Stock have no preemptive rights to purchase shares of stock of USOP. Shares of USOP Common Stock are not subject to any redemption provisions and are not convertible into any other securities of USOP. All outstanding shares of USOP Common Stock are, upon payment therefor, fully paid and non-assessable.

PREFERRED STOCK

    The USOP Preferred Stock may be issued from time to time by the Board of Directors of USOP as shares of one or more classes or series. Subject to the provisions of the USOP Charter and limitations prescribed by law, the Board of Directors of USOP is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of USOP Preferred Stock, in each case without any further action or vote by the stockholders. USOP has no current plans to issue any shares of USOP Preferred Stock of any class or series.

    One of the effects of undesignated USOP Preferred Stock may be to enable the Board of Directors of USOP to render more difficult or to discourage an attempt to obtain control of USOP by means of a tender offer, proxy context, merger or otherwise, and thereby to protect the continuity of USOP's management. The issuance of shares of USOP Preferred Stock pursuant to the USOP Board of Directors' authority described above may adversely affect the rights of the holders of USOP Common Stock. For example, USOP Preferred Stock issued by USOP may rank prior to USOP Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of USOP Common Stock. Accordingly, the issuance of shares of USOP Preferred Stock may discourage bids for the USOP Common Stock or may otherwise adversely affect the market price of USOP Common Stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the USOP Common Stock is American Stock Transfer & Trust Company.

                     COMPARATIVE RIGHTS OF STOCKHOLDERS OF
                    U.S. OFFICE PRODUCTS AND MAIL BOXES ETC.

    The rights of USOP stockholders are currently governed by the DGCL, the USOP Charter and the USOP Bylaws. The rights of MBE shareholders are currently governed by the CGCL, the MBE Charter and the MBE Bylaws. Upon consummation of the Merger, the rights of MBE shareholders who become stockholders of USOP in the Merger will be governed by the DGCL, the USOP Charter and the USOP Bylaws.

    There follows a summary of the differences between the rights of shareholders of MBE and USOP. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the CGCL, the USOP Charter, the USOP Bylaws, the MBE Charter and the MBE Bylaws.

AUTHORIZED CAPITAL

    The authorized capital stock of MBE is 40,000,000 shares of MBE Common Stock and 10,000,000 shares of preferred stock, each having no par value per share. The authorized capital stock of USOP is 500,000,000 shares of USOP Common Stock and 500,000 shares of preferred stock, each having a par value $.001 per share.

SIZE OF BOARD OF DIRECTORS

    Under the CGCL, although changes in the number of directors must normally be approved by the shareholders, a corporation's articles of incorporation or bylaws may include a provision that sets forth a permissible range in the number of directors within which the board of directors may fix the exact number of directors without shareholder approval. The range must be such that the highest number is equal to one less than twice the lowest number. The MBE Bylaws provide that the Company Board shall consist of not less than five nor more than nine directors, with the exact number to be set from time to time.

    Under the DGCL, a corporation's certificate of incorporation may authorize the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws, and there is no requirement that the board's discretion be limited within a permissible range. The USOP Bylaws provide that the size of the board of directors is to be established by resolution of a majority of the board of directors.

CUMULATIVE VOTING

    The CGCL allows shareholders to cumulate votes in the election of directors, subject to the corporation's articles of incorporation and bylaws, as long as the candidates have been nominated and any one shareholder has given notice of his or her intention to cumulate votes. The MBE Bylaws do not alter the right provided by the CGCL. The DGCL allows cumulative voting when the corporation's certificate of incorporation provides for it; however, the USOP Charter does not so provide.

CLASSIFIED BOARD OF DIRECTORS

    A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. Under the CGCL, directors generally are elected annually; however, corporations that (i) have stock designated as qualified for trading as a national market system security on Nasdaq and have 800 or more shareholders of record, or (ii) have their stock listed on the American Stock Exchange or the New York Stock Exchange are permitted to designate a classified board (of two or three classes) by adopting amendments to their articles or bylaws, which amendments must be approved by a majority of the outstanding shares. The DGCL permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. Neither the USOP Bylaws nor the MBE Bylaws currently provides for a classified board of directors.

REMOVAL OF DIRECTORS

    Under the CGCL, the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, where individual directors are candidates for removal or the board is classified, no director may be removed if the number of votes cast against removal would be sufficient to elect the director under cumulative voting (regardless of whether shares may otherwise be voted cumulatively) and certain other requirements are met. Under the DGCL, directors on an unclassified board may be removed with or without cause by a majority of the outstanding shares entitled to vote.

WRITTEN CONSENT OF STOCKHOLDERS

    Both the CGCL and DGCL provide that the stockholders of a corporation may take action by written consent without a meeting, unless the corporation's certificate or articles of incorporation provide otherwise. The MBE Bylaws do not contain any provisions prohibiting actions by written consent, although they do require unanimous consent for certain elections of directors. The USOP Bylaws allow the stockholders to take any action by written consent of the percentage of the vote required for the action to be taken at a meeting of stockholders.

POWER TO CALL SPECIAL STOCKHOLDERS' MEETINGS

    Under the CGCL, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10 percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The MBE Bylaws do not grant any person other than those listed in the CGCL the right to call a special meeting of shareholders. The USOP Bylaws authorize the board of directors, the chairman of the board, the president, and stockholders holding together at least 25% of the shares entitled to vote to call a special meeting of the stockholders.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    A number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the DGCL, certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met. An "interested stockholder" is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. Section 203 prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it become an interested stockholder, or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The provisions of Section 203 apply to USOP because USOP has not "opted out" of
Section 203.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under the CGCL, unless otherwise provided in a corporation's articles of incorporation or bylaws, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors. If the number of directors then in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. MBE's Bylaws permit vacancies created by removal of a director to be filled only by a majority vote of the outstanding shares or unanimous written consent in the absence of a meeting. Under the DGCL, vacancies, including those created by removal, and newly created directorships may be filled by a majority of the directors then in office or a sole remaining director (even though less than a quorum), unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class is to elect such director, in which case a majority of any other directors elected by such class, or a sole remaining director, shall fill such vacancy). The USOP Charter provides for the filling of vacancies by majority vote of the remaining directors, except that stockholders may fill a vacancy created by the removal of a director in that same meeting.

LOANS TO OFFICERS AND EMPLOYEES

    Under the CGCL, any loan or guaranty to or for a director or officer of the corporation or its parent requires approval of a majority of a corporation's shareholders entitled to act thereon, unless such loan or guaranty is authorized under an employee benefit plan approved by a majority of the shareholders entitled to act thereon (after disclosure to such shareholders that such plan authorizes such loans or guaranties to or for officers and directors). In addition, the CGCL provides that, notwithstanding the foregoing, if the corporation has outstanding shares held of record by 100 or more shareholders on the date such loan or guaranty is approved by the board of directors, and the corporation has a bylaw approved by shareholders authorizing the board alone to approve such loan or guaranty, such a loan or guaranty may be approved by the board alone (excluding the vote of any interested director) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The MBE Bylaws do not address, and hence do not authorize the board to grant, such loans or guaranties. Under the DGCL, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, corporations to adopt a provision in their articles or certificate of incorporation eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

    MBE's articles of incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under the CGCL. The CGCL does not permit the elimination of monetary liability where such liability is based upon:
(a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

    The USOP Charter also eliminates the liability of directors to the fullest extent permissible under the DGCL. Under the DGCL, such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve USOP or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that such person is fairly and reasonably entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action without court approval or expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

    Indemnification is permitted by the CGCL only for actions taken in good faith, reasonably believed to be lawful and believed to be in the best interests of the corporation and its shareholders and not in violation of the requirements described above, as determined by a majority vote of a quorum of the disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party) or the court handling the action. Indemnification is required when the individual has successfully defended the action on the merits.

    The DGCL generally permits indemnification for expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination that the person seeking indemnification acted in good faith and in a manner reasonably believed to be both lawful and in, or (in contrast to the CGCL) not opposed to, the best interests of the corporation. Such determination may be made by the disinterested directors, by independent legal counsel or by a majority vote of a quorum of the stockholders. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. The DGCL also requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

    California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute except to the extent expressly prohibited by statute. MBE's articles of incorporation include such a provision. The USOP Charter authorizes indemnification to the fullest extent permitted by law.

    Both the CGCL and DGCL provide that the indemnification permitted thereunder shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

INSPECTION OF STOCKHOLDERS LIST

    Both the CGCL and the DGCL allow any stockholder to inspect the stockholders' list for a purpose reasonably related to such person's interest as a stockholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent or more of a corporation's voting shares, or shareholders holding an aggregate of one percent or more of such shares who have filed a Schedule 14A with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection, and no such right is granted under the USOP Charter or USOP Bylaws. Lack of access to stockholder records could result in impairment of a stockholder's ability to coordinate opposition to management proposals.

DIVIDENDS AND REPURCHASES OF SHARES

    The CGCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under the DGCL.

    Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation or if it repurchases shares having a preference upon the liquidation of assets and it retires such shares upon acquisition.

STOCKHOLDER VOTING

    Both the CGCL and the DGCL generally require that a majority of the stockholders of both acquiring and target corporations approve mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation before the merger is an identical share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The CGCL contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    Both the CGCL and the DGCL also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets. With certain exceptions, the CGCL also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the DGCL generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares.

    The CGCL also requires that holders of nonredeemable shares of common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of the CGCL may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although the DGCL does not parallel the CGCL in this respect, under some circumstances, Section 203 of the DGCL can provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally. See "--Stockholder Approval of Certain Business Combinations."

    The CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party's proposal, the shareholders must be informed of the later proposal and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. The DGCL has no comparable provision, and the stockholders of USOP might, therefore, be deprived of an opportunity to consider such other proposal.

INTERESTED DIRECTOR TRANSACTIONS

    Under both the CGCL and the DGCL, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the CGCL, however, if shareholder approval of the interested transaction is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to the transaction and if board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Company Board might not be able to approve because of the number of interested directors could be approved by a majority of the disinterested directors of USOP, although less than a majority of a quorum.

STOCKHOLDER DERIVATIVE SUITS

    The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under the DGCL, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSENTERS' OR APPRAISAL RIGHTS

    Under both the CGCL and the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation (unless specifically provided for in the certificate of incorporation), (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

    The limitations on the availability of appraisal rights under the CGCL are different from those under the DGCL. Shareholders of a California corporation (such as MBE) whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. In general, the CGCL affords appraisal rights in sale of asset reorganizations.

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
                             SHAREHOLDER PROPOSALS


    Any MBE shareholder who intended to submit a shareholder proposal to be considered at the next annual meeting of MBE shareholders must have submitted such proposal by March 14, 1997. If the Merger is completed, no annual meeting of MBE shareholders will be held.


                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for USOP by Morgan, Lewis & Bockius LLP.

                                    EXPERTS

    The consolidated financial statements of USOP as of April 26, 1997 and April 30, 1996 and 1995, and for each year in the three year period ended April 26, 1997, except as they relate to School Specialty, Inc., The Re-Print Corporation, Fortran Corporation, Bay State Computer Group, Inc., SFI Corp., Hano Document Printers, Inc., Data Business Forms, MTA, Inc., Huxley Envelope Corp., and United Envelope Co., Inc., and its affiliate, Rex Envelope Co., Inc., wholly owned subsidiaries of the Company, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to School Specialty, Inc. as of and for each of the years ended December 31, 1995 and 1994, The Re-Print Corporation, as of December 31, 1995 and 1994 and for each year in the three year period ended December 31, 1995, Fortran Corporation, as of March 31, 1996 and 1995 and for each year in the three year period ended March 31, 1996, Bay State Computer Group, Inc., as of March 31, 1996 and 1995 and for each year in the three year period ended March 31, 1996, SFI Corp., as of and for the year ended December 31, 1995, Hano Document Printers, Inc., as of and for the year ended December 31, 1995, the combined financial statements of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1994 and for each year in the two year period ended December 31, 1994, Data Business Forms, as of and for the year ended December 31, 1995, MTA, Inc., as of December 31, 1995 and for the period from January 25, 1995 (date of incorporation) to December 31, 1995, Huxley Envelope Corp., as of and for the year ended December 31, 1995, and United Envelope Co., Inc., and its affiliate, Rex Envelope Co., as of and for each of the years ended December 31, 1994 and 1995, by Ernst & Young LLP, BDO Seidman, LLP, Parent, McLaughlin & Nangle, Rubin, Koehmstedt & Nadler, PLC, KPMG Peat Marwick LLP, Ernst & Young, Deloitte & Touche and Hertz, Herson & Company whose reports thereon are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

    The financial statements of Data Business Forms Limited as of December 31, 1996 and for the year then ended, have been incorporated herein by reference in reliance upon the report of Ernst & Young, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Huxley Envelope Corp. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance upon the report of Hertz, Herson & Company, LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of United Envelope Co., Inc., and its affiliate, Rex Envelope Co., Inc., as of December 31, 1996 and for the year then ended, have been incorporated herein by reference in reliance upon the report of Hertz, Herson & Company, LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements of Mail Boxes Etc. included in MBE's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 and audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Whitcoulls Group Limited as of June 30, 1996, 1995, 1994 and for the years then ended incorporated herein by reference from USOP's Current Report on Form 8-K dated January 29, 1997 have been audited by Deloitte Touche Tohmatsu (Auckland, New Zealand), independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDICES


Appendix I    Agreement and Plan of Merger Dated as of May 22, 1997 Among U.S. Office
              Products Company, Santa Fe Acquisition Corp. and Mail Boxes Etc. and Amendment
              No. 1 to Agreement and Plan of Merger Dated as of October 9, 1997.

Appendix II   Opinion of ABN AMRO Chicago Corporation.

Appendix III  Text of Chapter 13 of the California General Corporation Law.

                                                                      APPENDIX I
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 22, 1997

                                     AMONG

                         U. S. OFFICE PRODUCTS COMPANY,

                           SANTA FE ACQUISITION CORP.

                                      AND

                                MAIL BOXES ETC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  -----
                                                        ARTICLE I

THE MERGER...................................................................................................           2
           SECTION 1.1       The Merger......................................................................           2
           SECTION 1.2       Closing.........................................................................           2
           SECTION 1.3       Effective Time..................................................................           2
           SECTION 1.4       Effects of the Merger...........................................................           2
           SECTION 1.5       Articles of Incorporation and By-laws...........................................           2
           SECTION 1.6       Directors and Officers..........................................................           2
           SECTION 1.7       Additional Actions..............................................................           3

                                                        ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES..........
                                                                                                                        3
           SECTION 2.1       Effect on Capital Stock.........................................................           3
           SECTION 2.2       Exchange of Certificates........................................................           4
           SECTION 2.3       Dissenters' Rights..............................................................           6

                                                       ARTICLE III

REPRESENTATIONS AND WARRANTIES...............................................................................           6
           SECTION 3.1       Representations and Warranties of the Company...................................           6
           SECTION 3.2       Representations and Warranties of Parent........................................          24

                                                        ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS....................................................................          27
           SECTION 4.1       Conduct of Business.............................................................          27
           SECTION 4.2       No Inconsistent Activities......................................................          29

                                                        ARTICLE V

ADDITIONAL AGREEMENTS........................................................................................          30
           SECTION 5.1       Preparation of Form S-4 and the Proxy Statement; Stockholders' Meeting..........          30
           SECTION 5.2       Access to Information; Confidentiality..........................................          31
           SECTION 5.3       Reasonable Efforts; Notification................................................          31
           SECTION 5.4       Stock Option Plans..............................................................          32
           SECTION 5.5       Conveyance Taxes................................................................          33
           SECTION 5.6       Indemnification, Exculpation and Insurance......................................          33
           SECTION 5.7       Fees and Expenses...............................................................          33
           SECTION 5.8       Public Announcements............................................................          34
           SECTION 5.9       Affiliates; Accounting and Tax Treatment........................................          34

                                                        ARTICLE VI

CONDITIONS PRECEDENT.........................................................................................          34
           SECTION 6.1       Conditions to Each Party's Obligations to Effect the Merger.....................          34
           SECTION 6.2       Additional Conditions to Obligations of Parent and Sub..........................          35

                                                                                                                  PAGE
                                                                                                                  -----
           SECTION 6.3       Additional Conditions to Obligations of the Company.............................          36
                                                       ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER............................................................................          37
           SECTION 7.1       Termination.....................................................................          37
           SECTION 7.2       Effect of Termination...........................................................          39
           SECTION 7.3       Amendment.......................................................................          39
           SECTION 7.4       Extension; Waiver...............................................................          39
           SECTION 7.5       Termination Fee.................................................................          39

                                                       ARTICLE VIII

GENERAL PROVISIONS...........................................................................................          40
           SECTION 8.1       Nonsurvival of Representations and Warranties...................................          40
           SECTION 8.2       Notices.........................................................................          40
           SECTION 8.3       Definitions.....................................................................          41
           SECTION 8.4       Interpretation..................................................................          42
           SECTION 8.5       Counterparts....................................................................          42
           SECTION 8.6       Entire Agreement; No Third-Party Beneficiaries..................................          42
           SECTION 8.7       Governing Law...................................................................          42
           SECTION 8.8       Assignment......................................................................          42
           SECTION 8.9       Enforcement.....................................................................          42

                                                         EXHIBITS

           EXHIBIT A         - Agreement of Merger
           EXHIBIT B         - Form of Voting Agreement
           EXHIBIT 5.9       - Form of the Company Affiliate Letter
           EXHIBIT 6.2       - Form of Opinion of O'Melveny & Myers LLP
           EXHIBIT 6.3       - Form of Opinion of Morgan, Lewis & Bockius LLP

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of May 22, 1997, among U. S. OFFICE PRODUCTS COMPANY, a Delaware corporation ("PARENT"), SANTA FE ACQUISITION CORP., a California corporation and a direct, wholly-owned subsidiary of Parent ("SUB"), and Mail Boxes Etc., a California corporation (the "COMPANY").

                                   BACKGROUND

    A. The respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of California (the "CGCL"), whereby each issued and outstanding share of common stock of the Company, no par value per share (the "COMPANY COMMON STOCK"), other than shares to be cancelled in accordance with Section 2.1(b), will be converted into the right to receive a certain number of shares of common stock, $.001 par value per share, of Parent ("PARENT COMMON STOCK"), such number to be determined as provided herein.

    B. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL").

    C. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

    D. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

    E. For accounting purposes, it is intended that the Merger will be accounted for as a "POOLING-OF-INTERESTS."

    F. Concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Michael Dooling, Anthony DeSio, and United Parcel Service, stockholders of the Company (the "SIGNIFICANT STOCKHOLDERS"), have entered into a voting agreement with Parent (the "SIGNIFICANT STOCKHOLDER AGREEMENT") in the form of Exhibit B hereto pursuant to which the Significant Stockholders have, among other things, agreed to vote their shares of the Company Common Stock in favor of the Merger. In addition, concurrent with the execution of this Agreement, the Company has obtained from each other affiliate of the Company a written agreement in substantially the form of Exhibit 5.9 hereto and a copy of such agreement has been delivered to Parent.

                                   AGREEMENT

    In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the CGCL.

    SECTION 1.2 CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI (the "CLOSING DATE"), at the offices of O'Melveny & Myers LLP, Suite 1700, 610 Newport Center Drive, Newport Beach, California 92660, unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the California Secretary of State (i) a copy of the Agreement of Merger attached hereto as Exhibit A, (ii) an officers' certificate for each of Sub and the Company, and (iii) a certificate of satisfaction of the California Franchise Tax Board for each of Sub and the Company, all as required by Section 1103 of the CGCL (such documents, the "MERGER DOCUMENTS"), and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Merger Documents are duly filed with the California Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the documents to be filed with the Secretary of State (the date and time of such filing, or such later date or time as may be set forth therein, being the "EFFECTIVE TIME").

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 1107 of the CGCL and all other effects specified in the applicable provisions of the CGCL.

    SECTION 1.5  ARTICLES OF INCORPORATION AND BY-LAWS.

    (a) From and after the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) From and after the Effective Time, the bylaws of Sub shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.6 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Sub immediately prior to the Effective Time, each to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Mark D. Director as Assistant Secretary of the Surviving Corporation, each to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

    SECTION 1.7 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of the Company Common Stock or any shares of capital stock of Sub:

    (a) CAPITAL STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF PARENT OWNED STOCK. Each share of the Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired without any conversion thereof and no consideration shall be delivered with respect thereto.

    (c) CONVERSION OF COMMON STOCK. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than shares to be cancelled in accordance with Section 2.1(b) or that are held by stockholders ("DISSENTING STOCKHOLDERS") duly exercising dissenters' rights pursuant to Chapter 13 of the CGCL and Section 2.3 hereof, shall be converted, subject to Section 2.2(d), into the right to receive one share of Parent Common Stock (the "EXCHANGE RATIO"), subject to adjustment as provided for in this Section 2.1(c). The Exchange Ratio shall not be adjusted if the Share Value (as defined below) is equal to or greater than $23.00, but no greater than $29.00. If the Share Value is greater than $29.00, then the Exchange Ratio shall automatically be adjusted to equal the quotient of (i) $29.00 divided by (ii) the Share Value. If the Share Value is less than $23.00, then, if the Company has notified Parent of its election to terminate this Agreement pursuant to Section 7.1(i) hereof, Parent shall have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to be equal to the quotient of (iii) $23.00, divided by (iv) the Share Value, and the Company shall be obligated to accept such adjustment. If the Share Value is less than $23.00, and if the Company does not elect to terminate this Agreement pursuant to Section 7.1(i), the Exchange Ratio shall be unchanged.

    For purposes hereof, the "SHARE VALUE" shall be an amount equal to the average closing price for the Parent Common Stock as reported on the Nasdaq National Market System for the twenty (20) consecutive trading days prior to the date two (2) business days prior to the Company Stockholders' Meeting (as defined in Section 5.1(d), so long as the Closing Date occurs within five business days of the Company Stockholders' Meeting or, if the Closing Date is more than five business days after the Company Stockholders' Meeting, the Closing Date.

    As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive a certificate representing the shares of Parent Common Stock into which such the Company Common Stock was converted in the Merger. The holders of such certificates previously evidencing such shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of the Company Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(d).

    SECTION 2.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "CERTIFICATES"),
(i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent's transfer agent (the "TRANSFER AGENT")), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of the Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of the Company Common Stock then held of record by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(b), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantee or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(b). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(b) or 2.2(d).

    (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any such cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

    (c) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(b) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of the Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of the Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of the Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Transfer Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

    (d)  NO FRACTIONAL SHARES.

        (i) No Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii) Each holder of shares of Company Common Stock issued and outstanding at the Effective Time who would otherwise be entitled to receive a fractional share of Parent Common Stock upon surrender of stock certificates for exchange pursuant to this Article II (after taking into account all shares of Company Common Stock then held by such holder) shall receive, in lieu thereof, cash in an amount equal to the value of such fractional shares, which shall be equal to the fraction of a share of Parent Common Stock that would otherwise be issued multiplied by the Share Value.

       (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, Parent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with the terms of
    Section 2.2(b).

    (e) NO LIABILITY. None of Parent, Sub, the Company or the Transfer Agent shall be liable to any holder of shares of the Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash otherwise deliverable or payable to any holder of shares of the Company Common Stock to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 2.3 DISSENTERS' RIGHTS. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's shares for their fair market value, as provided in Chapter 13 of the CGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such stockholder shall thereupon be entitled to be surrendered in exchange for shares of Parent Common Stock as provided by Sections 2.1 and 2.2 hereof.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the disclosure schedule (provided that an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections of this Section 3.1 specified for such item) delivered by the Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Sub as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a "material adverse effect" (as defined in Section 8.3) on the Company.

    (b) SUBSIDIARIES. The Company Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of incorporation or organization. All of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"). Except for the capital stock of its subsidiaries, and as disclosed in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

    (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 40,000,000 shares of the Company Common Stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share (the "COMPANY PREFERRED STOCK"). At the close of business on April 30, 1997, (i) 11,300,273 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding, (ii) 1,281,882 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 5.4), and (iii) an aggregate of 2,779,127 shares of the Company Common Stock were reserved for issuance under the Company's Stock Option/Purchase Plans (as defined in Section 5.4). Except as set forth above, at the close of business on April 30, 1997 and since April 30, 1997, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and since April 30, 1997 no shares of capital stock or other voting securities of the Company have been issued by the Company except upon exercise of Stock Options outstanding on April 30, 1997. There are no outstanding stock appreciation rights of the Company and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which the Company or any of its subsidiaries is required to file a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or which otherwise relate to the registration of any securities of the Company.

    (d) AUTHORITY; NONCONTRAVENTION.

        (i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, reorganization, moratorium or other such law. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to or, in the case of franchises or licenses, granted by, the Company or any of its subsidiaries or otherwise applicable to their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, have a material adverse effect on the Company.

        (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (A) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "SPECIFIED AGENCIES") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"),
    (B) the filing with the Securities and Exchange Commission (the "SEC") of
    (1) the Proxy Statement (as defined in Section 5.1) and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement and (C) the filing of the Merger Documents with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

       (iii) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of the CGCL with respect to the transactions contemplated hereby, and (C) resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders.

    (e) SEC DOCUMENTS; FINANCIAL STATEMENTS.

        (i) The Company has filed with the SEC all reports and forms and other documents required to be filed by it pursuant to relevant United States securities statutes, regulations, policies and rules (the "SEC DOCUMENTS"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. As of their respective dates, none of the SEC Documents, except as revised or superseded by a later filed SEC Document, without regard to any amendments or filings after the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, nothing has come to the attention of the Company since the date any SEC Document was filed that would have made, as of the filing date, any statement in any SEC Document untrue in a material respect, or that, if omitted to be stated as of the filing date, would have made the statements in such SEC Document, in light of the circumstances under which they were made, misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the omission of footnote information and normal year-end audit adjustments consisting of normal, recurring accruals that are not material).

        (ii) The books, records and accounts of the Company and its subsidiaries
    (A) have been maintained in accordance with good business practices on a basis consistent with prior years, (B) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its subsidiaries and (C) accurately and fairly reflect in all material respects the basis for the Company's financial statements. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (D) transactions are executed in accordance with management's general or specific authorization; and (E) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (2) to maintain accountability for assets.

       (iii) Except as set forth in the SEC Documents filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since April 30, 1996, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

    (f) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

    (g) NO DEFAULTS. Neither the Company nor any of its subsidiaries is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to or, in the case of franchises or licenses, granted by, the Company or any of its subsidiaries or otherwise applicable to their respective properties or assets or (iii) any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) and, with respect to statutes, laws, ordinances, rules or regulations, clause (iii), any such defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company.

    (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since April 30, 1996 the Company and its subsidiaries have conducted their businesses only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in the Company's business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise),
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any amendment of any material term of any outstanding security of the Company or any subsidiary, (v) any sale, encumbrance, assignment or transfer of any assets or properties, except in the ordinary of course of business and on terms consistent with past practices, (vi) any material acquisition of any corporation, partnership or other business organization or division or any acquisition, lease or other purchase of material assets, (vii) any incurrence, assumption or guarantee by the Company or any subsidiary of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices, or any change in the material terms of any such indebtedness or guarantee of the Company or any subsidiary (including indebtedness of a third party subject to any such guarantee), (viii) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Schedule 3.1(h) to Section 3.1(h) of the Company Disclosure Schedule), (ix) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, (x) any entry into, or renewal or modification of, by the Company or any of its subsidiaries of any employment, consulting, severance or termination agreement with any such officer or employee, (xi) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has or could have a material adverse effect or (xii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

    (i) LITIGATION. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no claim, suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company; nor is there any judgment, order, decree or injunction applicable to the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any such effect.

    (j) ABSENCE OF CHANGES IN BENEFIT PLANS.

        (i) Except as disclosed in the SEC Documents filed prior to the date of this Agreement or as required by applicable law, since April 30, 1996, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former officer or director of the Company or any of its subsidiaries. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since April 30, 1996, neither the Company nor any of its subsidiaries has taken any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer or for the benefit of employees generally.

        (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or any of its subsidiaries under any Company Benefit Arrangement or Company Benefit Plan (each as defined in Section 3.1(k)) or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Arrangement or Company Benefit Plan or otherwise or (C) result in the acceleration of the time of payment or vesting of any such benefits.

    (k) EMPLOYEE BENEFIT PLANS.

        (i) Definitions.

           (A) "BENEFIT ARRANGEMENT" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including without limitation employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

           (B) "COMPANY BENEFIT ARRANGEMENT" means any Benefit Arrangement sponsored or maintained by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has or may have any liability (whether actual or contingent), in each case with respect to any present or former directors, employees, or agents of the Company and its subsidiaries.

           (C) "COMPANY PLAN" means any Employee Benefit Plan for which the Company or any of its subsidiaries is the "plan sponsor" (as defined in
       Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is obligated to make payments, in each case with respect to any present or former employees of the Company or any of its subsidiaries
       .

           (D) "EMPLOYEE BENEFIT PLAN" has the meaning given in Section 3(3) of ERISA.

           (E) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

           (F) "ERISA AFFILIATE" means any person that, together with the Company, would be or was at any time treated as a single employer under
       Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company or any of its subsidiaries is or has been a general partner.

           (G) "MULTIEMPLOYER PLAN" means any Employee Benefit Plan described in
       Section 3(37) of ERISA.

           (H) "QUALIFIED PLAN" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

           (I) "WELFARE PLAN" means any Employee Benefit Plan described in
       Section 3(1) of ERISA.

        (ii) The Company Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Benefit Arrangements, and specifically identifies all Company Plans (if any) that are Qualified Plans.

        (iii) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements and except to the extent that failure of any representation or warranty in this Section 3.1(k) would not result in a liability to the Company in excess of $250,000:

           (A) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been made available to Parent: (1) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (2) the most recent Forms 5500 or 5500C/ R and any financial statements attached thereto and those for the prior three (3) years; (3) the last Internal Revenue Service ("IRS") determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company and its subsidiaries to obtain those letters; (4) the most recent summary plan description; (5) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (6) all reports submitted within the four (4) years preceding the date of this Agreement (and still in the possession of or available to the Company) by third-party administrators, actuaries, investment managers, consultants or other independent contractors; (7) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (8) the most recent employee manuals or handbooks containing personnel or employee relations policies;

           (B) the Mail Boxes Etc. Stock Purchase and Salaried Savings Plan and Trust (the "COMPANY 401(K) PLAN") is the only Qualified Plan. Neither the Company nor any of its subsidiaries has ever maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

           (C) neither the Company nor any of its subsidiaries has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

           (D) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

           (E) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or any of its subsidiaries, and no claims or lawsuits have been, to the knowledge of the Company, asserted, instituted or threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement; and the Company does not have knowledge of any fact that would reasonably be expected to form the basis for any such claim or lawsuit that, if successful, would reasonably be expected to result in liability of the Company or any of its subsidiaries. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

           (F) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

           (G) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company, any of its subsidiaries, or any of its or their officers, directors, or employees;

           (H) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

           (I) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (1) are not required by law to be made or taken until after the Effective Time and (2) are disclosed on the Company Disclosure Schedule;

           (J) payment has been made of all amounts that the Company and its subsidiaries are required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with generally accepted accounting principles as of April 30, 1996; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

           (K) neither the Company nor any of its subsidiaries has prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does the Company or any of its subsidiaries provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

           (L) no statement, either written or oral, has been made by the Company or any of its subsidiaries to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have a material adverse effect on the Company;

           (M) neither the Company nor any of its subsidiaries has any liability (whether actual or contingent) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

           (N) all group health plans of the Company and its affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company and its subsidiaries have provided to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein);

           (O) no employee or former employee of the Company or any of its subsidiaries or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (1) death or retirement benefits under a Qualified Plan or (2) continuation coverage mandated under Section 4980B of the Code or other applicable law.

    (l) TAXES.

        (i) Each of the Company and its subsidiaries has timely filed all Tax Returns due on or before the Effective Time, and all such Tax Returns are true, correct, and complete in all material respects.

        (ii) Each of the Company and its subsidiaries has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except for any portions of Taxes owed as would be immaterial in amount and significance.

        (iii) The amount of the Company's consolidated liability for unpaid Taxes as shown on the Company's balance sheet dated January 31, 1997 did not exceed the amount of the then current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's balance sheet as of such date included in the SEC Documents.

        (iv) The amount of the Company's consolidated liability for unpaid Taxes for all periods or portions thereof ending on or before the Effective Time as such liability may ultimately be determined does and will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Effective Time.

        (v) There are no ongoing examinations or claims against the Company or any of its subsidiaries for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

        (vi) The Company has a taxable year ended on April 30 in each year

        (vii) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed since its incorporation. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

        (viii) Each of the Company and its subsidiaries has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over (except for any amounts that are immaterial in amount and significance), and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

        (ix) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of each of the Company and its subsidiaries for the last fiscal year have been made available to Parent.

        (x) There are (and as of immediately following the Effective there will be) no Liens on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes.

        (xi) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its subsidiaries or otherwise have a material adverse effect on the Company.

        (xii) None of the assets of the Company and its subsidiaries are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

        (xiii) There are no contracts, agreements, plans or arrangements, including without limitation the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

        (xiv) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (xv) None of the Company or any of its subsidiaries is, or has been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and neither the Company nor any of its subsidiaries has assumed the tax liability of any other person under contract.

        (xvi) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (xvii) The Company's tax basis in its consolidated assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records, except for any variations that are immaterial in amount and significance.

        (xviii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (xix) The Company does not have a net recognized built-in gain within the meaning of Section 1374 of the Code.

For purposes of this Agreement, (A) the term "TAX" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and (B) the term "TAX RETURN" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

    (m) COMPLIANCE WITH APPLICABLE LAWS. The Company and its subsidiaries have conducted their businesses in accordance with all applicable federal, state, local and foreign laws, regulations and rules, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the Company.

    (n) ENVIRONMENTAL MATTERS.

        (i) No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "HAZARDOUS MATERIAL"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its subsidiaries has at any time owned, operated, occupied or leased. The Company Disclosure Schedule identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on real property owned or leased by the Company and its subsidiaries.

        (ii) Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, the "COMPANY HAZARDOUS MATERIALS ACTIVITIES") in violation of any formal rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Company Hazardous Material Activity, except to the extent such Hazardous Materials Activities do not, individually or in the aggregate, have a material adverse effect on the Company.

       (iii) Each of the Company and its subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company Hazardous Material Activities of the Company and its subsidiaries as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company and each of its subsidiaries (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation or decree or judgment issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. The Company Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Company and its subsidiaries.

        (iv) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. To the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events, or incidents that are reasonably expected to involve the Company or any of its subsidiaries (or any person or entity whose liability the Company or any of its subsidiaries has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company or any of its subsidiaries (or any person or entity whose liability the Company or any of its subsidiaries has retained or assumed, either by contract or operation of law) any environmental liability including without limitation common law tort liability, except for actions, activities, circumstances, conditions or incidents which, individually or in the aggregate, would not have a material adverse effect on the Company.

    (o) INTELLECTUAL PROPERTY.

        (i) The Company and its subsidiaries own or possess adequate and enforceable licenses or other rights to use (including foreign rights), all copyrights, patents, trade names, trade secrets, registered and unregistered trademarks, trade dress franchises, domain names and similar rights now used or employed in the business of the Company and its subsidiaries (the "INTELLECTUAL PROPERTY") and such rights will not cease to be valid rights of the Company and its subsidiaries by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        (ii) The Company has delivered to Parent a list of all of the Intellectual Property of the Company and its subsidiaries. The Company Disclosure Schedule also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country; (ii) for each trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered; and (iii) for each copyright, the number and date of filing for each country in which a copyright has been filed. The Company Disclosure Schedule includes all unregistered and common law rights to Intellectual Property that are material to the Company. The Intellectual Property listed in the Company Disclosure Schedule is all such property used by the Company or any of its subsidiaries in connection with their businesses. True, correct and complete copies of all patents (including all pending applications) owned, controlled, created or used by or on behalf of the Company and its subsidiaries have been provided to Parent. All pending patent applications have been duly filed.

       (iii) Neither the Company nor any of its subsidiaries has any obligation to compensate any person for the use of any Intellectual Property, and neither the Company nor any of its subsidiaries has granted to any person any license, option or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not, other than licenses to the Company of franchisees or licenses in the ordinary course of business.

        (iv) Neither the Company nor any of its subsidiaries has received any notice of invalidity or infringement of any rights of others with respect to the Intellectual Property. No person has notified the Company or any of its subsidiaries that it is claiming any ownership of or right to use such Intellectual Property. No person, to the best knowledge of the Company, is infringing upon any such Intellectual Property in any way, except where such use would not have a material adverse effect on the Company. The use of the Intellectual Property by the Company and its subsidiaries does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Intellectual Property, and no action has been instituted against or notices received by the Company or any subsidiary that are presently outstanding alleging that the use of the Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property.

    (p) FINANCIAL ADVISORS. No financial advisor, investment banker, broker or other person, other than ABN AMRO Chicago Corporation, the fees and expenses of which will be paid by the Company, is entitled to any financial advisor's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true, correct and complete copy of the Company's definitive engagement letter with ABN AMRO Chicago Corporation is included in the Company Disclosure Schedule.

    (q) ACCOUNTING MATTERS. Neither the Company nor any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

    (r) VOTING REQUIREMENTS. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

    (s) DISCLOSURE. No representation or warranty made by the Company in this Agreement or in the Company Disclosure Schedule, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as the case may be) to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

    (t) FAIRNESS AND POOLING OPINIONS. The Company's Board of Directors has received written opinions (a) from ABN AMRO Chicago Corporation that the Exchange Ratio is fair to the Company from a financial point of view (the "COMPANY FAIRNESS OPINION") and (b) from Ernst & Young LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC, the Company is a poolable entity and the Merger should be treated as a "pooling of interests" for accounting purposes (the "COMPANY POOLING OPINION").

    (u) RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of any existing business by the Company or any of its subsidiaries or that would be applicable to any parent or affiliate of the Company or its subsidiaries.

    (v) FRANCHISING MATTERS.

        (i) DISCLOSURE DOCUMENTS. The Company's past and present franchise disclosure documents and/ or franchise offering circulars (collectively "FOCs") for any area franchises, individual franchises, any other type of franchise the Company offers, and/or, if applicable, any licenses: (A) materially comply with all applicable Federal Trade Commission ("FTC") franchise disclosure regulations, any other applicable foreign or federal laws and regulations, state franchise and business opportunity sales laws and regulations, and local laws and regulations; (B) include and accurately state all material information (including but not limited to the discussion of litigation matters) set forth in them; (C) do not omit any required material information; (D) accurately state the Company's position that it does not provide to prospective area or individual franchisees "earnings claims" information (as that term is defined in the FTC's franchise disclosure regulations and the North American Securities Administrators Association's current Uniform Franchise Offering Circular Guidelines); (E) have been timely revised to reflect any material changes or developments in the Company's franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable foreign, federal, state, and/or local law; and (F) include all material documents (including but not limited to audited financial statements for the Company) required by any applicable foreign, federal, state, and/or local law to be provided to prospective area franchisees, individual franchisees and/or, if applicable, any licensees.

        (ii) FRANCHISE AND LICENSE AGREEMENTS. The Company's past and present agreements with its area franchisees, individual franchisees, and licenses:
    (A) materially comply with applicable foreign, federal, state, and/or local laws and regulations; (B) do not include provisions that would prevent or otherwise impair the Company's ability to undergo a change in ownership or control or require the

    Company to notify any area franchisees, individual franchisees, and/or licensees of such a change in ownership or control; (C) do not obligate the Company to buy back or otherwise acquire the stock, assets, or contractual rights of area franchisees, individual franchisees, and/or licensees; (D) do not impose on the Company an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the area franchisees, individual franchisees, and/or licensees;
    (E) impose on area franchisees, individual franchisees, and licensees an obligation to comply with all applicable federal, state, and local laws and regulations; and (F) impose on area franchisees, individual franchisees, and licensees an obligation to maintain commercially reasonable insurance that names the Company as an additional insured, requires the insurer to notify the Company before it terminates any such insurance policy for nonpayment, and permits the Company to make such payments to maintain such insurance coverage on behalf of any non-paying area franchisee, individual franchisee, or licensee.

        (iii) REGISTRATION AND DISCLOSURE COMPLIANCE. All of the area franchises, individual franchises, and licenses of the Company have been sold in material compliance with applicable foreign, federal, state, and/or local franchise disclosure and registration requirements. As a result,

           (A) each prospective area franchisee, individual franchisee, and, if applicable, licensee was provided with any required FOC at the earlier of
       (1) the first personal face-to-face meeting between the Company and the then prospect for the purposes of discussing the acquisition of an area franchise, individual franchise, or, if applicable, license, (2) at least ten business days before the execution of any agreement with the Company or the payment of any funds to the Company by the prospective area franchisee, individual franchisee, or, if applicable, licensee, or (3) within any other minimum time period imposed by law;

           (B) at least five business days before execution of any agreements with the Company, each prospective area franchisee, individual franchisee, and, if applicable, licensee was provided with a completed execution copy of the Company's area franchise agreement, individual franchise agreement, or, if applicable, license agreement, respectively, together with any related documents (E.G., spousal consent form, phone transfer agreement, software license, security agreement, equipment lease, national account agreement) with all pertinent specific information for such prospective area franchisee, individual franchisee, or, if applicable, licensee set forth in those agreements and documents;

           (C) each FOC provided to a prospective area franchisee, individual franchisee, or, if applicable, licensee complied in all material respects at the time of the delivery of such FOC with applicable foreign, federal, state, and/or local laws regarding such franchise offering circulars;

           (D) each of the Company's required FOCs were either properly registered with appropriate franchise regulatory authorities, covered by a proper notice filing with appropriate franchise regulatory authorities, or qualified for an exemption from such registration or notice filing requirements;

           (E) each of the Company's offerings were, where applicable, either properly registered with appropriate business opportunity sales authorities or qualified for an exemption from such registration requirements;

           (F) the Company obtained signed acknowledgments of receipt for the delivery of each FOC to prospective area franchisees, individual franchisees, and, if applicable, licensees;

           (G) to the extent that the Company may have experienced lapses in one or more jurisdictions for its registrations for area franchise offerings, individual franchise offerings, and/or, if applicable, license offerings, the Company did not offer or sell during the period of any such lapses any such area franchises, individual franchises, or, if applicable, licenses for franchises (1) in those jurisdictions, (2) to be operated outside those jurisdictions by residents of those jurisdictions, or (3) the sale of which might otherwise have triggered the application of the franchise registration laws of those jurisdictions during the periods of any such lapse;

           (H) to the extent required by foreign, federal, state, and/or local law, the Company has complied with all applicable franchise advertising filing requirements;

           (I) to the best of its knowledge, the Company is not aware of any instances in which any of its employees, sales agents, or sales brokers for area franchises, individual franchises, or, if applicable, licenses provided information to prospective area franchisees, individual franchisees, or, if applicable, individual licensees, that materially differed from the information contained in the FOCs provided to such prospects (including but not limited to "earnings claim" information);

           (J) where required, the Company properly filed with appropriate franchise regulatory authorities amendments to its FOCs to reflect any material changes or developments in the Company's franchise system, agreements, operations, financial condition, litigation or other matters requiring disclosure;

           (K) where required, the Company complied with foreign, federal, state, and/or local laws (including in particular those of California and North Dakota) requiring registration, disclosure, and/or other compliance activities associated with any "material modifications" made to the Company's then current area franchises, individual franchises, or, if applicable, licenses; and

           (L) the Company properly and timely converted the format of its FOCs from the prior format prescribed by the Uniform Franchise Offering Circular guidelines to the so-called "plain English" guidelines currently in effect for FOCs prepared in accordance with Uniform Franchise Offering Circular guidelines.

        (iv) FRANCHISE AND RELATED LITIGATION. The Company's April 1997 FOCs for its universal area franchise agreement and universal individual franchise agreement set forth accurate summary information about

           (A) any governmental regulatory, criminal, and/or material civil actions pending against the Company alleging a violation of a foreign and/or United States franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company's business which are significant in the context of the number of the Company's franchisees and the size, nature or financial condition of the franchise system or its business operations;

           (B) any convictions of a felony, nolo contendre pleas to a felony charge, and adverse final judgments in a civil action in foreign countries and/or the United States since April 1987 as well as all material actions since April 1987 involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations; and

           (C) all currently effective injunctive or restrictive orders or decrees relating to the franchise area under a foreign, federal, state, or local franchise, securities, antitrust, trade regulation, or trade practices law resulting from a concluded or pending action or proceeding brought by a public agency.

In addition, the Company has not received notice of any threatened administrative, criminal and/or material civil action against it and/or any persons disclosed in Item II of the Company's April 1997 FOCs for its Universal Area Franchise Agreement and Universal Individual Franchise Agreement where such threatened administrative, criminal and/or material civil action alleges a violation of a foreign and/or United States franchise, antitrust law, or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company's business which are significant in the context of the number of the Company's franchisees and the size, nature, or financial condition of the franchise system or its business operations.

        (v) FRANCHISEE RELATIONS AND OPERATIONS. All expenditures from the National Media Fund, which is administered by the Advertising Advisory Council (comprised of ten elected domestic franchisee or area franchisee representatives and a representative of the Company), are approved by that Council and all expenditures from the National Media Fund are authorized verbally and in writing by such Council. The Company is not aware of any material allegations that any of the expenditures from the National Media Fund have been unauthorized by the Advertising Advisory Council, paid to the Company for anything other than expressly permitted by the contractual provisions associated with the National Media Fund, or was otherwise improper. In the Company's communications with its area franchisees, individual franchisees, licensees, and representative groups of those area franchisees, individual franchisees, and/or licensees, the Company is not aware of any material misstatements regarding its operations, franchise system, agreements, financial condition, litigation matters, or plans that could be used as a basis for a successful fraud, misrepresentation, or franchise law violation claim against the Company. The Company has taken and continues to take commercially reasonable efforts to protect the confidentiality of its current Operations Manual.

        (vi) FRANCHISE TERMINATIONS. The Company's termination of or effort to terminate or refusal to renew any area franchisee, individual franchisee, or, if applicable, licensee, has complied with applicable federal, state, and/or local franchise termination laws and regulations including, in particular, but not limited to, having provided any such area franchisee, individual franchisee, or, if applicable, licensee involved in such a nonrenewal or termination any statutorily required notice and opportunity to cure. The Company has complied with all other applicable foreign, federal, state, and/ or local laws and/or regulations relating to ongoing franchise relationships, the termination of such relationships, and/or the non-renewal of such relationships.

    (w) CONTRACTS.

        (i) The Company Disclosure Schedule lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment to which the Company or its Subsidiaries is a party or may be bound ("CONTRACT") (A) which involves payments by or to the Company or its Subsidiaries of more than $200,000 per annum, excluding those Contracts that (x) involve payments by franchisees or licensees to the Company, or (y) are between the Company (on its own behalf or on behalf of its franchisees) and vendors entered into in the ordinary course of business, provided, however, that this exclusion shall not apply to any Contract governing material outside vendor relationships entered into after April 30, 1996 and not previously filed as an exhibit to the SEC Documents; (B) material amendments to any compensation agreement or arrangement (including severance agreement or arrangement) with any officer, director or 5% stockholder or any former officer or director, if such amendment has not previously been filed with the Company's SEC Documents; (C) material amendments to franchise agreements, master agreements, area agreements or franchise offering circulars; (D) international franchise agreements; (E) which is an arrangement limiting or restraining the Company or any subsidiary or any successor thereto from engaging or competing in any manner or in any business; (F) under which the Company or any subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person; or (G) which is a material arrangement not made in the ordinary course of business.

        (ii) There have been filed as exhibits to, or incorporated by reference in, the Form 10-K of the Company for the year ended April 30, 1996 all Contracts which, as of the date hereof, are material as described in Item 601(b)(10) of Regulation S-K.

        (iii) All Contracts are valid and binding and in full force and effect on the date of this Agreement except to the extent they have previously expired in accordance with their terms. None of the Company, the subsidiaries nor, to the Company's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, could reasonably be expected to have a material adverse effect on the Company. True and complete copies of all Contracts listed on the Company Disclosure Schedule or listed in the Form 10-K of the Company for the year ended April 30, 1996, together with all amendments thereto, have been delivered to Parent.

    SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth on the disclosure schedule (provided that an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections of this
Section 3.2 specified for such item) delivered by Parent to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent represents and warrants to the Company as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent.

    (b) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, and 500,000 shares of preferred stock, $.001 par value per share ("PARENT PREFERRED STOCK"). No shares of Parent Preferred Stock are outstanding on the date of this Agreement. At the close of business on April 26, 1997, (i) 69,652,669 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 7,588,774 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock granted to employees of or consultants to Parent or its subsidiaries or affiliates under the terms of Parent's 1994 Amended and Restated Long-Term Incentive Compensation Plan (the "PARENT STOCK OPTION PLAN"), (iv) 9,896,181 shares of Parent Common Stock were reserved for issuance upon exercise of Parent's outstanding convertible subordinated notes, as described in Parent SEC Documents (as defined below), (v) 500,000 shares of Parent Common Stock were reserved or available for issuance under the terms of the Parent's Employee Stock Purchase Plan, as described in the Parent SEC Documents, (vi) 750,000 shares of Parent Common Stock were reserved or available for issuance under the terms of the Parent's 1996 Non-Employee Directors' Stock Plan, as described in the Parent SEC Documents, and (vii) the number of shares of Parent Common Stock available for issuance upon exercise of options issued under the terms of the Parent Stock Option Plan automatically increases to 20% of the total number of issued and outstanding shares of Parent Common Stock, as described in the Parent SEC Documents. Except as set forth above, at the close of business on April 26, 1997, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding, and since April 26, 1997 until the date hereof no shares of capital stock or other voting securities have been issued by Parent except (y) upon the exercise of options or other rights outstanding at April 26, 1997 under the plans listed in the third sentence of this subsection (b), and (z) the issuance of not more than 56,769 shares of Parent Common Stock in connection with acquisitions. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Convertible Subordinated Notes due 2001 and the Convertible Subordinated Notes due 2003 as described in the Parent SEC Documents, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, except for options and other equity compensation granted by Parent with respect to no more than 4,000,000 shares of Parent Common Stock since April 26, 1997. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, no par value per share, of which 100 shares have been validly issued, all of which are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

    (c) AUTHORITY; NONCONTRAVENTION.

        (i) Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy, reorganization, moratorium, or other law. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles incorporation or bylaws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, injunction, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults that would not, individually or in the aggregate, have a material adverse effect on Parent.

        (ii) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (A) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (1) the Form S-4 and
    (2) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Merger Documents with the California Secretary of State and appropriate documents with the relevant authorities of other states, as required under applicable law, and
    (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (1) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or as otherwise required under applicable foreign law or (2) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. Parent has filed with the SEC all required reports and forms and other documents required to be filed by it pursuant to relevant United States securities statutes, regulations, policies and rules (the "PARENT SEC DOCUMENTS"), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. As of their respective dates, none of the Parent SEC Documents, except as revised or superseded by a later filed Parent SEC Document, without regard to any amendments or filings after the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, nothing has come to the attention of Parent since the date any Parent SEC Document was filed that would have made, as of the filing date, any statement in any Parent SEC Document untrue in a material respect, or that, if omitted to be stated as of the filing date, would have made the statements in such Parent SEC Document, in light of the circumstances under which they were made, misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the omission of footnote information and normal year-end adjustments).

    (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's Stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

    (f) FINANCIAL ADVISORS. No financial advisor, investment banker, broker or other person is entitled to any financial advisor's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    (g) ACCOUNTING MATTERS. Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

    (h) POOLING OPINION. Parent's Board of Directors has received a written opinion from Price Waterhouse LLP that, in accordance with generally accepted accounting principles and applicable rules and regulations of the SEC, Parent is a poolable entity and the Merger should be treated as a "pooling of interests" for accounting purposes (the "PARENT POOLING OPINION").

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.1  CONDUCT OF BUSINESS.

    (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (1) as contemplated by this Agreement,
(2) as set forth in Section 4.1(a) of the Company Disclosure Schedule, or (3) with the prior written consent of Parent, the Company shall not, and shall not permit any of its subsidiaries to:

        (i) (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) other than the issuance of the Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(a) of the Company Disclosure Schedule, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock (including, without limitation, pursuant to the Company's Employee Stock Bonus Plan), any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (B) amend or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement);

       (iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except as may be necessary in connection with a change in the number of directors on the Company's Board of Directors;

        (iv) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except in the ordinary course of business consistent with past practice;

        (v) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof or acquire, lease or otherwise purchase assets other than in the ordinary course of business, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

        (vi) (A) increase the rate or terms of compensation payable or to become payable generally to any of the Company's or any of its subsidiaries' directors, executive officers, or employees other than usual and customary salary increases to employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the Company SEC Documents filed prior to the date of this Agreement; (C) except as set forth in Section 4.1(a)(v) of the Company Disclosure Schedule, commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement or (D) increase the rate of compensation under or otherwise change the terms of any existing employment agreement; provided, HOWEVER, that nothing in this clause (D) shall preclude payments under the terms of the existing incentive compensation plans of the Company in accordance with past practice or under the terms of any employment agreements in existence as of the date hereof;

       (vii) change its fiscal year;

      (viii) waive any material right or claim of the Company or settle any litigation or material dispute;

        (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person except in the ordinary course of business;

        (x) amend any form of franchise agreement (including master and area agreements) or other Contract in a material respect or amend any individual franchise agreement other than in the ordinary course of business or in a manner that would conflict with the provisions of this Agreement or create any liability as a result of the consummation of the transactions contemplated by this Agreement; or

        (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

    (b) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respect subsidiaries to, take any action that would result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

    SECTION 4.2 NO INCONSISTENT ACTIVITIES. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of advice received from the Company's financial advisors, the Company agrees that it shall (a) terminate any existing discussions and/or negotiations with other parties concerning the potential acquisition of the Company or any other transaction that would be inconsistent with the transactions contemplated hereby, and (b) not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that the foregoing clauses (a) and (b) shall not prohibit the Company's Board of Directors from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (i) the Company's Board of Directors determines in good faith, after considering applicable law and receiving the written advice of outside counsel, that such action is required by its fiduciary duties to the Company's Stockholders under applicable law, (ii) the Company's Board of Directors determines in good faith, after receiving the written advice of its financial advisors, that such unsolicited proposal is financially superior to the transaction contemplated hereby and the party making the proposal has demonstrated that the funds necessary for its proposal are reasonably likely to be available (a "SUPERIOR PROPOSAL"), and
(iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and receives from such person or entity an executed confidentiality agreement in reasonably customary form. The Company shall notify Parent orally and in writing of any inquiries, offers or proposals with respect to a Takeover Proposal (including without limitation the terms and conditions of any such proposal, the identity of the person making it and all other information reasonably requested by Parent), within 24 hours of the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal and answer Parent's questions with respect thereto, and shall give Parent five business days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any written proposal for a merger, consolidation, purchase of assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries shall, directly or indirectly, release any third party from any confidentiality agreement. Nothing contained herein shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position as contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.1 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS' MEETING.

    (a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held to obtain the Company Stockholder Approval (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "FORM S-4") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Proxy Statement. The Company authorizes Parent to utilize in the Form S-4 and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Parent in connection with, or contained in, the Proxy Statement. Parent promptly will advise the Company when the Form S-4 has become effective and of any supplements or amendments thereto, and the Company shall not distribute any written material that would constitute, as advised by counsel to the Company, a "prospectus" relating to the Merger or the Parent Common Stock within the meaning of the Securities Act or any applicable state securities law without the prior written consent of Parent. As promptly as practicable after the Form S-4 shall have become effective, the Company and Parent shall mail the Proxy Statement to the Company's stockholders.

    (b) Parent agrees promptly to advise the Company if at any time prior to the meeting of stockholders of the Company to approve the Merger any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

    (c) The Company agrees promptly to advise Parent if at any time prior to the meeting of its stockholders any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to stockholders of the Company.

    (d) As soon as reasonably practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") for the purpose of obtaining the Company Stockholder Approval. The Company shall use its best efforts to solicit from its stockholders proxies, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law or otherwise to obtain the Company Stockholder Approval and through its Board of Directors shall (subject to their fiduciary duties) recommend to its stockholders the giving of the Company Stockholder Approval.

    SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except to the extent otherwise required by law, each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated February 28, 1997, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT").

    SECTION 5.3  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

    (b) the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 5.4  STOCK OPTION PLANS.

    (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option/Purchase Plans (as defined below)) shall adopt such resolutions or take such other actions as are required, if any, to adjust the terms of all outstanding stock options to purchase shares of the Company Common Stock ("STOCK OPTIONS") heretofore granted under any stock option, stock purchase, restricted stock unit or stock appreciation rights plan, program or arrangement of the Company, including, without limitation, the Restated 1985 Stock Option Plan, the Santa Fe 1995 Employee Stock Option Plan, and the Santa Fe 1995 Stock Option

Plan for Non-Employee Directors (collectively, the "STOCK OPTION/PURCHASE PLANS") as is necessary to provide that each Stock Option outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be immediately converted as of the Effective Time into the right to purchase from Parent the Option Conversion Number (as defined below) of shares of Parent Common Stock (each, an "ADJUSTED OPTION"). Each Adjusted Option will have substantially the same terms as the Stock Option to which it is related, including the same vesting schedule (other than to the extent accelerated pursuant to the terms of such Stock Option, Stock Option/Purchase Plans or in accordance with the present terms of any employment agreements existing on the date hereof, which Stock Option shall remain exercisable following the Effective Time in accordance with the provisions of the Stock Option Plan under which granted), except for its exercise price and the number and kind of shares subject thereto. The exercise price of any Adjusted Option (the "ADJUSTED EXERCISE PRICE") shall be an amount equal to the exercise price of the Stock Option related to such Adjusted Option as of the date of this Agreement divided by the Exchange Ratio. The "OPTION CONVERSION NUMBER" for any Adjusted Option shall be equal to the number of shares purchasable pursuant to the Stock Option related to such Adjusted Option as of the date of this Agreement multiplied by the Exchange Ratio. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the exercise of any Adjusted Option, and no fractional share interest will entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of any Adjusted Option who exercises such Adjusted Option in accordance with its terms and this Agreement who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Adjusted Options delivered by such holder on the date such Adjusted Options are exercised) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the Nasdaq National Market System (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the trading date immediately preceding the date such Adjusted Options are exercised.

    (b) Parent agrees to take such actions as are necessary for the conversion of such Stock Options of the Company pursuant to Section 5.4(a) into Adjusted Options, including the reservation, issuance and listing of Parent Common Stock.

    (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Stock Option Plan.

    SECTION 5.5 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable by Parent or the Company in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. All of such taxes and expenses shall be borne by Parent.

    SECTION 5.6  INDEMNIFICATION, EXCULPATION AND INSURANCE.

    (a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent hereby unconditionally and irrevocably guarantees for the benefit of the Company's directors and officers the obligations of the Company and the Surviving Corporation under the foregoing indemnification arrangements, including any such existing indemnification agreements to which the Company is a party; provided, however, that in no event shall the amount of such guarantee exceed an amount permitted for such a guarantee under the terms of Parent's credit agreement.

    (b) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

    (c) Parent shall, to the fullest extent permitted by applicable law, indemnify and defend (and bear all costs and expenses, including without limitation reasonable attorneys' fees and costs, associated therewith) each officer and director of the Company serving as such immediately before the Effective Time for and against any and all claims, damages and losses relating to or arising out of (i) their performance of their respective Company duties prior to the Effective Time, or (ii) the consummation of any of the transactions contemplated in this Agreement Parent shall cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided, however, that the aggregate cost of such insurance over such four-year period shall not exceed the product of four multiplied by the premium cost for such policy during the year ended April 30, 1997.

    SECTION 5.7 FEES AND EXPENSES. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement and Form S-4, will be shared equally by Parent and the Company.

    SECTION 5.8 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

    SECTION 5.9  AFFILIATES; ACCOUNTING AND TAX TREATMENT.

    (a) The Company shall (i) promptly deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (ii) at least 30 days prior to the Effective Time obtain (if not previously obtained) from each such affiliate a written agreement substantially in the form of Exhibit 5.9 hereto. The Company shall obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company after the Company's delivery of the letters referred to in clause (i) above and prior to the Effective Time.

    (b) Promptly after the date hereof, Parent shall provide the Company with information regarding Parent's compliance procedures for ensuring that those persons deemed to be affiliates of Parent under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment are required to abide by those restrictions on transactions involving their shares of Parent Common Stock (or securities convertible into, or exercisable for, shares of Parent Common Stock) that are necessary to preserve the Merger's qualification for pooling-of-interests accounting treatment. If the Company, after consultation with its outside legal and financial advisors reasonably concludes that supplemental assurances are necessary to permit the satisfaction of any of the other covenants or any of the conditions precedent set forth in the Agreement, then Parent shall cooperate with the Company to implement mutually acceptable supplemental arrangements, including without limitation, obtaining written affiliate agreements from Parent's affiliates substantially in the form of Exhibit 5.9 attached hereto.

    (c) Each party hereto shall use its best efforts to (i) cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of Section 368(a) of the Code, and (ii) obtain the opinions of counsel referred to in Section 6.3(c).

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVALS. The Company Stockholder Approval shall have been obtained.

    (b) NASDAQ LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and under the Stock Option Plans shall have been authorized for quotation on the Nasdaq National Market System, subject to official notice of issuance.

    (c) NO INJUNCTIONS OR RESTRAINTS. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. For the purposes of this Agreement, litigation shall be deemed to be "threatened" by the Federal Trade Commission or Department of Justice only if the Federal Trade Commission or the Department of Justice, as the case may be, shall have publicly announced or shall have advised Parent, Sub or the Company that it has authorized its staff to commence proceedings in federal court seeking injunctive relief against, or to commence administrative proceedings challenging, the transactions contemplated by this Agreement.

    (d) FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

    (e) HSR ACT. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

    (f) APPROVALS. Other than the filing of the Merger Documents in accordance with the CGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect, at or after the Effective Time, on the Company, the Surviving Corporation or Parent.

    (g) TAX OPINION. The Company shall have received the opinion of O'Melveny & Myers LLP, counsel to the Company, dated the date of the Proxy Statement, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of customary representation letters.

    SECTION 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company contained in this Agreement to the extent qualified as to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects (or in all material respects, as the case may be) as of such date. Parent shall have received a certificate of the President or any Vice President of the Company and the Chief Financial Officer of the Company to such effect.

    (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the President or any Vice President of the Company and the Chief Financial Officer of the Company to such effect.

    (c) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, franchise agreements, notes, mortgages, indentures, leases, or other agreements or instruments to which it or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals would not, individually and in the aggregate, have a material adverse effect on the Surviving Corporation or Parent after the Effective Time.

    (d) POOLING OPINIONS. The Parent Pooling Opinion shall have been confirmed by Price Waterhouse LLP in writing to Parent's Board of Directors on the Effective Time. The Company Pooling Opinion shall have been confirmed by Ernst & Young LLP in writing to the Company's Board of Directors on the Effective Time. In addition, no event shall have occurred which would establish with reasonable certainty that the Merger would not be treated as a "pooling of interests" for accounting purposes.

    (e) AFFILIATE AGREEMENTS. Parent shall have received from each person who may be deemed to be an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.9 hereto.

    (f) DISSENTING STOCKHOLDERS. The shares of Company Common Stock voted against the Merger shall not exceed 5% of the total number of issued and outstanding shares of Company Common Stock entitled to vote thereon.

    (g) OPINION OF THE COMPANY COUNSEL. Parent shall have received the opinions of O'Melveny & Myers LLP, counsel to the Company, and the Company's General Counsel, in form and substance reasonably satisfactory to Parent, covering the matters set forth in Exhibit 6.2 attached hereto.

    (h) NO MATERIAL ADVERSE CHANGE. From and including the date hereof, there shall not have occurred any material adverse change with respect to the Company.

    SECTION 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent contained in this Agreement to the extent qualified as to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects (or in all material respects, as the case may be) as of such date. The Company shall have received a certificate of the President or any Vice President of Parent and the Chief Financial Officer of Parent to such effect.

    (b) AGREEMENTS AND COVENANTS. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the President or any Vice President of the Company and the Chief Financial Officer of the Company to such effect.

    (c) FAIRNESS OPINION. The Company Fairness Opinion shall have been confirmed by ABN AMRO Chicago Corporation in writing to the Company's Board of Directors as of the date the Proxy Statement was first mailed to the Company's stockholders and shall not have subsequently been withdrawn.

    (d) OPINION OF PARENT COUNSEL. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to Parent, in form and substance reasonably satisfactory to the Company, covering the matters set forth in
Exhibit 6.3 attached hereto.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or of Parent:

    (a) by mutual written consent of Parent and the Company;

    (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 31, 1997; provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b);

    (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 31, 1997; provided that, in any case a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(c);

    (d) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, injunction or ruling or other action shall have become final and nonappealable;

    (e) by either Parent or the Company, if the Merger shall not have occurred by October 31, 1997, unless the failure to consummate the Merger is the result of a breach of a covenant set forth in this Agreement or a willful and material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

    (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder), if the approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof;

    (g) by the Company, prior to the approval of the Merger by its stockholders, upon five business days' prior notice to Parent, if, as a result of a Superior Proposal by a party other than Parent or any of its affiliates, the Company's Board of Directors determines in good faith that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that (i) the Company's Board of Directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all concessions which may be offered by Parent pursuant to clause (ii) below, after receiving the written advice of outside counsel, that such action is required by its fiduciary duties to the Company's Stockholders under applicable law and (ii) prior to any such termination and prior to accepting, or entering into any agreement regarding, the Superior Proposal the Company shall provide Parent (for at least the five business days following the receipt of the notice) an opportunity to amend this Agreement to provide for terms substantially similar to those included in the Superior Proposal, and in addition the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby. In the event that Parent, in its sole discretion, determines to amend this Agreement as provided above, then the Company shall enter into such amendment and shall not enter into any agreement regarding the specific Superior Proposal under consideration;

    (h) by Parent, if the Board of Directors of the Company (or any committee thereof) (i) withdraws or modifies adversely its approval and recommendation of the Merger or this Agreement, (ii) within ten days after Parent's request, shall fail to reaffirm such approval or recommendation, (iii) shall approve or recommend any Takeover Proposal, other than with Parent or an affiliate thereof, or a Tender Offer or Exchange Offer for 15% or more is commenced and the Company's Board of Directors fails to recommend against acceptance of such Tender Offer or Exchange Offer, (iv) shall resolve to take any of the actions specified in this Section 7.1(h); or (v) fails to call and hold the Company Stockholder's Meeting within forty (40) days after the SEC declares the Form S-4 effective; provided, however, that the disclosure by the Company of only the existence and terms of a Takeover Proposal, which disclosure includes a reaffirmation of the approval and recommendation of the Company's Board of Directors with respect to the Merger and this Agreement as described in Section 3.1(d)(iii) hereof, shall not constitute a withdrawal or adverse modification within the meaning of clause (i) of this subsection (h); or

    (i) by the Company, if the Share Value would be less than $23.00 per share unless Parent, within three days after receipt of written notice by the Company of its intention to so terminate, shall have elected to adjust the Exchange Ratio pursuant to the fourth sentence of Section 2.1(c) hereof.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in Section 3.1(p), Section 5.7 and
Section 7.5, which Sections shall survive termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders as required by law. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

    SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 7.5 TERMINATION FEE. (a) In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(g), Parent terminates this Agreement pursuant to Section 7.1(h) or Parent terminates this Agreement as a result of the Company's material breach of Section 4.2, or (ii) Parent or the Company terminates this Agreement pursuant to Section 7.1(e) and within six months after such termination the Company shall have entered into a definitive agreement with any person (other than Parent or any of its affiliates) regarding a Takeover Proposal, or (iii) Company Stockholder Approval is not received and at the time of such termination or prior to the Company Stockholders' Meeting there shall have been a Takeover Proposal (whether or not such Takeover Proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting), and the Company shall have entered into a definitive agreement with any person (other than Parent or any of its affiliates) with any person within one year of termination then the Company shall pay to Parent (by wire transfer of immediately available funds, and as a condition to termination in the case of a termination pursuant to Section 7.1(g)) a cash termination fee in an aggregate amount equal to (A) 3% of the product of the number of outstanding shares of Company Common Stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock had been so converted, exercised or exchanged) on the date hereof, multiplied by $24.50, or,
(B) if greater and if the Company enters into a definitive agreement with respect to a Takeover Proposal within six months following termination of this Agreement under Section 7.1(e), Section 7.1(f), Section 7.1(g), or Section 7.1(h), then 3% of the product of the number of outstanding shares of Company Common Stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock had been so converted, exercised or exchanged) on the date such definitive agreement is executed, multiplied by the value per share of Company Common Stock of the consideration to be paid in such Takeover Proposal. If the Company is obligated to pay such termination fee pursuant to clause (i) of the preceding sentence, then the Company shall pay on account of such fee on the date of termination of this Agreement the fee calculated under clause (A) of the immediately preceding sentence, and, if the Company subsequently enters into a definitive agreement with respect to a Takeover Proposal within six months following termination of this Agreement, the Company shall immediately pay to Parent the amount, if any, by which the termination fee calculated under clause
(B) of the immediately preceding sentence exceeds the termination fee calculated under clause (A) of the immediately preceding sentence.

    (b) Upon the termination of this Agreement for one of the reasons set forth in Section 7.5(a), the Company shall pay to Parent (by wire transfer of immediately available funds), and as a condition to termination in the case of a termination pursuant to Section 7.1(g) hereof, a cash amount equal to 1% of the product of the number of outstanding shares of Company Common Stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock had been so converted, exercised or exchanged) on the date hereof multiplied by $24.50 at the time of termination, to cover Parent's and Sub's legal, accounting, printing, investment banking and other costs, expenses and fees incurred in connection with the transactions contemplated by this Agreement.

    (c) Upon the termination of this Agreement because Company Stockholder Approval is not received and at the time of such termination or prior to the Company Stockholders' Meeting there shall have been a Takeover Proposal, the Company shall pay to Parent (by wire transfer of immediately available funds) the amount set forth in Section 7.5(b) hereof, plus an amount equal to one-half of 1% of the product of the number of outstanding shares of Company Common Stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of Company Common Stock had been so converted, exercised or exchanged) on the date hereof multiplied by $24.50 at the time of termination. If the fee required to be paid by this subsection (c) has been paid and thereafter the Company is required to pay amounts under subsection (a) and (b) by reason of clause
(iii) of subsection (a), then the fee paid under this subsection (c) shall offset such amounts required to be paid by reason of such clause (iii) of subsection (a).

    (d) The Company agrees that the agreements contained in Section 7.5(a) and 7.5(b) are an integral part of the transactions contemplated by this Agreement. If the Company fails to promptly pay Parent any fee due under Section 7.5(a) or 7.5(b), the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bankers Trust Company from the date such fee was first due.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

    SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of transmission) or by overnight courier (with proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub or, after the Effective Time the Company, to


           U.S. Office Products Company
           1025 Thomas Jefferson Street, NW
           Washington, DC 20007
           Facsimile: (202) 339-6733
           Attention: Mark D. Director, Esquire


           with a required copy to:


           Morgan, Lewis & Bockius LLP
           1800 M Street, NW
           Washington, DC 20036
           Facsimile: (202) 467-7176
           Attention: Linda L. Griggs, Esq.


    (b) if, prior to the Effective Time, to the Company, to


           Mail Boxes Etc.
           6060 Cornerstone Court West
           San Diego, CA 92121
           Facsimile: (619) 625-3196
           Attention: Bruce M. Rosenberg, Esq.


           with a required copy to:


           O'Melveny & Myers LLP
           Suite 1700
           610 Newport Center Drive
           Newport Beach, CA 92660
           Facsimile: (714) 669-6994
           Attention: J. Jay Herron, Esq.

    SECTION 8.3  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

    (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company, the Surviving Corporation or Parent, a material adverse effect on the business, operations, financial condition or results of operations of such party and its subsidiaries taken as a whole;

    (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

    (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interest of which) is owned directly or indirectly by such first person.

    SECTION 8.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.4 and 5.6, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    SECTION 8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a federal or State court sitting in the State of California.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                               "PARENT"

                                                      U. S. OFFICE PRODUCTS COMPANY,
                                                      a Delaware corporation

By:        ----------------------------------------   By:        ----------------------------------------
           Mark D. Director                                      Jonathan J. Ledecky
           Executive Vice President and                          Chairman and Chief Executive Officer
           General Counsel

Attest:                                               "SUB"

                                                      SANTA FE ACQUISITION CORP.,
                                                      a California corporation

By:        ----------------------------------------   By:        ----------------------------------------
           Kathleen D. Delaney                                   Mark D. Director
           Assistant Secretary                                   President

Attest:                                               "COMPANY"

                                                      MAIL BOXES ETC.

By:        ----------------------------------------   By:        ----------------------------------------
           Name: ----------------------------------              Name: ----------------------------------
           Title:                                                Title:
           ------------------------------------                  ------------------------------------

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER



    THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of October 9, 1997, by and among U. S. OFFICE PRODUCTS COMPANY, a Delaware corporation ("PARENT"), SANTA FE ACQUISITION CORP., a California corporation and a direct, wholly-owned subsidiary of Parent ("SUB"), and MAIL BOXES ETC., a California corporation (the "COMPANY"). This Amendment amends the Agreement and Plan of Merger dated as of May 22, 1997 (the "Merger Agreement") among Parent, Sub and the Company. Terms used herein that are not defined shall have the meanings ascribed thereto in the Merger Agreement.



                                    RECITAL



    WHEREAS, on October 7, 1997 Parent announced a three-for-two stock split for shares of Parent Common Stock, with a record date of October 23, 1997 (the "SPLIT RECORD DATE") for the dividend effecting such stock split, which record date will be prior to the Closing Date; and



    WHEREAS, Parent, Sub and the Company have determined that it is in their respective best interests for the Merger Agreement to be amended in certain respects.



    NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:



    1. Section 2.1(c) of the Merger Agreement is amended in its entirety to read as follows:



        "(c) CONVERSION OF COMMON STOCK. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than shares to be cancelled in accordance with Section 2.1(b) or that are held by stockholders ("DISSENTING STOCKHOLDERS") duly exercising dissenters' rights pursuant to Chapter 13 of the CGCL and Section 2.3 hereof, shall be converted, subject to Section 2.2(d), into the right to receive one and one-half shares of Parent Common Stock (the "EXCHANGE RATIO"), subject to adjustment as provided for in this Section 2.1(c). The Exchange Ratio shall not be adjusted if the Share Value (as defined below) is equal to or greater than $15.33, but no greater than $19.33. If the Share Value is greater than $19.33, then the Exchange Ratio shall automatically be adjusted to equal 1.5 times the quotient of (i) $19.33 divided by (ii) the Share Value. If the Share Value is less than $15.33, then, if the Company has notified Parent of its election to terminate this Agreement pursuant to Section 7.1(i) hereof, Parent shall have the option in its sole and absolute discretion, but not the obligation, to adjust the Exchange Ratio to be equal to 1.5 times the quotient of (iii) $15.33, divided by (iv) the Share Value, and the Company shall be obligated to accept such adjustment. If the Share Value is less than $15.33, and if the Company does not elect to terminate this Agreement pursuant to Section 7.1(i), the Exchange Ratio shall be unchanged."



    2. The paragraph immediately following Section 2.1(c) of the Merger Agreement is amended in its entirety to read as follows:



    "For purposes hereof, the "SHARE VALUE" shall be an amount equal to the average closing price for the Parent Common Stock as reported on the Nasdaq National Market System for the twenty (20) consecutive trading days prior to the date two (2) business days prior to the Company Stockholders' Meeting (as defined in Section 5.1(d)), so long as the Closing Date occurs within five business days of the Company Stockholders' Meeting or, if the Closing Date is more than five business days after the Company Stockholders' Meeting, the Closing Date. Notwithstanding the foregoing, in the event any of such 20 consecutive trading days is before the first day on which Parent Common Stock trades ex-dividend (each a "PRE-SPLIT TRADING DAY"), for purposes of the calculation to be made pursuant to this paragraph the closing price for the Parent Common Stock for each Pre-Split Trading Day shall be multiplied by two-thirds."

    3. The following paragraph shall be added at the end of section 2.1 of the Merger Agreement:



        "If after October 7, 1997 and prior to the Effective Time Parent shall declare a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock (in addition to or in lieu of the stock split described herein), or any other distribution of securities to holders of Parent Common Stock with respect to their Parent Common Stock, or if Parent does not effect the stock split announced on October 7, 1997, then the number of shares of Parent Common Stock to be issued upon conversion of a share of Company Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted (pursuant to the appropriate adjustment of all relevant share amounts and all relevant dollar amounts) to reflect such stock split, dividend or other distribution of securities or to reflect the failure to effect the stock split announced on October 7, 1997, in each case to preserve the economic terms of the Merger."



    4. All references to "October 31, 1997" in Sections 7.1 (b), (c) and (e) of the Merger Agreement are amended to read "November 30, 1997."



    5. Section 7.1(i) of the Merger Agreement is amended in its entirety to read as follows:



        "(i) by the Company, if the Share Value would be less than $15.33 per share unless Parent, within three days after receipt of written notice by the Company of its intention to so terminate, may have elected to adjust the Exchange Ratio pursuant to the fourth sentence of Section 2.1(c) hereof."



    6. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.



    7. As amended hereby, the Merger Agreement is ratified and confirmed in all respects.



    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                               "PARENT"

Attest:                                        U. S. OFFICE PRODUCTS COMPANY,
                                               a Delaware corporation
By:                                            By:
   Mark D. Director                            Jonathan J. Ledecky
   Chief Administrative Officer and General    Chairman and Chief Executive Officer
   Counsel

                                               "SUB"

Attest:                                        SANTA FE ACQUISITION CORP.,
                                               a California corporation
By:                                            By:
   Kathleen M. Delaney                         Mark D. Director
   Assistant Secretary                         President

                                               "COMPANY"

Attest:                                        MAIL BOXES ETC.,
                                               a California corporation
By:                                            By:
   Bruce M. Rosenberg                          Anthony W. DeSio
   Vice President, General Counsel and         Chief Executive Officer
   Secretary

                                                                     APPENDIX II

May 22, 1997

Board of Directors
Mail Boxes Etc.
6060 Cornerstone Court West
San Diego, CA 92121-3795

Members of the Board:

We understand that Mail Boxes Etc. (the "Company"), U.S. Office Products Company (the "Acquiror") and Santa Fe Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated May 22, 1997 (the "Merger Agreement") pursuant to which Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each issue and outstanding share of common stock of the Company, no par value per share (the "Company Common Stock"), will be converted into the right to receive 1.0 (the "Exchange Ratio") share of common stock of the Acquiror, $0.001 par value per share (the "Acquiror Common Stock"), provided that (i) if the average closing price (as reported on the Nasdaq National Market) for the Acquiror Common Stock for the twenty (20) consecutive trading days prior to the date two (2) business days prior to the Company Stockholders' Meeting (as defined in the Merger Agreement) ("Share Value") is greater than $29.00, each outstanding share of Company Common Stock will be converted into the right to receive a fraction of a share of Acquiror Common Stock determined by dividing $29.00 by the Share Value, and (ii) if the Share Value is less than $23.00, the parties may mutually agree that the Exchange Ratio will remain 1.0, or the Exchange Ratio may be adjusted, if requested by the Company and agreed to by the Acquiror, so that each share of Company Common Stock will be converted into the right to receive that number of shares of Acquiror Common Stock determined by dividing $23.00 by the Share Value. In the absence of any such agreement contemplated by clause (ii) above, the Company shall have the right to terminate the Merger Agreement.

You have asked us whether, in our opinion, the Exchange Ratio to be received by the holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

In connection with this opinion, we have reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives of the Acquiror concerning the businesses, operations and prospects of the Company and the Acquiror. We examined certain publicly available business and financial information relating to the Company and the Acquiror as well as certain financial data and other data for the Company and certain financial information and other data related to the Acquiror which were provided to or otherwise discussed with us by the respective management of the Company and the Acquiror. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of Company Common Stock and Acquiror Common Stock: (ii) the respective companies' financial and other operating data; and (iii) the capitalization and financial condition of the Company and the Acquiror. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Acquiror. In connection with our engagement, we identified, approached and held discussions with certain third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Acquiror or any of their respective subsidiaries. With respect to the financial data of the Company, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement including among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion in the event that the Share Value is less than $23.00. We are also not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued to the Company stockholders pursuant to the Merger or the price at which the Acquiror Common Stock will trade subsequent to the Merger.

ABN AMRO Chicago Corporation ("AACC"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, AACC and its affiliates may actively trade securities of both the Company and Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement/ prospectus relating to the Merger. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

                                          Very truly yours,
                                          ABN AMRO CHICAGO CORPORATION

                                                                    APPENDIX III

                         CHAPTER 13. DISSENTERS' RIGHTS

Section 1300  Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
Section 1301  Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
Section 1302  Submission of share certificates for endorsement; uncertificated securities.
Section 1303  Payment of agreed price with interest; agreement fixing fair market value;
              filing; time of payment.
Section 1304  Action to determine whether shares are dissenting shares or fair market value;
              limitation; joinder; consolidation; determination of issues; appointment of appraisers.
Section 1305  Report of appraisers; confirmation; determination by court; judgment; payment;
              appeal; costs.
Section 1306  Prevention of immediate payment; status as creditors; interest.
Section 1307  Dividends on dissenting shares.
Section 1308  Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
Section 1309  Termination of dissenting share and shareholder status.
Section 1310  Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.
Section 1311  Exempt shares.
Section 1312  Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

                                CROSS REFERENCES

    Foreign corporations subject to this chapter, see Corporations Code Section 2115.

    Mergers into state depository corporation, inapplicability of this division, see Financial Code Section 4883. Sales of business units to state depository corporation, inapplicability of this chapter, see Financial Code Section 4853.

SECTION1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
  PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the

Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in *** subparagraph
(A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in * * * subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that *** subparagraph (A) rather than *** subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS. 1976, C 641, SECTION 21.3, EFF. JAN. 1, 1977; STATS.1982, C. 36, P.69, SECTION 3, EFF. FEB. 17, 1982;
STATS. 1990, C. 1018 (A.B. 2259), SECTION 2; STATS. 1993, C. 543 (A.B. 2063),
SECTION 13.).

                                CROSS REFERENCES

    Application of this chapter to transactions consummated after effective date of new law, see Corporations Code Section 2313. Foreign corporations subject to this chapter, see Corporations Code Section 2115.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (ADDED BY STATS. 1975, C. 682, SECTION7, EFF. JAN. 1, 1977. AMENDED BY STATS. 1976, C. 641, SECTION 21.6, EFF. JAN. 1, 1977; STATS. 1980, C. 501, P. 1052, SECTION 5;
STATS. 1980, C. 1155, P. 3831, SECTION 1.)

                                CROSS REFERENCES

    Savings association mergers, information furnished to stockholders, see Financial Code Section 5760.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1. 1977. AMENDED BY STATS. 1986, C. 766, SECTION 23.)

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS. 1980, C. 501, P. 1053, SECTION 6; STATS. 1986, C. 766, SECTION 24.)

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholders fail to agree upon the fair market value of the shares then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine the fair market value of the shares. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1, 1977).

                                CROSS REFERENCES

    Consolidation of actions, see Code of Civil Procedures Section 1048. Defendants, joinder, see Code of Civil Procedure SectionSection 379, 382. Designation of parties, see Code of Civil Procedure Section 308. Dissolution, determination of fair value of shares, see Corporations Code Section 2000. Form of civil action, see Code of Civil Procedure Section 307. Intervention, see Code of Civil Procedure SectionSection 387, 388. Limitation of six months, see Code of Civil Procedure Section 341. Plaintiffs, joinder, see Code of Civil Procedure SectionSection 378, 382. Trial of issues, see Code of Civil Procedure Section 591 et seq.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (c) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interests at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1. 1977. AMENDED BY STATS. 1976, C. 641, SECTION 22, EFF. JAN. 1, 1977; STATS. 1977, C. 235, P.
1068, SECTION 16; STATS. 1986, C. 766, SECTION 25).

                                CROSS REFERENCES

    Costs, generally, see Code of Civil Procedure Section 1021 et seq. Manner of giving and entering judgment, see Code of Civil Procedure Section 664 et seq. Relief granted to plaintiff, scope, see Code of Civil Procedure Section580.

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (ADDED BY STATS. 1975, C. 682,
SECTION 7, EFF. JAN 1. 1977).

                                CROSS REFERENCES

    Dividends and reacquisitions of shares, see Corporations Code Section500 et seq.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1. 1977).

                                CROSS REFERENCES

    Dividends, see Corporations Code Section 500 et seq.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1, 1977).

SECTION 1309. TERMINATION OF DISSENTING SHARES AND SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1, 1977).

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1, 1977).

                                CROSS REFERENCES

    Short-form mergers, see Corporations Code Section 1110.

SECTION 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect of such shares in the event of a reorganization or merger. (Added by Stats. 1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats. 1988, c. 919, Section 8.)

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (ADDED BY STATS. 1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS. 1976, C. 641, SECTION 22.5, EFF. JAN. 1, 1977; STATS. 1988, C. 919, SECTION 9).

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